Exhibit 99.1

AGREEMENT AND PLAN OF MERGER

by and among

ENTEGRIS, INC.,

ENTEGRIS ACQUISITION CO. LLC,

POCO GRAPHITE, INC.

and

POCO GRAPHITE HOLDINGS, LLC

dated as of

JULY 13, 2008

i

(continued)

(continued)

(continued)

(continued)

DISCLOSURE SCHEDULES

Company Disclosure Schedules

Schedule 4.3	Capitalization
Schedule 4.5	Compliance with Laws - Holdings
Schedule 4.7	Brokers, Finders and Advisory Fees
Schedule 5.1	Jurisdictions
Schedule 5.2	Equity Interests
Schedule 5.3	Third Party Consents
Schedule 5.4	Governmental Authorizations
Schedule 5.9	Accounts Receivable
Schedule 5.10	Company Material Contracts
Schedule 5.11	Real Property
Schedule 5.11(j)	List of Tangible Property
Schedule 5.12(a)	Intellectual Property Registrations
Schedule 5.12(b)	Intellectual Property Exclusive Rights
Schedule 5.13	Tax Returns
Schedule 5.17	Employees
Schedule 5.18	Employment Matters and Labor Relations
Schedule 5.19	Company Benefit Plans
Schedule 5.20	Environmental Matters
Schedule 5.21	Compliance with Laws – Company and the Subsidiaries
Schedule 5.22(b)	Insurance
Schedule 5.22(d)	Self-Insurance
Schedule 5.24	Suppliers and Customers
Schedule 5.26	Relationship with Related Persons
Schedule 5.27	Warranties
Schedule 8.8(a)	Employment Offer Letters
Schedule 8.8(b)	Terminated Employees
Schedule 8.9	Covenants Not to Compete
Schedule 10.3(l)	Employee Bonus Payments

v

(continued)

EXHIBITS

Exhibit A	Form of Closing Statement and Final Statement
Exhibit B	Accounts to be Included in Working Capital Calculation
Exhibit C	Form of Opinion of Counsel of Holdings and Company
Exhibit D	Form of Non-Competition Agreement
Exhibit E	Form of Flow of Funds Statement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (together with the Schedules referenced herein and attached hereto, the “Agreement”), dated as of July 13, 2008, is by and among Entegris, Inc., a Delaware corporation (“Parent”), Entegris Acquisition Co. LLC, a Delaware limited liability company (“Acquisition Sub”), Poco Graphite, Inc., a Delaware corporation (the “Company”) and Poco Graphite Holdings, LLC, a Delaware limited liability company (“Holdings”).

RECITALS

A. The Company and its Subsidiaries are engaged in the business of producing and supplying graphite and silicon carbide products (the “Business”).

B. Holdings owns beneficially and of record all of the issued and outstanding capital stock of the Company.

C. The board of directors of each of Parent and the Company and the board of managers of each of Holdings and Acquisition Sub have determined that it is in the best interest of each entity and its respective stockholders or members for Acquisition Sub to merge with and into Holdings, with Holdings surviving the merger on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

“AAA” shall have the meaning set forth in Section 10.5(i).

“Acquisition Sub” shall have the meaning set forth in the Preamble to this Agreement.

“Active Participation Period” shall have the meaning set forth in Section 10.5(c).

“Affiliate” shall mean, with respect to a specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any Person, means (a) the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing, or (b) owning or controlling, in the aggregate, fifty (50%) or greater of the votes in the election of directors (or comparable oversight body of such Person).

“Agreed Rate” shall mean a rate per annum equal to the lesser of (a) a varying rate per annum published from time to time in The Wall Street Journal, Eastern Edition, and designated as the prime rate, with adjustments in that varying rate to be made on the same date as any change in that prime rate, and (b) the maximum non-usurious rate permitted by Applicable Law.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement.

“BIS” shall mean the Bureau of Industry and Security.

“Books and Records” shall mean all Poco Companies books, records, books of account, files and data (including customer and supplier lists), catalogs, brochures, sales literature, promotional material, certificates and other documents, used in or associated with the conduct of the Business or the ownership of the assets of the Poco Companies, including personnel records and files.

“Business” shall have the meaning set forth in the Recitals to this Agreement.

“Business Day” shall mean any day, excluding (i) Saturday, (ii) Sunday and (iii) any day on which banks in Dallas, Texas, are authorized or required by law or other governmental action to close.

“Cash and Cash Equivalents” shall mean cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Certificate” shall have the meaning set forth in Section 3.1(d).

“Certificated Units” shall have the meaning set forth in Section 3.1(d).

“Certificate of Merger” shall have the meaning set forth in Section 2.2.

“Claim” shall mean any claim, proceeding, action or complaint.

“Claim Amount” shall have the meaning set forth in Section 13.3(d).

“Claim Deadline Date” shall have the meaning set forth in Section 13.1(a).

“Closing” shall have the meaning set forth in Section 9.1.

“Closing Balance” shall have the meaning set forth in Section 3.8(f).

“Closing Cash and Cash Equivalents” shall mean all Cash and Cash Equivalents of the Company and its Subsidiaries as of the Effective Time, and, for clarity, the amount of checks outstanding as of the Effective Time shall reduce the balance of Cash and Cash Equivalents as of the Effective Time.

“Closing Date” shall have the meaning set forth in Section 9.1.

“Closing Date Equity Payout” shall have the meaning set forth in Section 3.4.

“Closing Date Indebtedness” shall mean all Indebtedness of the Poco Companies outstanding as of the Effective Time.

“Closing Statement” shall have the meaning set forth in Section 3.7.

“Closing Working Capital Value” shall mean the following amount determined as of the close of business on the Business Day immediately prior to the Closing Date: the sum of (i) current trade accounts receivable (net of appropriate reserves) of the Poco Companies on a consolidated basis, (ii) Inventories (net of appropriate reserves and allowances, excluding the FIFO reserve) of the Poco Companies, and (iii) other current assets of the Poco Companies, including prepaid expenses properly classified as current assets of the Poco Companies, but excluding tax receivables and other tax assets, where each of clauses (i) – (iii) are determined in accordance with GAAP applied on a basis consistent with the Financial Statements, minus the sum of (x) trade accounts payable of the Poco Companies, (y) accrued current liabilities of the Poco Companies, where both clauses (x) and (y) are determined in accordance with GAAP applied on a basis consistent with the Financial Statements. For the avoidance of doubt, the sum of (x) and (y) will exclude (A) the combined balance sheet item (in the combined balance sheets included in the Financial Statements) of accrued pension and other postretirement benefit liabilities; (B) deferred Tax assets and liabilities; (C) intercompany obligations; and (D) any liability related to Options and Warrants accrued between the date hereof and the Closing Date. To further clarify this formula, the parties agree to use only the general ledger accounts set forth on Exhibit B hereto and incorporated herein, to calculate the Closing Working Capital Value, provided that the Poco Companies continue to record all items set forth above in such accounts and do not create any new general ledger accounts or begin recording items previously recorded in the general ledger accounts set forth on Exhibit B hereto in different general ledger accounts between the date hereof and Closing.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Comerica Bank Payoff Amount” shall mean the total amount of indebtedness due and owing by the Company and its Subsidiaries under the Senior Indebtedness as of the Closing Date.

“Commercially Reasonable Efforts” shall mean efforts which are reasonably within the contemplation of the parties on the date hereof, which are intended to enable a party, directly or indirectly, to satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and which do not require the performing party to expend material funds or assume material liabilities other than expenditures and liabilities which are reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

“Commodity Jurisdiction Request” shall have the meaning set forth in Section 5.21(e)(xvii).

“Common Units” shall mean the Common Units of Holdings, which represents ownership interests in Holdings.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Company Audited Financial Statements” shall have the meaning set forth in Section 5.6(a).

“Company Benefit Plan” shall mean any plan, policy, program, agreement and arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan within the meaning of Section 3(1) of ERISA, (b) a pension benefit plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (d) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan, program or arrangement, and all related contracts, agreements and other descriptions thereof with respect to the employee benefits provided to the employees of any of the Poco Companies prior to the Closing Date; provided, however, that a Company Benefit Plan does not include a Foreign Benefit Plan.

“Company Disclosure Schedule” shall mean the disclosure schedules attached hereto and delivered by Holdings and the Company to the Parent as of the date of this Agreement.

“Company Export Counsel” shall have the meaning set forth in Section 10.5(c)(i).

“Company Latest Balance Sheet” shall have the meaning set forth in Section 5.6(a).

“Company Material Contracts” shall have the meaning set forth in Section 5.10.

“Company Unaudited Financial Statements” shall have the meaning set forth in Section 5.6(a).

“Confidential Information” shall have the meaning set forth in Section 5.12(e).

“Confidentiality Agreement” shall mean that certain Nondisclosure Agreement dated as of November 13, 2007, by and between the Company and Parent.

“Confirmatory Due Diligence” shall have the meaning set forth in Section 6.6.

“Contract” shall mean any written or oral contract, agreement or instrument, including, without limitation, supply contracts, purchase orders, sale orders or commitments, customer agreements, mortgages, subcontracts, indentures, leases of personal property, deeds of trust, notes or guarantees, pledges, liens, or conditional sales agreements to which the Person referred to is a party or by which any of its assets may be bound.

“Cowen” shall mean Cowen Capital Partners, LLC, or its successor in interest.

“Director and Officer Tail Insurance” shall have the meaning set forth in Section 7.8.

“Disclosure Schedules” shall mean the Company Disclosure Schedule and the Parent Disclosure Schedule.

“Disputed Claim” shall have the meaning set forth in Section 13.8(c).

“Dispute Notice” shall have the meaning set forth in Section 13.8(b).

“DLLCA” shall have the meaning set forth in Section 2.1.

“EAR” shall mean Export Administration Regulations.

“EC Escrow Agent” shall mean the Escrow Agent acting under the EC Escrow Agreement.

“EC Escrow Agreement” shall mean the EC Escrow Agreement to be entered into at Closing between Parent, the Member Representative and the EC Escrow Agent, in such form as shall be agreed to by such parties prior to the Effective Date.

“EC Escrow Fund” shall mean the Initial EC Escrow Fund Amount, together with all earnings thereon.

“EC Matter” shall have the meaning set forth in Section 13.4(a).

“EC Matter Cap” shall have the meaning set forth in Section 13.4(e).

“Effective Date” shall mean the date of the Closing, or such other date as mutually agreed to by Holdings, the Company and the Parent.

“Effective Time” shall have the meaning set forth in Section 2.2.

“Employee” shall mean each individual who, on the Closing Date, is actively employed by the Company or the Subsidiaries, including any employee who is on vacation or sick leave or jury duty, or on any other authorized leave of absence (other than long-term disability), family or workers’ compensation leave, or military leave as of the Closing Date, whether paid or unpaid.

“Encumbrances” shall mean liens, mortgages, security interests, pledges, proxies, shareholder agreements, security agreements, voting agreements or trusts, options, rights of first refusal, buy/sell agreements, easements, mortgages, servitudes, zoning and building codes and ordinances, deeds of trust, rights-of-way, restrictions, reservations, covenants, encroachments, conflicts or shortages in area, overlapping of improvements, licenses, leases, equitable interests, charges, claims, community or other marital property interests or any other encumbrances, claims and other restrictions or limitations of any kind.

“Environment” shall mean soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), ground waters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Claim” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violations,

investigations by a Governmental Body or proceedings relating in any way to any Environmental Law or any permit issued under any such Environmental Law (cumulatively and for purposes of this definition, “Environmental Claims”), including without limitation (i) any and all Environmental Claims by governmental authorities for enforcement, cleanup, removal, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the Environment.

“Environmental Indemnification Threshold” shall have the meaning set forth in Section 13.3(e).

“Environmental Law” shall mean any federal, state or local statute, law, rule, regulation, or ordinance and in each case as amended and any governing judicial interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to Hazardous Materials or protection of the Environment, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended 42 U.S.C. § 9601 et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 5101 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; and the state and local laws equivalent thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any entity or other trade or business that is, or at any other relevant time was, a member of the same “controlled group” (as that term is used in Section 4001(a)(14) of ERISA) as the controlled group of which any of the Poco Companies is or at such time was also a member.

“Escrow Agent” shall mean the Warranty Escrow Agent acting under the Warranty Escrow Agreement, the EC Escrow Agent acting under the EC Escrow Agreement or the Expense Escrow Agent acting under the Expense Escrow Agreement, as applicable.

“Escrow Beneficiary” shall have the meaning set forth in Section 13.12(b).

“Escrow Units” shall have the meaning set forth in Section 13.12(b).

“Estimate” shall have the meaning set forth in Section 3.7.

“Estimated Closing Date Indebtedness” shall have the meaning set forth in Section 3.7.

“Estimated Working Capital Value” shall have the meaning set forth in Section 3.7.

“Excess EC Amount” shall have the meaning set forth in Section 13.4(d).

“Execution Date” shall mean the date that this Agreement is executed as set forth in the Preamble to this Agreement.

“Expense Escrow Agent” shall mean the Escrow Agent acting under the Expense Escrow Agreement.

“Expense Escrow Agreement” shall mean the Expense Escrow Agreement to be entered into at the Closing between the Member Representative and the Expense Escrow Agent, in such form as shall be agreed to by such parties prior to the Effective Date.

“Expense Escrow Beneficiary” shall have the meaning set forth in Section 14.2(b).

“Expense Escrow Fund” shall have the meaning set forth in Section 14.2(a).

“Expense Escrow Units” shall have the meaning set forth in Section 14.2(b).

“Export Shipments Breakdown” shall have the meaning set forth in Section 5.21(a)(xi).

“Final Balance” shall have the meaning set forth in Section 3.8(g).

“Final Deficiency” shall mean the amount by which the Working Capital Target exceeds the Closing Working Capital Value.

“Final Judgment” shall have the meaning set forth in Section 13.8(c).

“Final Statement” shall have the meaning set forth in Sections 3.8(a), 3.8(b) or 3.8(c), as applicable.

“Final Surplus” shall mean the amount by which the Closing Working Capital Value exceeds the Working Capital Target.

“Final Termination Date” shall have the meaning set forth in Section 12.1(b).

“FIRPTA Certificate” shall have the meaning set forth in Section 9.2(n).

“Foreign Benefit Plan” shall mean any plan, policy, program, agreement and arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) a welfare plan, (b) a pension benefit plan, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan or (d) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or fringe-benefit plan, program or arrangement, and all related contracts, agreements and other descriptions thereof with respect to the employee benefits provided to the employees of any of the Poco Companies prior to the Closing Date that is subject to the laws of a jurisdiction other than the United States (whether or not United States law also applies).

“FTC” shall mean the Federal Trade Commission.

“GAAP” shall mean United States generally accepted accounting principles (as such term is used in the American Institute of Certified Public Accountants Professional Standards)

as of the date of any applicable financial statement or calculation, as applied on a consistent basis.

“Government Official” means any official, agent or employee of any Governmental Body, any political party or an official thereof, any candidate for political office, any official or employee of any public international organization, including, without limiting the generality of the foregoing, any employee or official of any company in which any Governmental Body holds a majority or controlling interest (equity or otherwise), any employee or official of any company which is in the process of being privatized in whole or in part, and any person who is purporting to act in a private capacity, but who otherwise is a “Government Official” within the meaning of this definition.

“Governmental Authorization” shall mean any consent, license, registration, certificate, authorization or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Law.

“Governmental Body” shall mean any (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any government agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Materials” shall mean any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” “regulated substances” or words of similar import under any applicable Environmental Law, including but not limited to any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, radon gas and urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing regulated levels of polychlorinated biphenyls.

“Holdings” shall have the meaning set forth in the Preamble to this Agreement.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean all obligations of the Poco Companies to any Person (i) for money borrowed, whether or not evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any letter of credit, banker’s acceptance or related reimbursement agreement, in each case only to the extent drawn, and any Holdings notes issued in connection with any acquisition undertaken by the Poco Companies); (ii) relating to any lease that is required to be classified as a capital lease in accordance with GAAP in the amount thereof accounted for as a liability in accordance with GAAP; (iii) under any interest rate protection agreement (valued on a market quotation basis); (iv) in respect of the deferred purchase price of property received by any the Poco Companies; (v) to guarantee or be liable for obligations of the types described in clause (i)-(iv), of any other Person; and (vi) for any accrued interest, prepayment premiums or penalties or other costs, fees or expenses related to any of the foregoing; provided, however, that Indebtedness shall not include any letter of credit, bankers acceptance or related reimbursement agreement, to the extent not drawn.

“Indemnified Party” shall have the meaning set forth in Section 13.8(a).

“Indemnifying Party” shall have the meaning set forth in Section 13.8(a).

“Indemnity Claim Notice” shall have the meaning set forth in Section 13.8(a).

“Initial Expense Escrow Fund Amount” shall mean an amount equal to One Million Dollars ($1,000,000).

“Initial EC Escrow Fund Amount” shall mean an amount equal to Eleven Million Dollars ($11,000,000).

“Initial VSD to BIS” shall have the meaning set forth in Section 5.21(e)(xvii).

“Initial Warranty Escrow Fund Amount” shall mean an amount equal to Thirteen Million Dollars ($13,000,000).

“Intellectual Property” shall mean (i) all copyrightable works, all copyrights and all applications, registrations and renewals thereof, (ii) all Marks and all applications, registrations and renewals thereof, (iii) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, divisions, continuations, continuations-in-part, substitutes, extensions and reexaminations thereof, (iv) all proprietary formulations, know-how, confidential business information, trade secrets, research and development results, compositions, techniques, processes, technical data, designs, drawings, diagrams, specifications, catalogs, customer and supplier lists and contact information, pricing and cost information, business and marketing plans and proposals, and manufacturing, engineering, quality control, testing, operations, logistical, maintenance and other technical information and technology, (v) all mask works and all applications, registrations and renewals in connection therewith, (vi) all computer software (including but not limited to source code, executable code, data, databases and related documentation), whether purchased, licensed or internally developed, (vii) all copies and tangible embodiments thereof in whatever form or medium, (viii) all other intellectual property rights.

“Intermediate Distribution Date” shall have the meaning set forth in Section 13.4(d).

“Inventory” shall mean all merchandise, stock in trade and other such assets of a Person held for sale or lease in the ordinary course of its business or to be furnished under contracts of service or held as work in process, as well as any other item included in the calculation of the line item titled “Inventory” on the relevant financial statement, in each case calculated in accordance with GAAP.

“Joint Written Direction” shall mean a written instruction executed by an authorized representative of the Member Representative and Parent, directing the Escrow Agent to disburse all or a portion of the Warranty Escrow Fund or EC Escrow Fund or to take or refrain from taking an action pursuant to the Warranty Escrow Agreement or the EC Escrow Agreement, as applicable.

“Knowledge” shall mean, with respect to an individual, such individual’s actual knowledge of a particular fact or other matter, and with respect to “Knowledge” of any of the Poco Companies means the actual knowledge of the following, in each case after due inquiry, which, for purposes of this Agreement, shall mean the review by each of the named individuals of Company documents, notes and files, related to his or her responsibilities, including, but not limited to, correspondence and e-mails, and an inquiry by each named individual of each person reporting directly to him or her as to matters within the area of responsibility of such reporting person: (a) with respect to all matters described herein, James E. Ashton, John F. Beasley, Corey Rucci, Scott Sirignano, Rick Slimp and Bruce Arrington, (b) with respect to the representations and warranties set forth in Section 4.5 and Section 5.21, the individuals listed in subparagraph (a), plus Patrick Lloyd and Rex Sheppard, (c) with respect to the representations and warranties set forth in Section 5.12 (Intellectual Property), the individuals listed in subparagraph (a), plus Rex Sheppard and (d) with respect to the representations and warranties set forth in Section 5.20 (Environmental), the individuals listed in subparagraph (a), plus Todd Bendure.

“Law” shall mean any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States of America, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Body.

“Leased Real Property” shall have the meaning set forth in Section 5.11(a).

“Leases” shall mean any and all written and oral contracts, agreements, and commitments regarding the lease of real property or personal property.

“Letter of Transmittal” shall have the meaning set forth in Section 3.5(a).

“Liabilities” shall mean any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation, penalty, responsibility, cost or expense, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, known or unknown, contingent or otherwise.

“Losses” shall have the meaning set forth in Section 13.2(a).

“Management Group” shall have the meaning set forth in Section 3.4.

“MARC” shall mean the Missile Annex Review Committee.

“Marks” shall mean the name and all trade names, fictional business names, trade dress rights, registered and unregistered trademarks and service marks and logos and other source identifiers including any internet domain names, and applications therefore, together with all translations, adaptations, derivations and combinations and like intellectual property rights used by the Company or any of its Subsidiaries.

“Material Adverse Effect” shall mean any effect or change that would be (or would reasonably be expected to be) materially adverse to the business, assets, financial condition, operating results, or operations of the Poco Companies, taken as a whole, or would prohibit their ability to consummate the Transactions, but excluding changes in the United States or world financial markets or general economic conditions, provided that such changes do not disproportionately affect the Poco Companies, taken as a whole, when compared to their respective industries.

“Maximum Environmental Agreed Remediation Amounts” shall have the meaning set forth in Section 13.3(e).

“Member Group Indemnified Person” shall have the meaning set forth in Section 13.6(a).

“Member Representative” shall have the meaning set forth in Section 14.1.

“Member Representative Designees” shall mean John Beasley and James Ashton or any individuals appointed to replace them by the Member Representative in a written notice provided to Parent.

“Members” shall have the meaning set forth in Section 3.4.

“Merger” shall have the meaning set forth in Section 2.1.

“Multiemployer Plan” shall have the meaning set forth in Section 5.19(d).

“New EC Matter Cap” shall have the meaning set forth in Section 13.4(f).

“Non-Management Group” shall have the meaning set forth in Section 3.4.

“Notice” shall have the meaning set forth in Section 15.1.

“Notice of Disagreement” shall have the meaning set forth in Section 3.8(b).

“Option” shall have the meaning set forth in Section 3.2(a).

“Option Holders” shall have the meaning set forth in Section 3.4.

“Option Plan” shall mean the Amended and Restated 2000 Stock Option Plan of Holdings.

“Option Proceeds” shall have the meaning set forth in Section 3.4.

“Order” shall mean any award, decision, writ, judgment, decree, injunction or similar order of any Governmental Body or any arbitrator, in each case whether preliminary or final.

“Ordinary Course of Business” shall mean an action taken by a Person if such action is (a) in the ordinary course of the normal day-to-day operations of such Person and consistent with the past practices of such Person and (b) not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person.

“Outstanding Common Units” shall have the meaning set forth in Section 3.4.

“Owned Real Property” shall have the meaning set forth in Section 5.11(a).

“Parent” shall have the meaning set forth in the preamble to this Agreement.

“Parent Disclosure Schedule” shall mean the disclosure schedules attached hereto and delivered by Parent to Holdings and the Company as of the date of this Agreement.

“Parent Group Indemnified Persons” shall have the meaning set forth in Section 13.2(a).

“Paying Agent” shall mean Cowen or its duly appointed successors or designees.

“Paying Agent Agreement” shall mean the agreement to be entered into at Closing between the Member Representative and the Paying Agent, in such form as shall be agreed to by such parties prior to the Effective Date, which form shall be reasonably acceptable to Parent.

“Per Common Unit Management Merger Consideration” shall have the meaning set forth in Section 3.4.

“Per Common Unit Merger Consideration” shall have the meaning set forth in Section 3.4.

“Per Common Unit Non-Management Merger Consideration” shall have the meaning set forth in Section 3.4.

“Per Escrow Unit Fund Disbursements” shall mean the amount of the disbursements or payments to be made to each Escrow Beneficiary and Expense Escrow Beneficiary based upon the number of Escrow Units or Expense Escrow Units owned by such Escrow Beneficiary and Expense Escrow Beneficiary, and determined on a per Escrow Unit basis or per Expense Escrow Unit basis, as applicable, and as further outlined in Section 13.12 and Section 14.2.

“Permitted Exceptions” shall mean with respect to the Real Property (a) any discrepancies, conflicts or shortages in area or boundary lines, or any encroachments, or any overlapping of improvements, (b) general real estate taxes, fees and assessments, for the current year not yet due and payable as of the date hereof and all subsequent years, all of which shall be assumed and paid by Parent, (c) all governmental regulations and restrictions, including building and zoning ordinances, (d) any non-monetary covenants, conditions, reservations, exceptions and easements, and all oil, gas and mineral conveyances and leases, if any, in effect and shown of record, and (e) any other non-monetary title exceptions and encumbrances of record provided that none of the Permitted Exceptions shall materially impair the use of any of the Real Property in the operation of the Business as conducted as of the date hereof.

“Permitted Liens” shall mean non-monetary (i) Encumbrances with respect to the Real Property known (actual or constructive knowledge) to Parent and/or Acquisition Sub that do not materially impair the use of such Real Property by the Company in the operation of the Business as conducted as of the date hereof, (ii) Encumbrances for Taxes, assessments, governmental charges or levies on any of the Real Property not yet due and payable or (iii) Encumbrances in favor of Comerica Bank (provided that such Encumbrances are removed as of the Closing Date).

“Per Preferred Unit Merger Consideration” shall have the meaning set forth in Section 3.4.

“Person” shall mean any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other department or agency thereof or any other legally recognized entity.

“Phase II Environmental Conditions” shall mean the following conditions as described in the Phase II Environmental Report which will be remediated: (i) the excavation and offsite disposal of the grinder sludge material, as estimated and described in the Phase II Environmental Report to cost approximately One Hundred Thousand Dollars ($100,000); (ii) the removal of the carbon billet material from the creek, as estimated and described in the Phase II Environmental Report to cost approximately Forty Thousand Dollars ($40,000); (iii) the milled petroleum coke powder, as estimated and described in the Phase II Environmental Report to cost approximately Three Hundred Thousand Dollars ($300,000); and (iv) with respect to the petroleum coke storage runoff, as estimated and described in the Phase II Environmental Report to cost approximately Forty Thousand Dollars ($40,000).

“Phase II Environmental Report” shall mean the site investigation report dated March 28, 2008, issued by RMT, Inc. to Entegris, Inc. regarding the Company’s facility located in Decatur, Texas.

“Poco Companies” shall mean Holdings, the Company and their respective Subsidiaries.

“Poco Export Experts” shall have the meaning set forth in Section 10.5(c)(iv).

“Post Claim Deadline Date Obligations” shall have the meaning set forth in Section 13.3(b).

“Post-Environmental Indemnification Threshold Obligations” shall have the meaning set forth in Section 13.3(e).

“Post-Warranty Escrow Cap” shall have the meaning set forth in Section 13.3(b).

“Pre-Closing Tax Period” shall have the meaning set forth in Section 13.2(a)(iv).

“Pre-Environmental Indemnification Threshold Obligations” shall have the meaning set forth in Section 13.3(e).

“Preferred Unit Cost” shall have the meaning set forth in Section 3.4.

“Preferred Units” shall have the meaning set forth in Section 3.1(c).

“Preliminary Deficiency” shall mean any excess of the Working Capital Target over the Estimated Working Capital Value.

“Preliminary Statement” shall have the meaning set forth in Section 3.8(a).

“Preliminary Surplus” shall mean any excess of the Estimated Working Capital Value over the Working Capital Target.

“Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administered or inferred), commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Real Property” shall have the meaning set forth in Section 5.11(a).

“Related Person” shall mean (i) with respect to a particular individual: (a) each other member of such individual’s family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s family; (c) any person in which such individual or members of such individual’s family hold (individually or in the aggregate) a material interest; and (d) any Person with respect to which such individual or one or more members of such individual’s family serves as a director, officer, partner, executor, or trustee (or in a similar capacity); and (ii) with respect to a specified Person other than an individual shall mean: (u) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (v) any Person that holds a material interest in such specified Person; (w) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (x) any Person in which such specified Person holds a material interest; (y) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (z) any related Person of any individual described in any clause above.

“Release” shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Selected Firm” shall mean a national or international firm of independent public accountants in good standing with all applicable regulatory agencies, that is mutually agreeable to Holdings and Parent.

“Senior Indebtedness” shall mean all principal, interest or other amounts (including any prepayment premiums or penalties) due or owing pursuant to the Senior Loan Agreement to the lender thereunder.

“Senior Loan Agreement” shall mean that certain Amended and Restated Agreement dated February 18, 2005, among Poco Graphite, Inc., Poco Graphite Holdings, LLC, Poco Graphite International, Inc. and Comerica Bank and the other financial institutions from time to time parties thereto, as amended by Amendment No. 1 to Revolving Credit and Term Loan Agreement dated July 17, 2006, among Poco Graphite, Inc., Poco Graphite Holdings, LLC, Poco Graphite International, Inc. and Comerica Bank and the other financial institutions from time to time parties thereto.

“Service” shall have the meaning set forth in Section 10.4(a).

“Straddle Period” shall have the meaning set forth in Section 10.11(b)(i).

“Subsidiary” shall mean with respect to any Person, any corporation, limited liability company, or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Person or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company. The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tangible Property” shall mean all furniture, fixtures, machinery, equipment (including motor vehicles), computers, office equipment and apparatus, tools, machinery, supplies and all other assets of the Company and its Subsidiaries, excluding Inventory, Intellectual Property, goodwill and Real Property.

“Tax” or “Taxes” (and with correlative meanings “Taxable” or “Taxing”) shall mean with respect to any Person (i) all U.S. federal, state, local, provincial and foreign income, gross receipts, franchise, net worth, withholding, employment, social security (or similar), unemployment, disability, payroll, real property, personal property, sales, use, profits, license, excise, severance, escheat obligations, stamp, occupation, premium, environmental (including taxes under Code §59A), customs duties, capital stock, wind-fall profits, transfer, registration, value-added, or alternative or add-on minimum, estimated, or other tax of any kind, including any interest, penalties and additions imposed with respect to such amounts whether disputed or not, and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, or as a result of being liable for another person’s taxes as a transferee or successor, by contract or otherwise.

“Tax Claim” shall have the meaning set forth in Section 13.10.

“Taxing Authority” shall mean any government or subdivision, agency, commission or authority thereof, or any quasi-governmental or private body having jurisdiction over the assessment, determination or collection or other imposition of Taxes.

“Tax Proceeding” shall have the meaning set forth in Section 10.13.

“Tax Return” shall mean all U.S. federal, state, local, provincial and foreign returns, declarations, claims for refunds, forms, statements, reports, schedules, information returns or similar statements or documents, and any amendments thereof (including, without limitation, any related or supporting information or schedule attached thereto) required to be filed with any Taxing Authority in connection with the determination, assignment or collection of any Tax or Taxes.

“Third-Party Claim” shall have the meaning set forth in Section 13.9(a).

“Title Insurance Policy” shall have the meaning set forth in Section 10.16.

“Total Enterprise Value” shall have the meaning set forth in Section 3.4.

“Total Option Proceeds” shall have the meaning set forth in Section 3.4.

“Total Preferred Merger Consideration” shall have the meaning set forth in Section 3.4.

“Transaction Documents” shall mean (a) this Agreement and the Exhibits hereto, and (b) all other agreements, instruments, certificates and documents to be executed and delivered in connection with this Agreement.

“Transaction Expenses” shall mean (a) the legal, accounting, financial advisory and other third-party advisory or consulting fees, expenses and other amounts paid or payable by any of the Poco Companies in connection with or as a result of the transactions contemplated by this Agreement, to the extent incurred on or prior to the Closing Date, (b) any severance, change of control, completion bonuses or other similar payments due in connection with the transactions contemplated hereby to the extent not included in the Working Capital Adjustment, and (c) the amount of any prepayment or other similar penalties or fees related to the payoff of any Indebtedness in connection with the Transactions and not otherwise deducted from the Closing Date Equity Payout.

“Transactions” shall mean the transactions contemplated by this Agreement and all of the Transaction Documents.

“Underway Remediation Actions” shall mean the actions related to the remediation of the conditions identified in items (i) and (ii) in the definition of Phase II Environmental Conditions, including any actions required by a Governmental Body with respect to such conditions.

“Units” shall mean the Common Units and Preferred Units of Holdings.

“U.S. Export Controls and Sanctions Laws” means the U.S. Arms Export Control Act, the U.S. International Traffic in Arms Regulations, the U.S. Trading with the Enemy Act, the U.S. International Emergency Economic Powers Act, the U.S. Export Administration Act, the U.S. Export Administration Regulations and associated Executive Orders, the U.S. Nuclear Regulatory Commission Regulations, the U.S. Department of Energy Regulations, and all regulations, laws and policies issued by the Office for Foreign Assets Controls (“OFAC”) of the U.S. Department of the Treasury.

“U.S. International Trade Laws” means U.S. Export Controls and Sanctions Laws, the U.S. Foreign Corrupt Practices Act, the U.S. Money Laundering Control Act, the 1930 Tariff Act and other U.S. customs laws, the anti-boycott regulations of the U.S. Department of Commerce and under the Code, or any regulation, ruling, rule, order, decision, writ, judgment, injunction, or decree of any Governmental Body issued pursuant thereto.

“Voluntary Disclosure to DDTC” shall have the meaning set forth in Section 5.21(e)(xvii).

“Warrant” shall mean each warrant to purchase units issued by Holdings which is outstanding and unexercised as of the Closing Date.

“Warrant Holders” shall have the meaning set forth in Section 3.4.

“Warranty Escrow Agent” shall mean the Escrow Agent acting under the Warranty Escrow Agreement.

“Warranty Escrow Agreement” shall mean the Warranty Escrow Agreement to be executed at Closing, between the Parent, the Member Representative and the Warranty Escrow Agent, in such form as shall be agreed to by such parties prior to the Effective Date.

“Warranty Escrow Fund” shall have the meaning set forth in Section 13.3(a).

“Warrant Proceeds” shall have the meaning set forth in Section 3.4.

“Working Capital Adjustment” shall have the meaning set forth in Section 3.8(h).

“Working Capital Target” shall mean Twenty-Four Million Eight Hundred Thousand Dollars ($24,800,000).

1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement.

1.3 Other Definitional Provisions.

a. The words “hereof,” “herein” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular provision of this Agreement.

b. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

c. The terms defined in the neuter or masculine gender shall include the feminine, neuter and masculine genders, unless the context clearly indicates otherwise.

d. All accounting terms shall have the meaning specified by GAAP unless otherwise specified.

e. The section, schedule and exhibit references set forth herein refer to the sections, schedules and exhibits of this Agreement, unless otherwise stated herein, and are incorporated herein for all purposes.

ARTICLE 2

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Delaware Limited Liability Company Act (the “DLLCA”), at the Effective Time, Acquisition Sub shall be merged with and into Holdings (the “Merger”), whereupon the separate existence of Acquisition Sub shall cease, and the corporate existence of Holdings, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth herein. The Merger shall have the effects set forth in the DLLCA and herein. Holdings, in its capacity as the entity surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2 Effective Time. At the Closing, Parent, Acquisition Sub and Holdings shall cause a certificate of merger complying with Section 2.09 of the DLLCA (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such later time and date as may be agreed in writing by the parties and specified in the Certificate of Merger (the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the Surviving Corporation shall become a wholly-owned Subsidiary of Parent and shall possess all rights, assets, powers, privileges and franchises and shall be subject to all obligations, liabilities, restrictions and disabilities of Holdings and Acquisition Sub, as provided under the DLLCA.

2.4 Governing Documents. The Certificate of Merger shall provide that at the Effective Time the certificate of formation of Holdings shall be amended as determined by Parent, in its sole and complete discretion, which, as so amended, shall be the certificate of formation of the Surviving Corporation until thereafter amended as provided therein and by applicable Law. The limited liability company agreement of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the limited liability company agreement of the Surviving Corporation until thereafter amended as provided therein and by applicable Law.

2.5 Officers and Managers of the Surviving Corporation. The officers and managers of Acquisition Sub at the Effective Time shall, from and after the Effective Time, be the officers and managers, respectively, of the Surviving Corporation, until their successors shall have been elected or appointed or until their earlier death, resignation or removal, in accordance with the certificate of formation and limited liability company agreement of the Surviving Corporation.

ARTICLE 3

CONVERSION OF SECURITIES

3.1 Conversion of Securities. The manner of converting or canceling the outstanding units of Holdings and Acquisition Sub in the Merger shall be as follows. At the Effective Time, by virtue of the Merger and without any action on the part of any party:

a. Acquisition Sub Common Units. Each common unit of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable Common Unit of the Surviving Corporation, with the rights, powers and privileges set forth in the certificate of formation of the Surviving Corporation.

b. Holdings Common Units. Each Common Unit of Holdings issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and be converted into and become a right to receive the following:

(i) for each member of the Non-Management Group who owns Common Units that are issued and outstanding immediately prior to the Effective Time, the Per Common Unit Non-Management Merger Consideration; and

(ii) for each member of the Management Group who owns Common Units that are issued and outstanding immediately prior to the Effective Time, the Per Common Unit Management Merger Consideration, plus the Per Escrow Unit Fund Disbursements.

c. Holdings Preferred Units. Each Preferred Unit of Holdings (the “Preferred Units”) issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and be converted into and become a right to receive the Per Preferred Unit Merger Consideration.

d. Effect on Certificates. At the Effective Time, all Units shall no longer be outstanding and shall be canceled and retired and cease to exist, and each holder of a certificate (the “Certificate”) formerly representing any of such Units (the “Certificated Units”) shall cease to have any rights with respect to such Units, except only the right to receive the Per Common Unit Merger Consideration, the Per Preferred Unit Merger Consideration and/or the Per Unit Escrow Fund Disbursements, as applicable, as provided herein.

e. Escrow Beneficiary. As of the Effective Time, each member of the Management Group shall become an Escrow Beneficiary as provided in Section 13.12 and an Expense Escrow Beneficiary as provided in Section 14.2.

3.2 Options.

a. Holdings shall take such actions as are necessary so that, at the Effective Time, each option to purchase Common Units issued pursuant to the Option Plan (each an “Option”) that is outstanding immediately prior to the Effective Time shall be fully vested and shall be canceled in consideration of the payment either by Holdings or the Paying Agent, to each holder thereof, for each Common Unit underlying an Option, an amount in cash equal to:

(i) if the holder is in the Non-Management Group, the difference between (A) Per Common Unit Non-Management Merger Consideration, and (B) the per unit exercise price to exercise the Option to purchase the underlying Common Unit; and

(ii) if the holder is in the Management Group, the difference between (A) the Per Common Unit Management Merger Consideration, and (B) the per unit exercise price to exercise the Option to purchase the underlying Common Unit.

b. Holdings and the Paying Agent shall be entitled to deduct or withhold the amount otherwise payable to a holder of an Option any amount required to be withheld under applicable Tax laws. The Option Plan shall terminate immediately prior to the Effective Time and any outstanding Option and other rights to acquire Units granted to directors, employees or others under any Option Plan shall be canceled as of or prior to the Effective Time.

c. As soon as reasonably practicable after the Closing Date, the Paying Agent will mail and/or make available to each Option Holder a Letter of Transmittal which will contain appropriate representations and warranties reasonably satisfactory to Parent with respect to the Options.

3.3 Warrants.

a. Holdings shall take such actions as are necessary so that each Warrant issued and outstanding prior to the Effective Time shall be deemed surrendered and canceled prior to the Effective Time in consideration of the payment by the Paying Agent to each holder thereof:

(i) for each Common Unit underlying a Warrant to purchase Common Units, an amount in cash equal to the difference between (A) the Per Common Unit Management Merger Consideration, and (B) the per unit exercise price to exercise the Warrant to purchase the Common Units; and

(ii) for each Preferred Unit underlying a Warrant to purchase Preferred Units, an amount in cash equal to the difference between (A) the Per Preferred Unit Merger Consideration, and (B) the per unit exercise price to exercise the Warrant to purchase the Preferred Units.

b. Holdings and the Paying Agent shall be entitled to deduct or withhold the amount otherwise payable to the holder of a Warrant any amount required to be withheld under applicable Tax laws. Holdings shall use Commercially Reasonable Efforts to obtain the consent of each holder of a Warrant of the foregoing treatment to the extent such treatment is not expressly permitted by the terms of the applicable Warrant and any related agreements, and to take any other action reasonably necessary to effectuate the foregoing provision. Any outstanding Warrant and other associated rights to acquire Units granted to any party shall be canceled as of or prior to the Effective Time.

c. As soon as reasonably practicable after the Closing Date, the Paying Agent will mail and/or make available to each Warrant Holder a Letter of Transmittal which will contain appropriate representations and warranties reasonably satisfactory to Parent.

3.4 Definitions. As used herein, the following terms shall have the meanings set forth below:

“Closing Date Equity Payout” shall mean an amount equal to the sum of the following: (i) the Total Enterprise Value, plus (ii) the amount of Closing Cash and Cash Equivalents, plus (iii) the Preliminary Surplus (or minus any Preliminary Deficiency, in each case, as of the Closing Date), minus (iv) the Estimated Closing Date Indebtedness, minus (v) the sum of the Initial Warranty Escrow Fund Amount, the Initial EC Escrow Fund Amount, and the Initial Expense Escrow Fund Amount, minus (vi) all fees, expenses and other monies due or payable to the Paying Agent in connection with the transactions contemplated hereby, minus (vii) the Transaction Expenses, to the extent not included in the Closing Date Indebtedness.

“Management Group” shall mean Cowen Investments I, LLC, J.H. Whitney IV, L.P., J.H. Whitney Mezzanine Fund, L.P., J.H. Whitney Private Debt Fund, L.P., James E. Ashton, John F. Beasley, Corey Rucci, Scott Sirignano, Rick Slimp, Bruce Arrington, Ron Miller, John B. DeVault, Mel Johnson, Richard Fagan and Kirk Giroux.

“Members” shall mean the Members of Holdings.

“Non-Management Group” shall mean all Members of Holdings who are not in the Management Group, and all Option Holders who are not in the Management Group.

“Option Holders” shall mean all holders of Options immediately prior to the Closing Date.

“Option Proceeds” shall mean the aggregate exercise price of all Options that entitle the Option Holders to receive payment pursuant to Section 3.2.

“Outstanding Common Units” shall mean the sum of (i) the number of outstanding Common Units, and (ii) the number of Common Units issuable upon exercise of all outstanding Options that entitle the holder to receive payment pursuant to Section 3.2, and (iii) the number of Common Units issuable upon exercise of all outstanding Warrants that entitle the holder to receive payment pursuant to Section 3.3, in each case, determined immediately prior to the Effective Time.

“Per Common Unit Management Merger Consideration” shall mean an amount equal to the quotient obtained by dividing (a) the sum of the following: (i) the Closing Date Equity Payout, plus or minus (ii) the Working Capital Adjustment, plus (iii) the aggregate Option Proceeds, plus (iv) the aggregate Warrant Proceeds, minus (v) the Total Preferred Merger Consideration, by (b) the number of Outstanding Common Units.

“Per Common Unit Merger Consideration” shall mean the Per Common Unit Management Merger Consideration or the Per Common Unit Non-Management Merger Consideration, as applicable.

“Per Common Unit Non-Management Merger Consideration” shall mean an amount equal to the quotient obtained by dividing (a) the sum of the following: (i) the Closing Date Equity Payout plus or minus (ii) the Working Capital Adjustment, plus (iii) the aggregate Options Proceeds, plus (iv) the aggregate Warrant Proceeds, minus (v) the Total Preferred Merger Consideration, plus (vi) the Initial Warranty Escrow Fund Amount plus (v) the Initial EC Escrow Fund Amount, plus (vi) the Initial Expense Escrow Fund Amount, by (b) the number of Outstanding Common Units.

“Per Preferred Unit Merger Consideration” shall mean an amount calculated with respect to each Preferred Unit outstanding as of the Closing Date or calculated as though each outstanding Warrant to purchase a Preferred Unit had been issued equal to the Preferred Unit Cost with respect to such, times 1.06n, where “n” = the number of years (and/or fractions thereof) from the date of issuance of (a) such Preferred Unit or (b) the Warrant exercisable for such Preferred Unit.

“Preferred Unit Cost” shall mean an amount equal to $0.85.

“Total Enterprise Value” shall mean One Hundred Fifty Eight Million United States Dollars (USD 158,000,000).

“Total Option Proceeds” shall mean the aggregate exercise price of all Options that entitle the Option Holders to receive payment pursuant to Section 3.2.

“Total Preferred Merger Consideration” shall mean the aggregate of the Per Preferred Unit Merger Consideration, calculated with respect to each Preferred Unit outstanding as of the Closing Date and each Preferred Unit underlying a Preferred Warrant outstanding as of the Closing Date.

“Warrant Proceeds” shall mean the aggregate exercise price of all Warrants that entitle the holder to receive payment pursuant to Section 3.3.

“Warrant Holders” shall mean all of the holders of Warrants immediately prior to the Closing Date.

3.5 Payment for Units.

a. As soon as reasonably practicable after the Closing Date, the Paying Agent will mail and/or make available to each record holder of Units, a Letter of Transmittal (the “Letter of Transmittal”), which shall (i) contain warranties of such holder as to title to such Units and the authority to execute and deliver the relevant documents and the Certificates, along with such other representations and warranties as the Paying Agent and/or Parent may reasonably deem necessary or appropriate, (ii) specify that delivery shall be effected, and risk of loss and title to such Units shall pass, upon proper delivery to the Paying Agent of the Certificate representing such Units, together with a properly completed Letter of Transmittal by such holder of the Units, (iii) contain instructions for use in effecting the delivery of the Certificates in exchange for the Per Common Unit Management Merger Consideration, the Per Common Unit Non-Management Consideration and Per Unit Preferred Merger Consideration, as applicable, and (iv) contain a release of any and all Claims against Parent and the Surviving Corporation relating to such Units and the transactions contemplated hereby.

b. Upon (i) surrender or delivery for cancellation to the Paying Agent of one or more of the Certificates evidencing the Units together with such Letter of Transmittal duly executed and properly completed in accordance with the instructions therein, or, (ii) in the case of Units in which the Certificate is lost or missing, upon the surrender or delivery to the Paying Agent of a Letter of Transmittal duly executed and properly completed in accordance with the instructions therein, the holder of such Units shall receive from the Paying Agent, within a reasonable period of time after the Paying Agent verifies the receipt of all requisite paperwork, properly completed and executed, by certified check (or at the election of any Person entitled to receive in excess of USD 100,000, by wire transfer to an account designated by such holder) an amount equal to the aggregate Per Unit Merger Consideration and Per Unit Preferred Merger Consideration, as applicable, attributable to the number of Units held by such holder and properly transferred to the Paying Agent.

c. No interest shall be paid or accrued in respect of payments of the Closing Date Equity Payout. If payment is to be made to a Person other than the Person in whose name the Units are registered, it shall be a condition of payment that the Certificates and the Letter of Transmittal delivered to the Paying Agent as provided in Section 3.5(a) shall be properly executed and otherwise in proper form and that the Person requesting such payment shall pay any Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificates or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not applicable. Until the Paying Agent receives the relevant Certificates and the relevant Letter of Transmittal in accordance with the provisions of this Section 3.5, each holder of any Units shall own only the right to receive, as a general creditor of the Paying Agent, to the extent the funds have been delivered to the Paying Agent (i) the Per Common Unit Merger Consideration, in the case of Common Units and as applicable, and additionally, (ii) the Per Preferred Unit Merger Consideration in the case of Preferred Units.

d. After the Effective Time, there shall be no transfers of Units on the transfer books of the Surviving Corporation. If, after the Effective Time, a request for the transfer of Units is presented to the Paying Agent or the Surviving Corporation, the relevant Units shall be canceled and exchanged for the consideration as provided in Sections 3.1 and 3.5.

e. Notwithstanding the foregoing, Parent, the Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Units such amounts as are required under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Units in respect of which such deduction and withholding were made by Parent, the Surviving Corporation or the Paying Agent. Notwithstanding the foregoing, no amount shall be withheld from any payment made hereunder to a holder of Units who provides Parent, the Surviving Corporation or the Paying Agent with a properly completed Internal Revenue Service Form W-9 or Substitute Form W-9, or who otherwise provides Parent, the Surviving Corporation or the Paying Agent with appropriate evidence that such Person is exempt from federal income tax back-up withholding. Pursuant to Section 3.6, if a Certificate has been mutilated, lost, stolen or destroyed, the holder of such Certificate shall submit an affidavit and indemnity to the Surviving Corporation, which shall be contained in the Letter of Transmittal stating that the Certificate has been mutilated, lost, stolen or destroyed.

f. Neither the Paying Agent, Parent nor the Surviving Corporation will be liable to any holder of Units for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If the Certificates have not been surrendered to the Paying Agent prior to one year after the Effective Time (or immediately prior to such earlier date on which any cash in respect of the relevant Units would otherwise escheat to or become the property of any Governmental Body), any such cash shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

g. The Per Common Unit Merger Consideration and the Per Preferred Unit Merger Consideration payable in accordance with the terms of this Article 3 shall be deemed to have been paid in full satisfaction of all rights pertaining to such Units.

h. Any portion of the Closing Date Equity Payout that remains undistributed to the holders of Units, Options or Warrants, one year after the Effective Time will be promptly delivered to the Surviving Corporation by the Paying Agent along with any and all earnings thereon, and any holder of Units, Options or Warrants shall look only to Parent or the Surviving Corporation for satisfaction of any claims related to the Closing Date Equity Payout.

i. Notwithstanding anything else set forth herein, in no event shall Parent be obligated to pay to the holders of Common Units, Preferred Units, Escrow Units, Options and Warrants collectively an amount in excess of the aggregate of (i) the Total Enterprise Value plus (ii) the Preliminary Surplus, if any, less (iii) the Preliminary Deficiency, if any, (iv) in each of clauses (ii) and (iii), as adjusted by the Working Capital Adjustment set forth in Section 3.8, if any, less (v) the Poco Companies’ Indebtedness at Closing, less (vi) the Transaction Expenses, less (vii) any and all fees payable pursuant to the Paying Agent Agreement, plus (viii) the Poco Companies’ Closing Cash and Cash Equivalents.

3.6 Lost Certificates. If any Certificate with respect to Units that have been certificated shall have been mutilated, lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be mutilated, lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made with respect to such Certificate, the Paying Agent shall pay all amounts in respect of such mutilated, lost, stolen or destroyed Certificate, in accordance with this Agreement.

3.7 Pre-Closing Estimates. At least five (5) Business Days prior to the Closing, Holdings shall submit to the Parent a written statement (the “Estimate”) in substantially the form as the Closing Statement (the “Closing Statement”) and Final Statement attached as Exhibit A hereto, which sets forth in reasonable detail (i) Holdings’ good faith estimate of Closing Date Indebtedness (“Estimated Closing Date Indebtedness”) and (ii) Holdings’ good faith estimate of the Closing Working Capital Value (“Estimated Working Capital Value”), each as determined in a manner consistent with past practices and in accordance with GAAP. Holdings shall grant the Parent full access to the books, records and personnel of Holdings and the Company and the opportunity to consult with Holdings for purposes of confirming or disputing the Estimate, prior to the Closing. If Parent agrees with the Estimated Closing Date Indebtedness and Estimated Working Capital Value, each as set forth on the Estimate, then such amounts shall be used for the purposes of determining the Closing Date Equity Payment. If the Parent shall disagree, in good faith, with any item set forth in the Estimate, and notifies Holdings in writing of such disagreement prior to the Closing, then Parent and Holdings shall each work, in good faith, to reach agreement on such items and the amounts as agreed to by Parent and Holdings shall be deemed the Estimated Closing Date Indebtedness and Estimated Working Capital Value for all purposes under this Agreement.

3.8 Post-Closing Adjustments.

a. Final Statement. Within forty-five (45) days after the Closing Date, Parent shall cause the Company to prepare in good faith and deliver to the Member Representative a written statement (the “Preliminary Statement”) in substantially the form as the Closing Statement and Final Statement attached as Exhibit A, which shall set forth in reasonable detail Parent’s determination of the Closing Working Capital

Value and Closing Date Indebtedness, in each case determined in a manner consistent with past practices and in accordance with GAAP, except that in the event past practices and GAAP conflict then GAAP will be used. The Preliminary Statement shall be binding upon the parties to this Agreement and such Preliminary Statement shall be the “Final Statement,” unless the Member Representative gives written notice of its disagreement to Parent in accordance with Section 3.8(b) within fifteen (15) days after its receipt of the Preliminary Statement.

b. Disagreement Procedures. The Preliminary Statement shall not be binding upon the parties to this Agreement if the Member Representative gives written notice of the Member Representatives’ disagreement (“Notice of Disagreement”) to Parent within fifteen (15) days after its receipt of the Preliminary Statement, specifying in reasonable detail the nature and extent of such disagreement. If the Member Representative and Parent resolve any such disagreement to their mutual satisfaction within fifteen (15) days after Parent’s receipt of the Notice of Disagreement from the Member Representative, that agreement shall be binding upon the parties to this Agreement, and the Preliminary Statement, with such changes, if any, as are so mutually agreed, shall become the “Final Statement.”

c. Unresolved Disagreements. If the Member Representative and Parent are unable to resolve any such disagreement within such fifteen (15) day period, the Parent or the Member Representative may refer such disagreement for final determination to the Selected Firm. The resolution of such disagreement and the Selected Firm’s calculations of the Closing Working Capital Value and Closing Date Indebtedness in accordance with Section 3.8(a), shall be final and binding upon the parties to this agreement and shall be nonappealable, and shall, together with those aspects of the Preliminary Statement as to which no objection was made, be the “Final Statement.”

d. Selected Firm. The parties will cooperate with the Selected Firm during the term of its engagement. The matters to be resolved by the Selected Firm shall be limited to the items specified in the Notice of Disagreement. The resolution of a disagreement on any item by the Selected Firm shall not be more favorable to the Parent than the amount set forth in the Preliminary Statement or more favorable to the Member Representative than set forth in the Notice of Disagreement. The Selected Firm’s determination will be based solely on presentations by the Member Representative and Parent and their respective representatives, and shall be in accordance with this Agreement (i.e., not on the basis of an independent review). The Selected Firm shall deliver its final resolution of items specified in the Notice of Disagreement to the parties in writing, which final resolution shall be delivered not more than thirty (30) days following the referral of such disagreement to the Selected Firm. The fees and expenses of the Selected Firm shall be borne by the parties as designated by the Selected Firm, which designation shall be based upon the inverse proportion of the amount of disputed items resolved in favor of such party (i.e., so that the prevailing party bears a lesser amount of such fees and expenses).

e. Access to Books and Records. The Parent shall grant the Member Representative and its representatives reasonable access to the relevant books and records of the Company and its relevant personnel during normal business hours to allow the Member Representative to make evaluations under this Section 3.8.

f. Closing Balance. For purposes hereof, the term “Closing Balance” shall mean (i) the Estimated Closing Date Indebtedness plus (ii) the Preliminary Deficiency (or minus the Preliminary Surplus).

g. Final Balance. For purposes hereof, the term “Final Balance” shall mean (i) the Closing Date Indebtedness, plus (ii) the Final Deficiency (or minus the amount of the Final Surplus), in each case as the items referred to in the preceding clauses (i) and (ii) are reflected in the Final Statement.

h. Payment. If the Closing Balance is greater than the Final Balance, then Parent shall be obligated to pay the difference between such amounts to the Paying Agent, on behalf of the Members and the Escrow Beneficiaries. If the Final Balance is greater than the Closing Balance, then the Member Representative, on behalf of the Escrow Beneficiaries, shall be obligated to pay the difference between such amounts to Parent out of the Expense Escrow Fund provided, however, that if the Expense Escrow Fund does not have a sufficient balance to pay such difference, any amount due in excess of the balance in the Expense Escrow Fund shall be paid out of the Warranty Escrow Fund. Within five (5) Business Days after Member Representative’s delivery of a Notice of Disagreement, any difference between the Closing Balance and the Final Balance which is not in dispute shall be paid in cash to the party entitled thereto plus interest thereon from the Closing Date to date of payment at the Agreed Rate. Within five (5) Business Days after the determination of the Final Statement, any difference between the Closing Balance and the Final Balance, after taking into account the payments, if any, made pursuant to the immediately preceding sentence, shall be paid in cash to the party entitled thereto plus interest thereon from the Closing Date to date of payment at the Agreed Rate (the aggregate of payments made pursuant to this Section 3.8(h) is herein referred to as the “Working Capital Adjustment”).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES AS TO HOLDINGS

Except as set forth in the Company Disclosure Schedule, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Holdings represents and warrants to Parent that the statements contained in this Article 4 are true, correct and complete in all material respects with respect to Holdings as of the Execution Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 4).

4.1 Organization. Holdings is a limited liability company duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws. Holdings has the requisite entity power to own and operate its properties and assets, and to carry on its business as presently conducted. Holdings is duly qualified or licensed and in good standing as a foreign limited liability company, and is authorized to do business, in each jurisdiction in which the ownership or leasing of its respective properties or the character of its respective operations makes such qualification necessary, except such jurisdictions where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on the Poco Companies, taken as a whole. Holdings (a) owns all of the capital stock of the Company, free and clear of any Encumbrance (other than Encumbrances in favor of Comerica Bank) and (b) owns no capital stock or other equity interest in any other entity. Holdings has previously made available to Parent true, correct and complete copies of the organizational documents of Holdings.

4.2 Power and Authority; Enforceability. Holdings has full corporate power and authority to make, execute, deliver and perform this Agreement and the other Transaction Documents, to perform its respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions contemplated hereby have been duly authorized and approved by all required corporate action of Holdings and its Members. This Agreement has been duly executed and delivered by Holdings and is, and each of the other Transaction Documents to which it is a party, when executed and delivered by Holdings will be, a valid and binding obligation of Holdings enforceable against Holdings, in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

4.3 Capitalization.

a. The authorized equity interests of Holdings consist of (i) Seventy-Five Million (75,000,000) Common Units and (ii) Seventy-Five Million (75,000,000) Preferred Units. All outstanding Units of Holdings have been validly issued, and are fully paid and non-assessable. Schedule 4.3 of the Company Disclosure Schedule sets forth the number and type of Units that are outstanding as of the date of this Agreement, including the holders of such Units and such holder’s name, address, the price paid for such Units, the date such Units were acquired and the certificate number of such units, if Certificated. Holdings is not a party to any agreement that restricts or otherwise affects the voting or transfer of the Units, and to the Knowledge of Holdings, Holdings is not party to or bound by any other such agreement.

b. Schedule 4.3 of the Company Disclosure Schedule sets forth the number of Options that are outstanding as of the date of this Agreement, including the holders of such Options, the exercise price thereof and such holder’s name and address, the date such Units were granted and the grant number of such Options, if applicable. The Company has delivered to Parent true and correct copies of each Option Plan and each option agreement, together with all amendments or supplements thereto. All Options outstanding as of the Closing Date were granted in accordance with the terms and conditions of the applicable Option Plan.

c. Schedule 4.3 of the Company Disclosure Schedule sets forth the number of Warrants that are outstanding as of the date of this Agreement, including the holders of such Warrants, the exercise price thereof and such holder’s name and address, the date such Warrants were issued and the warrant number of such Warrants, if applicable.

d. Except for the Option Plan, any Option agreements entered into with respect to Options issued under the Option Plans and the Warrants, there are no (i) outstanding securities convertible into or exercisable or exchangeable for the Units of Holdings, the Company or any of its Subsidiaries or (ii) contracts, commitments, agreements, understandings or arrangements of any kind to which Holdings, the Company or any of their Subsidiaries is a party obligating Holdings, the Company or any such Subsidiary under any circumstance to issue or repurchase any of its securities.

4.4 No Violations. The execution, delivery and performance of this Agreement by Holdings do not and the execution and delivery of the Transaction Documents and the consummation by Holdings of the Transactions will not (with or without the giving of notice or the lapse of time or both) (i) violate, conflict with, or result in a breach or default under any provision of the charter or bylaws of Holdings; (ii) result in a breach of or violation by Holdings of any of the terms, conditions, or provisions of any Law or Order or by which any of its properties or assets may be bound; (iii) require on the part of Holdings any Governmental Authorization or any filing with or notice to any Governmental Body; or (iv) result in a violation or breach by Holdings of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Holdings (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of Holdings pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which Holdings is a party, or by which Holdings or any of its properties or assets may be bound, except in the case of clause (iv) of this Section 4.4, for such violations, consents, breaches, defaults, terminations and accelerations which in the aggregate would not have a Material Adverse Effect on the Poco Companies, taken as a whole.

4.5 Compliance with Laws.

a. Holdings is, and for the five (5) years immediately prior to the Execution Date has been, in material compliance with all applicable Laws and has filed with the proper Governmental Body all statements and reports required to be filed by all applicable Laws, except where any such non-compliance or failure to file would not reasonably be expected to have a Material Adverse Effect on the Poco Companies, taken as a whole. Holdings is not, and has not in the five (5) years immediately prior to the Execution Date been subject to any investigation by any Governmental Body or conducted any internal investigation concerning any actual or alleged material violation of any Law in connection with the conduct of its business.

b. Neither Holdings, nor any of its respective directors, officers, agents, employees or representatives (in their capacities as such), has, in the five (5) years immediately prior to the Execution Date: (i) directly or indirectly used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) directly or indirectly paid or delivered any payment, fee, commission, or other sum of money or item of property, however characterized, to any Government Official, or to any finder, agent or other party acting on behalf of or under the auspices of a Governmental Official or Governmental Body that was in violation of any applicable Law; (iii) to its Knowledge made any payment, directly or indirectly, to any customer or supplier for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges; or (iv) to its Knowledge engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent.

c. Except with respect to the matters disclosed in the Initial VSD to BIS, neither Holdings, nor any of its respective directors, officers, agents, employees or representatives (in their capacities as such), believes that, in the five (5) years immediately prior to the Execution Date, any of the foregoing persons or entities have taken any action or made any omission in violation of, or that may cause Holdings to be in violation of, any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, including without limitation all U.S. International Trade Laws.

d. Without limiting the foregoing, Holdings represents and warrants that Holdings:

(i) has not received any written communication in the past five (5) years alleging that it is not, or may not be, in compliance in all material respects, with all U.S. export controls and sanctions laws;

(ii) has obtained, or is in the process of obtaining, all necessary export licenses and/or approvals required for its sale and delivery of all products, software and technologies exported from the United States;

(iii) does not have Knowledge that, since the filing of the Initial VSD to BIS, any reviewing agency or BIS personnel have

a) put a hold on any export license application the Company, or any of its subsidiaries, has or had pending with BIS,

b) informed the Company its license applications will be issued only after completion of a review by the Office of Export Enforcement.

(iv) does not have knowledge that BIS: (A) has rejected any export license application filed by the Company or any of its Subsidiaries within the past 18 months; or (B) since the filing of the Initial VSD to BIS has taken an amount of time in excess of the time historically taken to review export license applications filed by the Company or any of its Subsidiaries with respect to the country to which such applications relate;

(v) is in compliance, in all material respects, with the terms of all applicable export licenses and/or approvals;

(vi) does not have any pending or, to Holding’s Knowledge, threatened claims against Holdings with respect to such licenses or other approvals;

(vii) has no pending or voluntary disclosures or voluntary self-disclosures, nor is Holdings drafting or preparing for the submission of any voluntary disclosure or voluntary self-disclosure; and

(viii) to its Knowledge, is not aware of actions, conditions, or circumstances pertaining to Holding’s import or export transactions that may give rise to any future claims.

4.6 Ownership and Beneficiaries of Proceeds. Other than Holdings and all of the Members, Warrant Holders and Option Holders, no person or entity has any direct or indirect ownership interest, whether legal or beneficial, in any of the Poco Companies or any of their assets. No person or entity, other than Holdings and its legal and beneficial owners as disclosed to Parent, is entitled to any income or profit from this Agreement and all related agreements.

4.7 Brokers’ Fees. Holdings has not incurred and will not incur any brokerage, finders, advisory or similar fee in connection with the Transactions contemplated by this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES AS TO COMPANY

Except as set forth on the Company Disclosure Schedule, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, Holdings and the Company hereby represent and warrant to Parent that the statements contained in this Article 5 are true, correct and complete in all material respects as of the Execution Date and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 5).

5.1 Organization, Power, Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Subsidiaries are duly organized, validly existing and in good standing under the laws of the state or country of its formation. Each of the Company and its Subsidiaries has all requisite entity power and authority to own, operate or lease its assets and to conduct its business as presently conducted and as presently proposed to be conducted and, as applicable, to enter into the Transaction Documents and to consummate the Transactions. Each of the Company and its

Subsidiaries is duly authorized to conduct business and is in good standing in each jurisdiction where such authorization is required to conduct its business as currently conducted by it, other than in such jurisdictions where the failure to so qualify or be in good standing would not reasonably be expected to have a Material Adverse Effect on the Poco Companies, taken as a whole. Schedule 5.1 of the Company Disclosure Schedule sets forth by entity such entity’s jurisdiction of incorporation or formation, as well as each jurisdiction in which authorization is required for the Company and each of its Subsidiaries to conduct its business and whether or not such entity has such authorization. The Company has previously made available to Parent, in written form, true, correct and complete copies of the certificate of incorporation and bylaws (or similar organizational documents, as appropriate) of the Company and each Subsidiary, as currently in effect.

5.2 Subsidiaries. Schedule 5.2 of the Company Disclosure Schedule sets forth the name, jurisdiction of organization and capitalization of each of the Company’s Subsidiaries and the interest of the Company in each of its Subsidiaries. Other than as set forth on Schedule 5.2 of the Company Disclosure Schedule, the Company and its Subsidiaries do not own, directly or indirectly, any capital stock or other equity securities of any Person or have any direct or indirect equity or ownership interest in any business other than publicly traded securities constituting less than five percent (5.0%) of the outstanding equity of the issuing entity. All of the outstanding equity interests of each of the Company’s Subsidiaries are owned directly or indirectly by the Company, free and clear of all Encumbrances of any kind (other than Permitted Liens), and are validly issued, fully paid and nonassessable, and there are no outstanding subscriptions, warrants, puts, calls, options, rights or agreements of any kind relating to the issuance, sale or transfer of any equity interests of any Subsidiary, or that give any person or entity the right to receive any economic benefit or right similar to or derived from the economic benefits or rights of the equity interests of one or more Subsidiaries, nor are there outstanding any securities that are convertible into or exchangeable for any shares of any capital stock or other equity securities of any Subsidiary, and neither the Company nor any of its Subsidiaries has any obligation of any kind to issue any additional securities or to pay for or repurchase any securities of any Subsidiaries or any predecessors thereof.

5.3 No Conflict; Third-Party Consents. Except as contemplated by this Agreement or the other Transaction Documents, the execution and delivery of this Agreement do not and the execution and delivery of the other Transaction Documents and the consummation of the Transactions will not (i) violate or conflict with the provisions of the certificate of incorporation or bylaws, regulations, limited liability operating agreement or other organizational documents of the Company or any of its Subsidiaries, (ii) result in the imposition of any Encumbrance upon any of the properties or assets of the Company or its Subsidiaries, cause the acceleration or material modification of any obligation under, create in any party the right to terminate, constitute a material default or breach of, or violate or conflict with the material terms, conditions or provisions of, any material note, bond, mortgage, including deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or its Subsidiaries are bound, (iii) result in a breach or violation by the Company or any of its Subsidiaries of any of the terms, conditions or provisions of any Law or Order or (iv) require on the part of the Company or any of its Subsidiaries any Governmental Authorization or any filing with or notice to any Governmental Body. No consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by the Company of this Agreement or any of the other Transaction Documents to which the Company is or is to become party or the consummation of the Transactions.

5.4 Governmental Authorizations. The execution, delivery and performance of this Agreement and the other Transaction Documents by Holdings and, if applicable, by the Company and consummation of the Transactions will not require on the part of the Company or any of its Subsidiaries any Governmental Authorization or any filing with or notification to any Governmental Body.

5.5 Capitalization.

a. The authorized capital stock of the Company consists solely of One Thousand (1,000) shares of Company common stock, par value one hundred dollars ($100) per share, of which ten (10) shares are issued and outstanding. All of the issued and outstanding shares of the Company common stock have been duly authorized and validly issued, are fully paid and nonassessable. There are no securities, notes, bonds, options, warrants, calls or other instruments issued by the Company that are convertible into or exchangeable for capital stock of all classes of the Company nor does the Company have any outstanding commitment or obligation to repurchase, reacquire or redeem any of its outstanding capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

b. The Company is not a party to any agreements or understandings with respect to the voting (including voting trusts and proxies), sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock of the Company.

c. Immediately after the Closing, other than rights granted by or entered into with Parent, no Person will hold or have the right to acquire any equity securities of Company other than Parent or any Person acquiring any such right from or through Parent.

5.6 Financial Information.

a. The Company has furnished Parent with copies of (i) the unaudited balance sheet of the Company and its Subsidiaries as of June 30, 2008 (the “Company Latest Balance Sheet”), and the related unaudited statements of income and cash flow of the Company and its Subsidiaries as of and for each month end, beginning with January 2007, and continuing for each month thereafter through and including June 2008, including the notes thereto (together with the Company Latest Balance Sheet, the “Company Unaudited Financial Statements”) and (ii) the audited balance sheet of the Company and its Subsidiaries as of December 31, 2006, and 2007, and the audited statements of income, changes in equity and cash flow of the Company and its Subsidiaries for the years ended December 31, 2006, and 2007, respectively (including the notes thereto, the “Company Audited Financial Statements”). The Company

Audited Financial Statements, (i) fairly present (subject, in the case of unaudited financial statements, to normal and recurring year-end adjustments which will not, individually or in the aggregate, be materially adverse and, in the absence of footnote disclosures that, if presented, would not differ materially from those included in the most recent Company Audited Financial Statements), the financial condition and results of operations, changes in equity and cash flow of the Company and its Subsidiaries at and as of the dates thereof and for the periods covered thereby, (ii) were compiled from books and records regularly maintained by management of the Company used to prepare the financial statements of the Company and its Subsidiaries, and (iii) were prepared in accordance with GAAP, consistently applied.

b. None of the Company or any of its Subsidiaries owes any indebtedness for borrowed money, other than the Senior Indebtedness.

5.7 Conduct of Business. Since January 1, 2008, the Poco Companies have conducted the Business only in the Ordinary Course of Business consistent with past custom and practice. Since January 1, 2008, none of the Poco Companies has adopted, amended, modified, terminated or entered into any Company Benefit Plan (or other plan, policy, program or arrangement which if in effect on the date hereof would be a Company Benefit Plan) or collective bargaining agreement. Since January 1, 2008, there has been no Material Adverse Effect with respect to the Poco Companies, taken as a whole. Without limitation of the foregoing, since January 1, 2008, the Company has not taken any action or agreed to take any action, which, if taken after the date hereof, would violate the provisions of Section 10.3.

5.8 Inventory. All Inventory of the Company, whether or not reflected in the Company Latest Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Company Latest Balance Sheet or on the accounting records of the Company as of the Closing Date, as the case may be. All Inventory not written off has been valued in the Company Latest Balance Sheet and on the accounting records of the Company at the lower of cost or market on a first in, first out basis, with adequate reserves.

5.9 Accounts Receivable. All accounts receivable of the Company and its Subsidiaries that are reflected on the Company Latest Balance Sheet or on the accounting records of the Company and its Subsidiaries as of the Closing Date represent and will represent valid receivables and were incurred in the Ordinary Course of Business for bona fide products delivered or services rendered. To the Knowledge of the Company, unless paid prior to the Closing Date, the accounts receivable are current and have been or will be collected in full, net of the respective reserves shown on the Company Latest Balance Sheet or on the accounting records of the Company and its Subsidiaries (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the accounts receivable as of the Closing Date than the reserve reflected in the Company Latest Balance Sheet represented for the accounts receivable reflected therein and will not represent a material adverse change in the composition of such accounts receivable in terms of aging). There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an accounts receivable relating to the amount or validity of such accounts receivable. No notice has been received from any account debtor that any amount of such accounts receivable are subject to any pending or threatened dispute, set-off, discount or counterclaim of any kind, other than consistent with past practices pursuant to reserve methodologies customarily used by the Company. Schedule 5.9 of the Company Disclosure Schedule contains a complete and accurate detailed aging of all accounts receivable by customer and invoice both as of the date of the Company Latest Balance Sheet and as of the date of this Agreement, including any reserves taken with respect to such customers and invoices.

5.10 Company Material Contracts. Schedule 5.10 of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of each of the following Contracts to which the Company or any of its Subsidiaries is a party or otherwise bound (collectively, the “Company Material Contracts”):

a. Contracts for the future acquisition or sale of any assets involving $150,000 individually (or in the aggregate, in the case of any related series of Contracts);

b. Contracts relating to joint ventures or partnerships;

c. Contracts calling for future aggregate purchase prices or payments to or from the Company or its Subsidiaries in any one year of more than $150,000 in any one case (or in the aggregate, in the case of any related series of Contracts);

d. Contracts containing covenants of the Company or its Subsidiaries prohibiting or limiting the right to compete in any line of business or prohibiting or restricting any of their ability to conduct business with any Person or in any geographical area;

e. Contracts or clauses thereof concerning confidentiality obligations that are binding upon the Company or its Subsidiaries; provided, however, in lieu of making a list of each non-disclosure agreement, the Company represents that it has provided to, or made available to, Parent, copies of each of the non-disclosure agreements;

f. Contracts relating to the acquisition by the Company or its Subsidiaries of any operating business, the capital stock of any other Person or, except for Inventory acquired in the Ordinary Course of Business, relating to the purchase or lease of any other assets or property (real or personal) for a purchase price (or annual lease payments) of more than $150,000 individually (or in the aggregate, in the case of any related series of Contracts);

g. Contracts requiring the payment by or to the Company or its Subsidiaries of a royalty, “finders’ fee,” brokerage commission, override or similar commission or fee of more than $150,000 in any year;

h. any Contract relating to Intellectual Property or research and development which involves payment in excess of $150,000 in any year, including,

without limitation, any Contracts pursuant to which any Person has granted to the Company or any of its Subsidiaries the right to use Intellectual Property;

i. all collective bargaining agreements and all Contracts relating to employment, compensation, benefits, termination, retention, severance (other than standard employee manuals and the like);

j. Contracts with any Related Person, including, but not limited to, Holdings or its Affiliates;

k. Contracts relating to the creation of Encumbrances (other than the Permitted Liens) or the guarantee of the payment of liabilities or performance of obligations of any other Person by the Company or its Subsidiaries;

l. Contracts and other agreements pursuant to which any Person has been granted by the Company or any of its Subsidiaries the right to use or purchase any Tangible Property or Intellectual Property and involving the payment of amounts in excess of $150,000 in any year;

m. each of the customer Contracts with the Company’s top twenty (20) customers (based on the Company’s revenues from such customer during 2007);

n. any stock option agreement, restricted stock agreement, phantom stock agreement, stock appreciation rights or similar agreement, arrangement or understanding relating to the Company common stock;

o. any agreement under which the Company or its Subsidiaries have been prepaid either (i) in an amount in excess of $150,000 or (ii) other than in the Ordinary Course of Business, in either case for goods and services not delivered;

p. all contracts under which the consequences of a default or termination would have a Material Adverse Effect on the Poco Companies, taken as a whole;

q. any settlement, conciliation or similar agreement with any Governmental Body entered into in the last five (5) years or which will require payment after the date of the Company Latest Balance Sheet of an amount in excess of $150,000;

r. all Company (and Subsidiary) letters of credit, guaranty agreements and loan agreements; and

s. all Contracts related to the relationships between the Company and/or the Subsidiary and each of the distributors, agents and representatives of their respective products or services; and with respect to non-disclosure agreements with such persons, in lieu of making a list of each non-disclosure agreement with distributors, agents and representatives, the Company represents that it has provided to, or made available to, Parent copies of each of the non-disclosure agreements.

The Company has made available to Parent true and correct copies of all of the Company Material Contracts. With respect to each Company Material Contract, (a) such Company Material Contract is legal, valid, binding and enforceable (except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)), and in full force and effect with respect to the Company or its Subsidiaries, as applicable; (b) the Company is not in material breach or default under any Company Material Contract; (c) to the Knowledge of the Company, no other party to any Company Material Contract is in material breach or default thereof and no event has occurred that with notice or lapse of time would constitute a material breach or material default, or permit termination, modification or acceleration under such Company Material Contract; (d) the Company and its Subsidiaries have not given to or received from any Person, at any time since January 1, 2008, any written notice or other written communication regarding any alleged, actual, possible or potential breach or default under or termination of any Company Material Contract; (e) to the Knowledge of the Company, there are no renegotiations of, or attempts to renegotiate, any material amounts paid or payable to the Company and its Subsidiaries under any Company Material Contract and, to the Knowledge of the Company, no Person has made written demand for such renegotiation; and (f) all Company Material Contracts will be legal, valid, binding and enforceable (except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors, and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law)), against the Poco Companies and, to the Company’s Knowledge, each other party thereto, and in full force and effect on identical terms immediately following Closing as on the Execution Date.

5.11 Real Property and Tangible Property.

a. Schedule 5.11 of the Company Disclosure Schedule lists and describes all of the real property currently owned in fee (together with all improvements thereon, the “Owned Real Property”) and all of the real property leased or subleased by the Company or its Subsidiaries or for which a right to use or occupy has been granted to the Company or its Subsidiaries (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”). Schedule 5.11 also identifies, with respect to each Owned Real Property, its tax identification number(s) and all Persons that use or occupy such Owned Real Property, in addition to the owner, if any, and, with respect to each Leased Real Property, each lease, sublease, license or other contractual obligation under which such Leased Real Property is occupied or used including the date and legal name of each of the parties to such lease, sublease, license or other contractual obligation. Schedule 5.11 of the Company Disclosure Schedule sets forth a true and correct list, as of the date of this Agreement, of all Contracts and Leases, together with extension notices and other material correspondence, lease summaries, notices or memoranda of lease, estoppel certificates and subordination, non-disturbance and attornment agreements related thereto, as applicable, in Company’s actual possession or control, and pursuant to which the Company and its Subsidiaries occupy or use any of the Real Property. The Company has made available to Parent true and correct copies of all such Contracts and Leases that affect the Real Property. There are no written or oral subleases, licenses, concessions, occupancy agreements or other contractual obligations granting to any other Person the right of use or occupancy of any of the Owned Real Property. To Company’s Knowledge, there are no written or oral subleases, licenses, concessions, occupancy agreements or other contractual obligations granting to any other Person the right of use or occupancy of any of the Leased Real Property.

b. Each Contract or Lease listed on Schedule 5.11 of the Company Disclosure Schedule is legal, valid, binding, and enforceable against the Company or a Subsidiary, and is in full force and effect and has not been modified. To the Company’s Knowledge, neither it nor any of its Subsidiaries, nor, any other party to any of the Leases or Contracts, is in breach or default under any of the Leases or Contracts, which breach or default would, directly or indirectly, be reasonably likely to result in a Material Adverse Effect on the Poco Companies taken as a whole. To Company’s Knowledge, no event has occurred or circumstances exist which, with the delivery of notice, passage of time, or both, would constitute a breach or default under such Leases or Contracts, which would directly or indirectly be reasonably likely to result in a Material Adverse Effect on the Poco Companies taken as a whole.

c. Neither the Company nor any of its Subsidiaries has assigned, sublet or otherwise transferred, in whole or in part, any of its interest in any of the Real Property. Except for the Permitted Exceptions and Permitted Liens, the Company or its Subsidiaries have the exclusive right to possession of the Real Property and the Company or its Subsidiaries have peaceful and undisturbed possession of such premises.

d. The Company and its Subsidiaries, as applicable, have good and clear record and marketable title to all of the Owned Real Property, free and clear of any Encumbrances, other than Permitted Liens and any Encumbrances discovered between the Execution Date and Closing and permitted by Parent to be included on the Company Disclosure Schedule prior to the Closing Date. The Company and its Subsidiaries, as applicable, have a valid leasehold interest in all of the Leased Real Property, free and clear of any Encumbrances, other than Permitted Liens.

e. There has been no material destruction, damage or casualty with respect to any of the Real Property. All facilities and improvements constituting a part of any of the Real Property are free of material defects and in good operating condition and repair.

f. To the Company’s Knowledge, no condemnation or taking action is pending or threatened with respect to any of the Real Property.

g. To the Company’s Knowledge, the Company or its Subsidiaries have obtained or caused to be obtained all Governmental Authorizations (including certificates of use and occupancy, licenses, and permits) required in connection with the construction, ownership, use, occupation, and operation of all of the Real Property. To the Company’s Knowledge, the Company’s and its Subsidiaries’ current use, occupancy, and operation of the Real Property does not violate in any material respect any restrictive covenant of record that affects any of the Real Property and is in accordance with all applicable Governmental Authorizations, Laws, and Orders. Neither the Company nor any of its Subsidiaries have received a written notice regarding a violation of all or any portion of any restrictive covenant of record that affects all or any portion of the Real Property or a written notice regarding a violation of any Governmental Authorizations, Laws or Orders that affects all or any portion of the Real Property.

h. To the Company’s Knowledge, the Real Property is supplied with utilities and other services necessary for the operation of such Real Property (including gas, electricity, water, drainage, sanitary sewer, storm sewer, fire protection, and telephone) as the same is currently operated or currently proposed to be operated, all of which utilities and other services are provided via public roads or via permanent, irrevocable appurtenant easements benefiting such Real Property. The Real Property abuts on and has direct vehicular access to a public road to the extent necessary for the conduct of Business as conducted as of the date hereof.

i. There are no leasing commissions or brokerage fees owed to any brokers with respect to the Real Property or any transaction affecting the Real Property.

j. Schedule 5.11(j) of the Company Disclosure Schedule sets forth a list, as of the date of this Agreement, of each material item of Tangible Property, owned or leased by the Company and any of its Subsidiaries.

k. The items of Tangible Property capitalized on the Company Latest Balance Sheet have been maintained in accordance with the Company’s normal practice and are in usable condition for the operation of the Business, ordinary wear and tear and aging excepted.

5.12 Intellectual Property.

a. Schedule 5.12(a) of the Company Disclosure Schedule identifies all active applications for registration and registrations of Intellectual Property owned by the Company or its Subsidiaries. With respect to the listed applications and registrations, each such application or registration has been prosecuted or maintained, as the case may be, in material compliance with all applicable rules, policies and procedures of the appropriate U.S., state or foreign registry. Without limiting the foregoing, with respect to each listed application and registration, all required filings have been timely made (or appropriate remedial steps have been taken) and all maintenance, filing and other fees have been timely paid (or appropriate remedial steps have been taken).

b. The Company or one of its Subsidiaries owns, licenses or otherwise possesses legally enforceable rights to use all Intellectual Property that is used by the Company and its Subsidiaries in the Business, except (i) for Permitted Liens; and (ii) as set forth in Contracts with the Company, the Subsidiary and/or their suppliers and customers. The Company has not granted to any third party any exclusive rights relating to its Intellectual Property.

c. To the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any material Intellectual Property rights owned by the Company or any of its Subsidiaries by any third party, including any employee or former employee of the Company or any of its Subsidiaries.

d. To the Knowledge of the Company, none of the (i) Intellectual Property owned by the Company or its Subsidiaries or (ii) products or services of the Company or its Subsidiaries infringes upon the rights of any other Person in any material respect. Within the last three (3) years, the Company has not received written notice (x) that any Person, other than the Company and its Subsidiaries, claims any ownership interest in any of the Intellectual Property owned by the Company or its Subsidiaries or (y) alleging or asserting that the Company or its Subsidiaries infringe or have infringed any Intellectual Property right of any third party.

e. The Company has taken steps reasonable under the circumstances to prevent the disclosure of all Intellectual Property owned by it or its Subsidiaries that is confidential (“Confidential Information”), except where such disclosure has not had and would not reasonably be expected to have a Material Adverse Effect on the Poco Companies, taken as a whole.

f. No Intellectual Property in the form of trade secrets, material know-how or other material confidential technical information, data, designs and processes have been disclosed to any Person (including former employees) not subject to a valid, binding and fully enforceable non-disclosure agreement in favor of the Company or any of the Subsidiaries.

g. All trade secrets, know-how and other confidential technical information, data, designs and processes included in the Intellectual Property, to the extent documented, are and have been, since the date of its creation, held in a secure location in accordance with security procedures reasonably adequate to assure the preservation of the confidentiality thereof, with access thereto limited to employees or contractors of Holdings, the Company and their respective Subsidiaries, subject to an enforceable non-disclosure agreement with those parties who have an actual need to know such information.

5.13 Tax and Other Returns and Reports.

a. Since November 1, 2000, each of the Poco Companies has filed, or has had filed on its behalf, in a timely manner (within any applicable extension periods) with the appropriate Taxing Authority all Tax Returns required to be filed under applicable Laws, and, all such Tax Returns have been prepared in accordance with applicable Law and were correct and complete in all material respects. Since November 1, 2000, no claim has been made by a Taxing Authority in writing in a jurisdiction in which Holdings, the Company or any Subsidiary does not currently file a

Tax Return that Holdings, the Company or any Subsidiary is or may be subject to taxation by that jurisdiction.

b. Since November 1, 2000, all Taxes due and payable by or with respect to the Poco Companies (whether or not shown on any Tax Return) have been paid in full. All amounts of Taxes required to be withheld by any of the Poco Companies have been withheld and have been duly and timely paid to the proper Taxing Authority, and each of the Poco Companies has complied with all reporting and recordkeeping requirements.

c. Since November 1, 2000, there are no outstanding (i) agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income, franchise or other Tax Returns required to be filed, (ii) extensions for the assessment or collection of Taxes that have not since been paid, or (iii) powers of attorney that are currently in force with respect to any Tax matter, in each case by or with respect to the Poco Companies.

d. None of the Tax Returns of or, with respect to any of the Poco Companies is currently being audited or examined by any Taxing Authority. Holdings has no Knowledge, nor has any of the Poco Companies received any written notice, that any Taxing Authority intends to conduct an audit or investigation relating to the Tax Returns of any of the Poco Companies or that any other Tax Proceedings with respect to any of the Poco Companies are pending or being conducted. Since November 1, 2000, none of the Poco Companies have received from any foreign, federal, state or local Taxing Authority (including jurisdictions where the Poco Companies have not filed Tax Returns) any (i) written request for information related to Tax matters, or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against the Poco Companies. The consolidated federal income Tax Returns of Holdings for taxable periods ended on or before December 31, 2002, have been examined by the relevant Taxing Authority or the relevant statute of limitations has expired.

e. No deficiency for any Taxes has been assessed with respect to Tax Returns filed by or that include any of the Poco Companies that has not been abated or paid in full or adequately provided for on the Company Latest Balance Sheet. There are no Encumbrances other than Permitted Liens as a result of any unpaid Taxes upon any of the assets of any of the Poco Companies.

f. Schedule 5.13 of the Company Disclosure Schedule lists all federal, state, local and foreign income Tax Returns filed with respect to any of the Poco Companies for taxable periods ended on or after December 31, 2003 and indicates those Tax Returns that have been audited. Holdings has delivered to the Parent correct and complete copies of all federal income Tax Returns and other material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by each of the Poco Companies that were filed or received since November 1, 2000.

g. At all times since its formation, Holdings has (i) had a valid election under Treasury Regulation Section 301.7701-3(c) to be treated as an association taxable as a corporation for federal income tax purposes, (ii) properly elected to be treated as the common parent of an affiliated group filing a consolidated federal income Tax Return, and (iii) where permitted, properly elected to file consolidated, combined or unitary Tax Returns for applicable state income and franchise tax purposes.

h. The unpaid Taxes of the Poco Companies (i) did not, as of December 31, 2007, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect differences between book and Tax income) set forth on the face of the Company Latest Balance Sheet (rather than any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the custom and practice of the Poco Companies in filing their Tax Returns. Since December 31, 2007, none of the Poco Companies has incurred any liability for Taxes arising from extraordinary gains and losses outside the Ordinary Course of Business.

i. Each of the Poco Companies (i) is not and has never been a member of any affiliated group that filed or was required to file an affiliated, consolidated, combined or unitary Tax Return (other than a group of which Holdings is the common parent), (ii) has no liability for the Taxes of another Person as transferee, successor or by contract or otherwise or under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Law) or (iii) is not a party to any Tax allocation, sharing, indemnity or similar arrangement or agreement (whether or not written).

j. [Intentionally Omitted.]

k. None of the Poco Companies has executed or entered into any written agreement with, or obtained or applied for any written consents or written clearances or any other Tax rulings from, nor has there been any written agreement executed or entered into on behalf of any of them with any Taxing Authority, relating to Taxes, including any IRS private letter rulings or comparable rulings of any Taxing Authority and closing agreements pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of any Law.

l. None of the Poco Companies has a net operating loss or other Tax attribute that is presently subject to limitation under Code sections 382, 383 or 384.

m. Since November 1, 2000, none of the Poco Companies has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement. None of the Poco Companies has distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed by Code § 361. None of the Poco Companies are a party to any gain recognition agreement entered into pursuant to Code § 367.

n. Since November 1, 2000, none of the Poco Companies has engaged in any reportable transaction as defined in Treasury Regulation Section 1.6011-4(b).

o. None of the Poco Companies have been at any time, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Code Section 897(c)(1)(A)(ii).

p. None of the Poco Companies will be required to include any item of income in, or exclude any item of deduction from, the taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date, (ii) intercompany transaction or excess loss account described in Treasury Regulations under Code § 1502 (or any corresponding or similar provision of Law), (iii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

q. Since November 1, 2000, none of the Poco Companies has had any debt that was (i) “corporate acquisition indebtedness” as defined in Code §279; (ii) bore interest any portion of which was “disqualified interest” as defined in Code § 163(j)(3), or (iii) was an “applicable high yield discount obligation” as defined in Code § 168(i)(1).

r. No Poco Company that is a foreign corporation will recognize a material amount of “subpart F income” as defined in Code § 952 during any, taxable year ending on or before January 1, 2008 and the period from December 31, 2007 through and including the Closing Date.

s. No Poco Company that is a foreign corporation has any “investments in United States property” as defined in Code § 956.

t. None of the Poco Companies has an “overall foreign loss” as defined in Code § 904(f).

u. Each of the Poco Companies has complied with all record-keeping obligations under Code § 6038 and has maintained appropriate documentation for transfer pricing arrangements for the purpose of Code § 482.

v. None of the Poco Companies has made any payments or is obligated to make any payments that (i) are or may not be deductible by reason of Sections 280G or 404 of the Code or (ii) are or may be subject to the imposition of an excise tax under Section 4999 of the Code. None of the Poco Companies is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law).

5.14 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), judgment, injunction, order or decree to which the Company or any Subsidiary is a party or otherwise binding upon the Company or any Subsidiary which has or reasonably could be expected to have a Material Adverse Effect on the Poco Companies, taken as a whole. Neither the Company nor any Subsidiary has entered into any agreement under which the Company or any Subsidiary is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

5.15 No Undisclosed Liabilities. The Company and its Subsidiaries have no material Liabilities or obligations of any nature, whether due or to become due and whether absolute, accrued, contingent, or otherwise, (and there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any Liability or obligation) that would be required under GAAP to be recorded or referred to in a footnote disclosure except for liabilities or obligations reflected or reserved against in the Company Latest Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law).

5.16 Litigation. There is no pending Proceeding (i) that has been commenced by or against the Company, any of the Subsidiaries or any of their respective officers, directors or employees (in the case of the officers, directors or employees, where such Proceeding related to actions taken or not taken by or on behalf of or relating to the Company or any of the Subsidiaries); or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions. To the Knowledge of the Company and its Subsidiaries, no such Proceeding has been threatened, nor is there any basis for such Proceeding. None of the Proceedings set forth on Schedule 5.16 of the Company Disclosure Schedule could reasonably be expected to have a Material Adverse Effect on the Poco Companies, taken as a whole. Holdings and the Company have made available to Parent true and correct copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 5.16 of the Company Disclosure Schedule.

5.17 Employees. The Company has made available to Parent true, correct and complete copies of all written employment agreements to which the Company or any of its Subsidiaries is a party. Schedule 5.17 of the Company Disclosure Schedule sets forth a true, correct and complete list, as of the date hereof, of the names of each Employee whose annual salary exceeds $100,000. Schedule 5.17 of the Company Disclosures Schedules identifies any program of the Company and its Subsidiaries permitting employees to carryover vacation or other leave with pay from year to year and the number of carryover hours accrued under each such program. In each case to the Knowledge of the Company, no employee is in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Company and its Subsidiaries because of the nature of the Business or the use of Intellectual Property.

5.18 Employment Matters and Labor Relations.

a. The Poco Companies have complied in all material respects with all material Laws relating to employment, employment practices and wages and hours.

b. There has not been pending or existing during the three (3) year period preceding the date of this Agreement any strike, slowdown, work stoppage or lockout involving any of the Poco Companies.

c. The Company has not received written notice or, to the Knowledge of the Company, any form of notice that there is any unfair labor practice charge or complaint against any of the Poco Companies pending before the National Labor Relations Board or any similar governmental agency outside of the United States, and the Company has not received written notice or, to the Knowledge of the Company, any other form of notice that any such charge or complaint has been made against any of the Poco Companies during the three (3) year period preceding the date of this Agreement.

d. No application or petition for an election of or for certification of a collective bargaining agent relating to any of the Poco Companies is pending.

e. The Company has not received written notice or, to the Knowledge of the Company, any other form of notice that any charge of discrimination has been filed against any of the Poco Companies with the Equal Employment Opportunity Commission or similar governmental agency during the three (3) year period preceding the Execution Date.

f. Upon and as a result of the termination of employment of any employee of any of the Poco Companies, none of the Poco Companies or the Surviving Corporation will be liable to any employee for severance pay or any other payment as a result of any oral or written agreement with any of the Poco Companies made prior to Closing.

5.19 Company Benefit Plans.

a. Schedule 5.19 lists each of the Company Benefit Plans. The Company has furnished or made available to Parent true, accurate and complete copies of: (i) the Company Benefit Plans and all amendments thereto (or where a Company Benefit Plan has not been reduced to writing, a summary of all material terms of the Company Benefit Plan); (ii) any Company Benefit Plan’s summary plan description, employee handbooks or similar employee communications and any material modifications thereto; (iii) if applicable, any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements, (iv) in the case of any Company Benefit Plan for which Forms 5500 are required to be filed, the three most recent annual reports (Series 5500 and all schedules thereto) in connection with each Company Benefit Plan; (v) in the case of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent IRS determination letter and any related correspondence, and any pending request for such determination, if any; and (vi) any other material IRS or DOL rulings, applications or correspondence relating to any Company Benefit Plan.

b. None of the Poco Companies nor any ERISA Affiliate has ever maintained, contributed to or had any obligation to contribute to any benefit plan subject to Title IV of ERISA or Section 412 of the Code. In addition, none of the Poco Companies nor any ERISA Affiliate has ever incurred or is reasonably likely to incur (i) any material Liability under Title IV of ERISA, (ii) any material Liability under Section 412 of the Code or (iii) any material Liability as a result of the failure to comply with the requirements of COBRA.

c. None of the Company Benefit Plans provides for benefits or coverage in the nature of health, life or disability insurance beyond termination of service or retirement, other than (i) pursuant to COBRA, (ii) death or retirement benefits under a Company Benefit Plan qualified under Section 401(a) of the Code or (iii) continuation or conversion rights under any insurance contract.

d. None of the Company Benefit Plans has ever been a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA; and none of the Poco Companies nor any ERISA Affiliate has ever contributed to or been obligated to contribute to any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or otherwise has any Liability under or with respect to any Multiemployer Plan.

e. Except as would not be material, with respect to each Company Benefit Plan: (i) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received from the Internal Revenue Service a favorable qualification determination (except for any formal written qualification requirement with respect to which the remedial amendment period set forth in Section 401(b) of the Code (and any regulations, rulings or other Internal Revenue Service releases issued thereunder) has not expired) or the Poco Companies rely on an opinion letter or advisory letter from the Internal Revenue Service to the effect that such Company Benefit Plan meets the requirements of Section 401(a) of the Code; (ii) the Poco Companies have performed all obligations required to be performed by it under such plan, and such plan has been established, maintained and administered in accordance with its terms and in compliance with all applicable Laws including but not limited to ERISA or the Code; (iii) nothing has occurred that has subjected or could subject the Poco Companies to a penalty under Section 502 of ERISA or to an excise tax under the Code, or that has subjected or could subject any participant in, or beneficiary of, a Company Benefit Plan to a tax under Section 4973 of the Code; (iv) each Company Benefit Plan that is a qualified defined contribution plan is an “ERISA Section 404(c) Plan” within the meaning of the applicable Department of Labor regulations; (v) no non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred that would result in Liability to any of the Poco Companies; (vi) there are no actions, suits or claims pending, or, to the Knowledge of the Company, threatened or anticipated; (vii) there are no inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the Internal Revenue Service or Department of Labor; (viii) to the Knowledge of the Company, the Poco Companies are not subject, directly or indirectly pursuant to any indemnification agreement, to any penalty or tax under Section 502(i) of ERISA or Section 4975 through 4980 of the Code; and (ix) all required contributions, premiums or other payments due and owing from the Poco Companies have been timely paid or provided for on the Company Latest Balance Sheet to the extent required by GAAP.

f. The execution and delivery of this Agreement and the consummation of the Transactions, either alone or in combination with another event, will not constitute an event under any Company Benefit Plan that will result in the payment or acceleration of payment of any material benefits (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise), forgiveness of indebtedness, vesting, distribution or material increase in benefits or obligation to fund benefits with respect to any Employee.

g. None of the Company Benefit Plans is, or within the last six years, has been (i) the subject of an examination or audit by a Governmental Body, or (ii) the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

h. Each Company Benefit Plan that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code and guidance of the IRS provided thereunder, except to the extent that such failure, in the aggregate, would not have a Material Adverse Effect on the Poco Companies, taken as a whole.

i. None of the Poco Companies have or has ever had any funding arrangement intended to qualify as a VEBA under Section 501(c)(9) of the Code.

j. Except as would not be material, each of the Poco Companies has appropriately classified persons who are providing services for any of the Poco Companies, whether directly or through a leasing organization, as independent contractors and the Poco Companies have no liability (contingent or otherwise) for failure to classify independent contractors as employees.

k. Except as would not be material, without limiting the generality of (b) through (j) above, with respect to each Foreign Benefit Plan: (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made, or if applicable, accrued in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to reasonable actuarial assumptions and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations, and (iii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.20 Environmental Matters.

a. The Company and its Subsidiaries are in material compliance with all applicable Environmental Laws and are not currently the subject of any Proceeding involving compliance with Environmental Laws or an obligation to remediate Hazardous Materials.

b. During the past three (3) year period, neither the Company nor any of its Subsidiaries has received written notice of any material Environmental Claim that relates in any way to any Hazardous Materials stored or disposed on, in, under or from, or generated by or derived or transported from, any of the real property of the Company or any of its Subsidiaries which Environmental Claim is presently outstanding and unresolved.

c. The Company and its Subsidiaries have all material Governmental Authorizations required for the conduct of their respective businesses under applicable Environmental Laws, and the Company and its Subsidiaries are in material compliance with all such material Governmental Authorizations.

d. Neither the Company nor any of its Subsidiaries is party to, or subject to the terms of, any Order that imposes a material liability or obligation under any Environmental Law in connection with its respective businesses.

e. With respect to any site owned or premises leased by the Company or its Subsidiaries during the term of its ownership or lease, neither the Company nor any of its Subsidiaries has conducted the generation, use, handling, storage or disposal of any Hazardous Material in violation of any Environmental Law or, to the actual Knowledge of the Company (without, for purposes of this clause, any requirement of investigation or due diligence or inquiry into reasonableness), has any prior owner or lessee conducted the generation, use, handling, storage or disposal of any Hazardous Material in violation of any Environmental Law on or at any such site or premises during the period of its ownership or lease, except for any such generation, use, handling, storage, disposal that would not reasonably be expected to have a Material Adverse Effect on the Poco Companies, taken as a whole, nor, to the actual Knowledge of the Company (without, for purposes of this clause, any requirement of investigation or due diligence or inquiry into reasonableness), has the Company or any of its Subsidiaries Released or, to the actual Knowledge of the Company (without, for purposes of this clause, any requirement of investigation or due diligence or inquiry into reasonableness), has any prior owner or lessee Released any Hazardous Material on or at any such site or premises during the period of its ownership or lease in violation of any applicable Environmental Law or which created or will create an obligation on the part of the Company or its Subsidiaries to report or remediate such Release, except for any

Release that would not be reasonably likely to have a Material Adverse Effect on the Poco Companies, taken as a whole.

f. The Company has previously furnished or made available to Parent copies of any material reports of any environmental audits, risk assessments or site assessments and material correspondence with any Governmental Body in the possession and control of the Company and its Subsidiaries.

Notwithstanding any other provision hereof, the representations and warranties contained in this Section 5.20 are the sole representations and warranties in this Agreement relating to Environmental Laws, Environmental Claims, and Hazardous Materials.

5.21 Compliance With Law.

a. Neither the Company nor any of its Subsidiaries is, nor for the five (5) years immediately prior to the Execution Date has been, in violation in any material respect of any Order or Law to which it is subject.

b. To the Company’s Knowledge, the Company and its Subsidiaries possess all Governmental Authorizations necessary to carry on the business and operations of the Company and its Subsidiaries as presently conducted.

c. Neither the Company nor any of its Subsidiaries is, nor for the five (5) years immediately prior to the Execution Date has been, subject to any investigation by any Governmental Body or conducted any internal investigation concerning any actual or alleged material violation of any Law in connection with the conduct of its business.

d. Neither the Company nor any of its Subsidiaries has, in the five (5) years immediately prior to the Execution Date:

(i) directly or indirectly used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity;

(ii) directly or indirectly paid or delivered any payment, fee, commission, or other sum of money or item of property, however characterized, to any Government Official, or to any finder, agent or other party acting on behalf of or under the auspices of a Governmental Official or Governmental Body that was in violation of any applicable Law;

(iii) made any payment, directly or indirectly, to any customer or supplier for the unlawful sharing of fees to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges; or

(iv) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent. This representation and warranty shall be continuing in nature, and the

Company shall notify Parent at anytime it shall gain Knowledge of such business practices.

e. Neither the Company nor any of its Subsidiaries has any reason to believe that, in the five (5) years immediately prior to the Execution Date, any of the foregoing persons or entities have taken any action or made any omission in violation of, or that would cause the Company to be in violation of, any applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts, including without limitation all U.S. International Trade Laws. Without limiting the foregoing, the Company represents and warrants that the Company and any of its subsidiaries:

(i) has not received any written or, to its Knowledge, oral communication in the past five (5) years prior to the Execution Date alleging that it is not, or may not be, in compliance in all material respects with all U.S. export controls and sanctions laws;

(ii) has obtained, or is in the process of obtaining, all necessary export licenses and/or approvals required for its sale and delivery of all products, software and technologies exported from the United States;

(iii) does not have Knowledge that, since the filing of the Initial VSD to BIS, any reviewing agency or BIS personnel have

a) put a hold on any export license application the Company, or any of its subsidiaries, has or had pending with BIS,

b) rejected any export license application the Company, or any of its subsidiaries, had pending with BIS,

c) informed the Company its license applications will be issued only after completion of a review by the Office of Export Enforcement;

(iv) does not have knowledge that BIS: (A) has rejected any export license application filed by the Company within the past 18 months; or (B) since the filing of the initial VSD has taken an amount of time in excess of the time historically taken to review export license applications filed by the Company or any of its Subsidiaries with respect to the country to which such applications relate;

(v) is in compliance, in all material respects, with the terms of all applicable export licenses and/or approvals;

(vi) does not have any pending or, to the Company’s Knowledge, threatened claims against the Company, or any of its Subsidiaries, with respect to such licenses or other approvals;

(vii) has no pending or voluntary disclosures or voluntary self-disclosures, nor is the Company, or any of its Subsidiaries, drafting or preparing for the submission of any voluntary disclosure or voluntary self-disclosure;

(viii) to its Knowledge, is not aware of any actions, conditions, or circumstances pertaining to the Company’s, or any of its Subsidiaries, import or export transactions that may give rise to any future claims;

(ix) does not make graphite that is “recrystalized” as that term is commonly used in science and in the graphite industry;

(x) made the Initial VSD to BIS voluntarily, did not initiate the Initial VSD to BIS with knowledge or reason to believe an export enforcement agency had begun any type of inquiry regarding the Company. For purposes of this representation, an “export enforcement agency” means the BIS, Immigration and Customs Enforcement, the Federal Bureau of Investigation, and the various investigative agencies of the Department of Defense. Schedule 5.21(e)(xi) lists the date of any visit since March 1, 2007 by any export enforcement agency official and the reason for such visit;

(xi) created a list of shipments described in the pdf document titled “Export Shipments Breakdown” and a spreadsheet, each dated on or about April 28, which were previously provided to Parent (and which were both provided to counsel for Parent on or about May 29, 2008), represents that, to its Knowledge, these two files represent a complete and accurate description, in all material respects, of the exports the Company will present to BIS in connection with the Initial VSD to BIS, and represents that, to its Knowledge, no other exports by the Company were made in violation of the United States laws governing exports and reexports;

(xii) that, to the Knowledge of the Company, it has not exported any item with knowledge or reason to know it would be used in the development or production of rockets, missiles, unmanned air vehicles or parts designed for rockets, missiles, unmanned air vehicles, nuclear fuel, nuclear weapons, or chemical or biological weapons;

(xiii) since approximately October 2005, the Company has had a procedure in place to screen the names and addresses of its new customers and other business partners against the parties and addresses designated by the U.S. Government on lists such as the BIS denied party list, entities list, and unverified list; the various lists of designated parties issued by the U.S. Treasury Department’s Office of Assets Control, and the U.S. State Department as part of any program to block dealing with or prohibit exports to designated parties and since March 10, 2008 it has had a procedure in place to so screen all customers;

(xiv) has implemented an export compliance program, which it believes meets the standards and met the standards of either Chapter 8 of the

U.S. Sentencing Guidelines regarding Effective Ethics and Compliance Programs or the Export Management Systems guidelines of BIS;

(xv) is not and was not subject to any grand jury investigation;

(xvi) is not and has not been engaged with the U.S. Justice Department in discussions or negotiations regarding any potential criminal liability under any U.S. export controls or sanctions laws;

(xvii) has provided the Parent a complete and accurate description, in all material respects, of all the factors relevant to its potential export control liability, including all factors that may be aggravating and mitigating, via its Initial VSD to BIS, its Commodity Jurisdiction Request, and its Voluntary Disclosure to DDTC. For purposes of this representation:

“Initial VSD to BIS” means the disclosure initiated on behalf of the Company by letter March 3, 2008, from Bracewell & Giuliani LLP to the BIS.

“Commodity Jurisdiction Request” means the request for advice regarding the jurisdiction of the Directorate of Defense Trade Controls over the Company’s graphite initiated on behalf of the Company by letter of April 3, 2008, from Bracewell & Giuliani LLP to the Directorate of Defense Trade Controls of the United States Department of State.

“Voluntary Disclosure to DDTC” means the disclosure made on behalf of the Company by letter of May 8, 2008 (Case No. 08-0000537), which resulted in the letter of June 16, 2008, indicating DDTC closed the investigation without action.

(xviii) has not been convicted of or plead guilty to a violation of the U.S. export controls and sanctions laws; and

(xix) to its Knowledge, has fully cooperated with BIS since the filing of the Initial VSD to BIS.

5.22 Insurance.

a. The Company has made available to Parent: (i) true and complete copies of all policies of insurance to which any Company or Subsidiary is a party or under which any Company or Subsidiary or any director of any Company or Subsidiary is or had been covered at any time within the last five (5) years preceding the date of this Agreement; (ii) true and complete copies of all pending applications for policies of insurance; and (iii) any statement by the auditor of any financial statements of the Company or its Subsidiaries with regard to the adequacy of such entity’s coverage or of the reserves for claims.

b. Schedule 5.22(b) of the Company Disclosure Schedule sets forth, by year, for the current policy year and each of the five (5) preceding policy years: (i) a summary of the loss experience under each policy; (ii) a statement describing each claim under an insurance policy for an amount in excess of $150,000, which sets forth: (A) the name of the claimant; (B) a description of the policy by insurer, type of insurance, and period of coverage; and (C) the amount and brief description of the claim and (iii) a statement describing the loss experience for all claims that were self insured, including the number and aggregate cost of such claims.

c. With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable and in full force and effect; (ii) the policy will be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the Transactions contemplated hereby; (iii) neither the Company, nor any of its Subsidiaries, nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof.

d. Each of the Company and its Subsidiaries have been covered during the five (5) years preceding the Execution Date, by insurance in scope and amount customary and reasonable for the businesses in which they have engaged during the aforementioned period. Schedule 5.22(d) of the Company Disclosure Schedule describes any self-insurance arrangements affecting the Company or any of its Subsidiaries.

5.23 Interests in Customers and Suppliers. Neither the Company nor any of the Subsidiaries possess, directly or indirectly, any financial interest in, nor is any Person associated with the Company or any of the Subsidiaries, a director, officer or employee of, any corporation, firm, association or business organization which is a supplier, customer, lessor, lessee, competitor or Affiliate of the Company or any Subsidiary.

5.24 Suppliers and Customers.

a. Schedule 5.24 of the Company Disclosure Schedule lists the twenty (20) largest customers (by revenue) of the Company (on a consolidated basis) for each of the two (2) most recent fiscal years and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer. Schedule 5.24 of the Company Disclosure Schedule also lists any additional current customers that the Company anticipates will be among the twenty (20) largest customers for the current fiscal year.

b. No significant supplier or customer has cancelled or otherwise terminated or materially modified or, to the Knowledge of Company, threatened to cancel or otherwise terminate or materially modify its relationship with the Company or any Subsidiary since the date of the Company Latest Balance Sheet.

5.25 Books and Records. The books of account, minute books, stock record books, financial and other records of the Company and the Subsidiaries, all of which have been made available to Parent, are complete and accurate in all material respects. At the Closing, all of those books and records will be in the possession of the Company and the Subsidiaries.

5.26 Relationships with Related Persons. Neither Holdings nor any Related Person or Affiliate of Holdings or of the Company or the Subsidiaries is or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has had business dealings or a material financial interest in any transaction with the Company or any of the Subsidiaries other than business dealings or transactions conducted in the Ordinary Course of Business with the Companies and the Subsidiaries at substantially prevailing market prices and on substantially prevailing market terms in each case at arms length.

5.27 Product Warranty. Each product manufactured, sold, leased, or delivered by the Company or any of its Subsidiaries has been in conformity with all applicable contractual commitments and all express and implied warranties except as would not have a Material Adverse Effect on the Poco Companies, taken as a whole, and neither the Company nor any of its Subsidiaries has any material Liability (and, to the Company’s Knowledge, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against any of them giving rise to any material Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Company Latest Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries. Schedule 5.27 of the Company Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for each of the Company and its Subsidiaries (containing applicable guaranty, warranty, and indemnity provisions). No product manufactured, sold, leased, or delivered by the Company or any of its Subsidiaries is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease set forth in Schedule 5.27 of the Disclosure Schedule.

5.28 Product Liability. Neither the Company nor any of its Subsidiaries has any material Liability (and there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any material Liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased, or delivered by the Company or any of its Subsidiaries.

5.29 Computer and Technology Security. The Company and its Subsidiaries have taken all steps reasonably necessary to safeguard the information technology systems utilized in the operation of the business of the Company and its Subsidiaries, including the implementation of procedures to ensure that such information technology systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “Trojan horse,” “worms,” “drop dead device,” “virus,” or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and to date there have been no successful unauthorized intrusions or breaches of the security of the information technology systems.

5.30 Guaranties. Neither the Company nor any of its Subsidiaries is a guarantor or otherwise is liable for any material Liability (including indebtedness) of any other Third Party.

5.31 Disclosure. No representation or warranty of Holdings and the Company in this Agreement and the other Transaction Documents and no statement in the Company Disclosure Schedule contains or will contain on the Execution Date and on the Closing Date any untrue statement of material fact or omits to state any material fact necessary in order to make the statements and information contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not materially misleading.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

The Parent hereby represents and warrants to Holdings and the Member Representative, on behalf of the Escrow Beneficiaries, that the statements contained in this Article 6 are true, correct and complete in all material respects as of the Execution Date and will be true, correct and complete as of the Closing Date, except as otherwise set forth in the Parent Disclosure Schedule.

6.1 Existence and Good Standing. Parent is a Delaware corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. Acquisition Sub is a limited liability company duly formed, validly existing and in good standing under the laws of Delaware.

6.2 Power and Authority; Enforceability. Each of Parent and Acquisition Sub has full corporate power and authority to make, execute, deliver and perform this Agreement and the other Transaction Documents, to perform its respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions contemplated hereby have been duly authorized and approved by all required action of each of Parent and Acquisition Sub. This Agreement has been duly executed and delivered by each of Parent and Acquisition Sub and is, and each of the other Transaction Documents when executed and delivered by each of Parent and Acquisition Sub will be, a valid and binding obligation of Parent and Acquisition Sub enforceable against Parent and Acquisition Sub, in accordance with their respective terms, except to the extent that enforceability of such Transaction Documents may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

6.3 No Violations. The execution, delivery and performance of this Agreement by Parent and Acquisition Sub do not, and the execution and delivery of the Transaction Documents will not, and the consummation by Parent and Acquisition Sub of the Transactions will not (with or without the giving of notice or the lapse of time or both) (i) violate, conflict with, or result in a breach or default under any provision of the charter or bylaws of Parent or Acquisition Sub, as applicable; (ii) result in a breach of or violation by the Parent or Acquisition Sub of any of the terms, conditions, or provisions of any Law or Order or by which any of its properties or assets may be bound; or (iii) result in a violation or breach by Parent or Acquisition Sub of, conflict with, constitute (with or without due notice or lapse of time or both) a default by Parent or Acquisition Sub (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of Parent or Acquisition Sub pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which Parent or Acquisition Sub is a party, or by which Parent or any of its properties or assets may be bound, except in the case of clauses (ii) and (iii) of this Section 6.3 for such violations, consents, breaches, defaults, terminations and accelerations which in the aggregate would not have a Material Adverse Effect on the Parent.

6.4 Governmental Approval. The execution, delivery and performance of this Agreement and the other Transaction Documents by Parent and Acquisition Sub and consummation of the Transactions will not require on the part of Parent or Acquisition Sub any Government Approval or any filing with or notification to any Governmental Body other than filings required under the HSR Act or filings with or notifications to the Securities and Exchange Commission and/or NASDAQ.

6.5 Non-Reliance of Parent. Parent and Acquisition Sub specifically disclaim that they are relying upon or have relied upon any other representations or warranties other than those representations and warranties set forth in the Transaction Documents and acknowledge and agree that the Poco Companies have specifically disclaimed and do hereby disclaim any other representation or warranty other than those set forth in the Transaction Documents.

6.6 Access to Information. Each of the Parent and Acquisition Sub acknowledges and agrees that it (a) has had an opportunity to discuss the business of the Company and its Subsidiaries with the management of the Poco Companies, (b) has had reasonable access to the books and records of the Poco Companies, (c) has been afforded the opportunity to ask questions of and receive answers from officers of the Poco Companies and (d) has conducted its own independent investigation of the Poco Companies, their respective businesses and the transactions contemplated hereby, all the foregoing satisfactory to the Parent to the extent to execute this Agreement and to proceed and conclude the Merger, and has not relied on any representation, warranty or other statement by any Person, other than the representations and warranties of the Poco Companies expressly set forth in this Agreement and the Transaction Documents (together the “Confirmatory Due Diligence”).

6.7 Broker’s or Finder’s Fees. No Person acting on behalf of Parent is, or will be, entitled to any fee, commission or broker’s or finder’s fee in connection with this Agreement or any of the Transactions contemplated hereby.

ARTICLE 7

CONDITIONS TO THE OBLIGATIONS OF HOLDINGS AND COMPANY

The obligations of the Poco Companies under this Agreement to consummate the Transactions contemplated hereby shall be subject to the satisfaction (or waiver in writing by Holdings), on or prior to the Closing Date, of all of the following conditions:

7.1 Truth of Representations and Warranties. The representations and warranties of Parent and Acquisition Sub contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for those representations and warranties that refer to facts existing at a specific date, which shall be true and correct as of such date. Parent and Acquisition Sub shall have delivered to Holdings and the Company on the Closing Date a certificate of an authorized officer of Parent and Acquisition Sub, dated the Closing Date, to such effect.

7.2 Performance of Agreements. Each and all of the agreements and covenants of Parent and Acquisition Sub to be performed on or before the Closing Date pursuant to the terms hereof, including all deliveries and obligations at Closing, shall have been duly performed in all material respects. Parent and Acquisition Sub shall have delivered to Holdings and the Company a certificate of an authorized officer of Parent, dated the Closing Date, to such effect.

7.3 No Litigation or Injunction. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other orders issued by any Governmental Body prohibiting or preventing the Merger contemplated by this Agreement and the other Transaction Documents to be effective at the Closing shall be in effect.

7.4 Deliveries. The deliveries of Parent and Acquisition Sub as set forth in Section 9.3 shall have been made by Parent and Acquisition Sub.

7.5 Consents. The applicable waiting period under the HSR Act shall have expired or been terminated.

7.6 Payments. Parent will make each of the payments required to be made by Parent pursuant to Section 9.3 hereof at the Closing.

7.7 No Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have occurred an event or circumstance (without taking into account any disclosures by the Company or any of its Subsidiaries of discoveries, events or occurrences arising on or after the Execution Date), which result in either (a) fines, penalties or sanctions by any of the Poco Companies to a Governmental Agency in connection with the EC Matter in excess of the EC Matter Cap, or (b) the debarment of all or a portion of the Company’s business as a result of the EC Matter.

7.8 Director and Officer Insurance. Parent will have obtained for Holdings and the Company tail director and officer insurance (“Director and Officer Tail Insurance”) for

Holdings and the Company naming each of the existing directors, managers and officers of Holdings and the Company as named insureds with respect to any covered liabilities arising on or before the Closing Date. The Director and Officer Tail Insurance shall be subject to the approval of the Member Representative, which approval shall not be unreasonably withheld, delayed, or conditioned. Such insurance will remain in effect for six (6) years following the Closing. Parent will obtain and provide to the Member Representative a certificate of insurance evidencing the foregoing Director and Officer Tail Insurance, provided, however, that in no event shall Parent be required to expend for such tail policy an amount in excess of 150% of the annual premium currently paid by the Company for such insurance, and, provided further, that if the aggregate premium for such insurance coverage exceeds 150% of the annual premium currently paid by the Company for such insurance, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

ARTICLE 8

CONDITIONS TO OBLIGATIONS OF PARENT AND ACQUISITION SUB

The obligations of Parent and Acquisition Sub under this Agreement to consummate the transactions contemplated hereby shall be subject to the satisfaction (or waiver in writing by Parent) on or prior to the Closing Date, of all of the following conditions:

8.1 Truth of Representations and Warranties. The representations and warranties of Holdings and the Company contained herein shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date, except for those representations and warranties that refer to facts existing at a specific date, which shall be true and correct as of such date. Holdings and the Company shall have delivered to Parent on the Closing Date a certificate executed by an authorized officer of Holdings, dated the Closing Date, and a certificate executed by an authorized officer of the Company, respectively, dated the Closing Date, to such effect.

8.2 Performance of Agreements. Each and all of the agreements and covenants of Holdings and the Company to be performed on or before the Closing Date pursuant to the terms hereof, including all deliveries and obligations at Closing, shall have been duly performed in all material respects. Holdings and the Company shall have delivered to Parent a certificate executed by Holdings and an authorized officer of the Company, respectively, dated the Closing Date, to such effect.

8.3 No Litigation or Injunction. No temporary restraining order, preliminary or permanent injunction, cease and desist order or other orders issued by any Governmental Body prohibiting or preventing the Transactions contemplated by this Agreement and the other Transaction Documents to be effective at the Closing shall be in effect.

8.4 Deliveries. The deliveries of Holdings and the Company as set forth in Section 9.2 hereto shall have been made by Holdings and the Company.

8.5 Consents. All governmental and third party consents, waivers, approvals, authorizations, and notices necessary to permit the consummation of or otherwise required in connection with the Transactions shall have been obtained and delivered, including without limitation the consents, waivers, approvals, authorizations and notices set forth on Schedule 5.3 and Schedule 5.4 hereto.

8.6 Legal Opinion. Holdings and Company shall have delivered to Parent an opinion of counsel to Company and Holdings, in substantially the form set forth in Exhibit C attached hereto, which opinion shall be reasonably acceptable to Parent and its counsel.

8.7 No Material Adverse Effect. Between the Execution Date and the Closing Date, there shall not have occurred any event or circumstance (without taking into account any disclosures by the Company or any of its Subsidiaries of discoveries, events or occurrences arising on or after the date hereof), which would result in a Material Adverse Effect on the Poco Companies, taken as a whole; provided, however, notwithstanding the foregoing, the parties agree that a Material Adverse Effect shall not result with respect to the Poco Companies in the event the EC Matter results in fines, sanctions and/or penalties to any of the Poco Companies in an amount in excess of the EC Matter Cap.

8.8 Employment Arrangements. Each of the Persons set forth in Schedule 8.8(a) of the Company Disclosure Schedule shall have executed and returned Parent’s offer letter governing the terms of such Person’s employment post-Closing, and such letters shall be in full force and effect as of the Closing. Each employment, consulting or other applicable agreement governing the relationship of the individuals set forth on Schedule 8.8(b) of the Company Disclosure Schedule with the Company shall have been terminated effective prior to Closing, and Holdings, and not the Company or any of its Subsidiaries, shall have paid any and all severance payments, change of control payments, termination benefits, or other similar amounts due or owing at any time in connection with such termination, including any amounts which are or may be due under Section 10.4(b) hereof.

8.9 Covenant Not To Compete. The Persons set forth on Schedule 8.9 of the Company Disclosure Schedule shall have entered into Non-Competition Agreements in substantially the form attached hereto as Exhibit D hereto.

8.10 Title and Survey. With respect to Section 10.16 below, as of the date on which the parties hereto are otherwise ready to consummate the Transactions, no work relating to obtaining the Title Insurance Policy as provided in Section 10.16 shall have revealed any issues which would reasonably be expected to prohibit the ability of the Poco Companies, taken as a whole, to conduct their businesses as conducted as of the Execution Date; provided, however, that the Poco Companies shall have fifteen (15) Business Days from the date the Poco Companies receive written notice of any such issue to cure any such issue.

8.11 No Damage To Properties. No damage or destruction or other change has occurred with respect to any of the Real Property or any portion thereof that is not otherwise covered by insurance and that, individually or in the aggregate, would materially impair the operation of the Company’s or its Subsidiaries’ business as currently conducted thereon.

8.12 No Claim Regarding Ownership or Sale Proceeds. There must not have been made or threatened by any Person (other than a Person listed on Schedule 4.3) any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of any Units, or any other voting, equity or ownership interest in any of the Poco Companies, or (b) is entitled to all or any portion of the consideration payable for the Units hereunder.

ARTICLE 9

THE CLOSING

9.1 Time and Place. The closing of the Transactions contemplated by this Agreement (the “Closing”) will take place at 9:00 a.m. (EST) at the offices of Ropes & Gray LLP located at One International Place, Boston, MA 02110, on the second Business Day after the satisfaction or waiver of the conditions set forth in Article 7 and Article 8 hereof (other than those conditions that by their nature are to be satisfied at the Closing) or at such other time, at such other place or on such other date as Holdings and Parent hereto may mutually agree. The date on which the Closing occurs is herein referred to as the “Closing Date.”

9.2 Obligations of Holdings and Company. At the Closing, Holdings and the Company, as applicable, shall execute (as applicable) and deliver or cause such third party to execute and/or deliver to Parent, against Parent’s execution (as applicable) and delivery of the items specified in Section 9.3, the following:

a. copies of the Transaction Documents to which either Holdings or the Company is a party executed by Holdings or the Company, as applicable;

b. copies of the resolutions duly adopted by the Board of Managers of Holdings and the Board of Directors of the Company, respectively, authorizing Holdings and the Company to execute, deliver and perform this Agreement and the Transaction Documents and to consummate the Transactions hereby and thereby, certified by the secretary of each of Holdings and the Company, as in full force and effect, without modification or rescission, on and as of the Closing Date;

c. the Company shall pay and discharge all Indebtedness and pay the Transaction Expenses for which the Company has been billed and anticipated, but which have not been paid prior to the Closing;

d. certified copies of the articles of incorporation and bylaws and/or other applicable organizational documents of Holdings, the Company and each of its Subsidiaries from their respective states or countries of incorporation, formation or organization, as the case may be;

e. a good standing certificate and existence certificate for each of Holdings, the Company and its Subsidiaries, dated no earlier than five (5) days before the Closing Date, from the state or jurisdiction of incorporation, formation and organization and from each jurisdiction where such entity is required to be qualified to do business;

provided, however, that the good standing (or equivalent) for Poco Graphite SARL may be dated no earlier than fifteen (15) days before the Closing.

f. the certificates required by Sections 8.1 and 8.2;

g. Holdings and the Company shall execute and deliver to Parent all documents contemplated by Article 7 hereof not theretofore delivered;

h. all executed documents necessary or appropriate to release any Encumbrances in favor of Comerica Bank with respect to the Indebtedness, which will be filed on or after the Closing Date;

i. consents to assignment of the Contracts and Leases and the security deposits thereunder set forth on Schedules 5.3, 5.10 and 5.11;

j. the legal opinion as required by Section 8.6 hereof;

k. evidence of any necessary governmental or third party consents or approvals as required by Sections 5.3 and 5.4 hereof;

l. a payoff letter with respect to the Senior Indebtedness outstanding as of the Closing Date immediately prior to the Effective Date (which Senior Indebtedness shall be paid in full at Closing;

m. resignations, effective as of the Closing, of each director and officer of the Poco Companies, each of which shall contain a waiver of any and all claims against the Poco Companies in existence as of the Closing Date, except for (i) any claims for indemnification pursuant to Section 7.8 hereof, (ii) any accrued and unpaid claims for compensation or reimbursement against the Poco Companies and (iii) any claims for consideration payable to such officer or director as a holder of Units, Options or Warrants pursuant to this Agreement;

n. a duly completed and executed certification (in such form as may be reasonably requested by counsel to Parent) of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations (the “FIRPTA Certificate”); and

o. such other instruments, documents and certificates in form and substance reasonably satisfactory to Parent, as Parent may reasonably request.

9.3 Obligations of Parent and Acquisition Sub. At the Closing, Parent and/or Acquisition Sub shall execute (as applicable) and deliver to Holdings, the Company and/or any third parties, as applicable, against execution (as applicable) and delivery by Holdings and the Company, as applicable, of the items specified in Section 9.2, the following:

a. Copies of the Transaction Documents to which either Parent or Acquisition Sub is a party executed by Parent or Acquisition Sub, as applicable;

b. A wire transfer to Comerica Bank of an amount equal to the Comerica Bank Payoff Amount;

c. Parent shall deposit with a bank designated by the Paying Agent, pursuant to the Paying Agent Agreement, cash in an amount equal to the Closing Date Equity Payout;

d. Wire transfer to various payees with respect to outstanding Transaction Expenses, pursuant to the Flow of Funds Statement in the form of Exhibit E;

e. A wire transfer to the Escrow Agent under the Warranty Escrow Agreement, the EC Escrow Agreement and Expense Escrow Agreement of amounts equal to the Initial Warranty Escrow Fund Amount, the Initial EC Escrow Fund Amount and the Initial Expense Escrow Fund Amount, respectively;

f. copies of the resolutions duly adopted by the Board of Directors of Parent and Acquisition Sub authorizing Parent and Acquisition Sub to execute, deliver, and perform this Agreement and the Transaction Documents and to consummate the Transactions hereby and thereby, certified by the secretary of Parent, as in full force and effect, without modification or rescission, on and as of the Closing Date;

g. the certificates required by Sections 7.1 and 7.2 hereto;

h. the certificates of insurance evidencing the Director and Officer Tail Insurance required by Section 7.8 in form and substance reasonably satisfactory to the Member Representative; and

i. Parent and Acquisition Sub shall execute and deliver to the Company all documents contemplated by Article 7 not theretofore delivered.

9.4 Simultaneous Deliveries and Actions. All deliveries to be made or other actions to be taken at the Closing shall be deemed to occur simultaneously, and no such delivery or action shall be deemed complete until all such deliveries and actions have been completed or the relevant parties have agreed to waive such delivery or action. If the Closing does not occur, any delivery made or other action taken at or prior to the Closing shall be deemed not to have occurred and will be without force or effect.

ARTICLE 10

COVENANTS OF HOLDINGS, THE COMPANY AND PARENT

Holdings and Company hereby covenant and agree with Parent as follows:

10.1 Cooperation. Between the Execution Date of this Agreement and the Closing Date, Holdings and the Company shall use their Commercially Reasonable Efforts to cooperate with each other to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable the Company, Holdings and Parent to effect the Transactions contemplated hereby. Holdings and the Company shall otherwise use their Commercially Reasonable Efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement and the other Transaction Documents over which they have control to be satisfied. Holdings further agrees to deliver to Parent prompt written notice of any event or condition known to or discovered by Holdings, which if it existed on the date of this Agreement or on the Closing Date, would result in any of the representations and warranties of Holdings contained herein being untrue.

10.2 Examinations and Investigations.

a. Holdings shall afford and Holdings shall cause the Company to afford Parent and its Affiliates and their employees, advisors and representatives full access during reasonable hours throughout the period prior to the Closing Date to all of the books, records, assets, properties, business, employees and operations of the Company and the Subsidiaries, and such examination of the books and records, financial condition and operations of the Company and the Subsidiaries as Parent may reasonably request. Any such investigation and examination shall be conducted at reasonable times upon reasonable prior notice from Parent to the Company and Holdings.

b. Without limiting the foregoing, Holdings or the Company shall, and shall cause its Subsidiaries to, cooperate and provide Parent and its counsel, financial advisors, auditors and other authorized representatives prior to the Closing Date, with all relevant information reasonably required by Parent or any of the foregoing Persons for the purpose of ensuring that the business conducted by Holdings and the Company and its Subsidiaries complies with, and does not raise material liability risks under, applicable laws and regulations, including, without limitation, any U.S. International Trade Laws. Without limiting the generality of the foregoing, such cooperation shall include all relevant information reasonably required by Parent or any of the foregoing Persons regarding (i) all of Holdings’ and the Company’s representations and warranties in this Agreement, and (ii) policies and practices of the Poco Companies in response to the U.S. Libyan Sanctions Regulations (31 C.F.R. 550) at any time prior to their repeal and all related U.S. export controls and sanctions laws. Within ten (10) business days of the Execution Date, Holdings or the Company will provide the Parent a copy of all export license applications pending with BIS along with all communications with any Governmental Body related to such pending license applications in the form of correspondence, emails, Faxes, and memoranda to file regarding such license applications. Additionally, no less than five (5) days before the Closing Date, Company will provide evidence to Parent of the screening activities described in Section 5.21(e)(xiii).

c. After the Closing, Parent shall afford, and shall cause the Surviving Corporation to afford to the Member Representative and the Member Representative Designees full access during reasonable hours for the period beginning with the Closing Date and ending on the date that the EC Matter has been finally and fully resolved, to all of the books, records, assets, properties, business, employees and operations of the Surviving Corporation, its Subsidiaries and their Affiliates, and such examination of the books and records, financial condition and operations of the Company and the Subsidiaries as the Member Representatives or the Member Representative Designees may reasonably request, in order to work on or have a complete understanding with respect to the EC Matter. Any such investigation and examination shall be conducted at reasonable times upon reasonable prior notice from the Member Representative Designees to the Parent. Without limiting the foregoing, Parent shall, and shall cause the Surviving Corporation to, cooperate and provide the Member Representative Designees with information reasonably required by such Member Representative Designees to work on resolving the EC Matter.

10.3 Conduct of Business. From the Execution Date until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, Holdings and the Company will do the following, and the Company will cause its Subsidiaries to do the following, unless the prior written consent of Parent has been obtained, which consent shall not be unreasonably withheld, delayed or conditioned:

a. cause the Company and its Subsidiaries to conduct their respective businesses in the Ordinary Course of Business;

b. cause the Company and its Subsidiaries to use their Commercially Reasonable Efforts to preserve and protect their material assets, properties and goodwill, including, but not limited to their present operations, physical facilities, working conditions, insurance policies and relationships with lessors, licensors, suppliers, customers and employees;

c. cause all transactions between the Company and/or its Subsidiaries, on the one hand, and third parties, on the other hand, to take place on arm’s length terms;

d. ensure that, except in the Ordinary Course of Business, consistent with past practice, no material change is made to any written or oral agreement with any key employee or consultant, including without limitation, any Contract relating to employment, compensation, benefits, termination, retention, or severance;

e. use Commercially Reasonable Efforts to comply and cause its Subsidiaries to comply, in all material respects, with all Laws and Orders applicable to them;

f. except as otherwise allowed pursuant to this Agreement, refrain from declaring or setting aside or paying any dividends or other distributions by the Company to Holdings (whether in cash, property, equity securities or otherwise);

g. except as contemplated in this Agreement, refrain from purchasing, redeeming or otherwise acquiring, directly or indirectly, any securities of the Company or any rights, warrants or options to acquire any such securities;

h. refrain from splitting, combining or reclassifying any of its capital stock or equity securities;

i. refrain from amending its certificate of incorporation, bylaws, regulations, limited liability operating agreement or comparable governing documents;

j. refrain from issuing, delivering, selling, pledging or otherwise encumbering any shares of Company common stock or other equity securities of the Company;

k. refrain from acquiring or agreeing to acquire by merging or consolidating with, or by purchasing all or substantially all the assets of, or by any other manner, any business or any Person;

l. except for (i) normal increases relating to non-executive employees in the Ordinary Course of Business, (ii) the distribution of bonuses to employees, which bonuses are accrued as of the Execution Date, paid in the Ordinary Course of Business and paid pursuant to the formula outlined on Schedule 10.3(l), and (iii) the payment to employees of accrued vacation in excess of eighty (80) hours in each case in the Ordinary Course of Business, consistent with past practice, prior to the Closing, refrain from increasing the compensation of any director, officer or other employee or pay any benefit or amount not required under a Company Benefit Plan or written employment agreement as in effect on the date of this Agreement to any such Person and, other than as required by Law, refrain from establishing, adopting, amending, modifying, terminating, entering into or otherwise changing the coverage or benefits available under any Company Benefit Plan (or other plan, policy, program or arrangement which if in effect on the date hereof would be a Company Benefit Plan) or collective bargaining agreement;

m. other than as required by Law, refrain from adopting, amending, modifying, ratifying or terminating any bonus, profit sharing, incentive, severance or other plan, contract or commitment for the benefit of any Person (or taking any such action with respect to any other Company Benefit Plan);

n. refrain from transferring or licensing to any Person or otherwise extending, amending or modifying any rights of any person to the Intellectual Property of the Company or its Subsidiaries;

o. other than in the Ordinary Course of Business, refrain from entering into or amending any Contract pursuant to which any person is granted exclusive marketing, manufacturing or other rights with respect to any product, service, procedure or technology of the Company or any of its Subsidiaries;

p. other than in the Ordinary Course of Business, refrain from selling, leasing, transferring, or assigning any of the properties, rights or assets of the Company or its Subsidiaries having a value in excess of $150,000;

q. other than in the Ordinary Course of Business, refrain from entering into any Contract or agreeing to any material modification, amendment or extension of any Contract requiring or likely to require payments to or from the Company or its Subsidiaries in any one year of more than $150,000;

r. refrain from making any loan or advance to any investor, officer, director or consultant, or any other loan or advance to any Person (other than advances made in the Ordinary Course of Business or consistent with past practices for out of pocket expenses incurred by such Person);

s. refrain from taking any action with would permit any party to accelerate, terminate, modify or cancel any material agreement, contract, lease or license to which the Company or any of its Subsidiaries is a party or by which any of them is bound;

t. refrain from taking any action, or failing to take any action, which would result in the imposition of an Encumbrance upon any of the Company’s or any of the assets of Holdings, the Company and their Subsidiaries;

u. refrain from making any capital expenditure (or series of related capital expenditures) involving more than $150,000;

v. refrain from making any capital investment in, any loan to, or any acquisition of the securities or assets of any Person either involving more than $150,000 or outside the Ordinary Course of Business;

w. refrain from issuing any note, bond or other debt security or creating incurring, assuming, or guarantying any indebtedness for borrowed money or capitalized lease obligation;

x. refrain from delaying or postponing the payment of accounts payable or any other Liabilities outside the Ordinary Course of Business;

y. refrain from cancelling, compromising, waiving or releasing any right or claim (or series or related rights or claims);

z. use their Commercially Reasonable Efforts to ensure that neither the Company nor any of its Subsidiaries experiences any material damage, destruction or loss (whether or not covered by insurance) to their respective Real Property;

aa. except as provided for in the Confidentiality Agreement and any other agreements with third parties providing protection for Confidential Information of the Company and the Subsidiaries, refrain from disclosing any Confidential Information;

bb. refrain from making or changing any election, changing an annual accounting period, adopting or changing any accounting method, filing any amended Tax Return, entering into any closing agreement, settling any Tax claim or assessment relating to any of the Poco Companies, surrendering any right to claim a refund of Taxes, consenting to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to any of the Poco Companies, and taking any action outside the Ordinary Course of Business that would have the effect of increasing the Tax liability of any of the Poco Companies for any period ending after the Closing Date or decreasing any Tax attribute existing on the Closing Date of any of the Poco Companies; and

cc. refrain from committing to do any of the foregoing or allowing any Subsidiary to commit to do any of the foregoing.

10.4 Employee Matters.

a. Parent shall use its Commercially Reasonable Efforts to permit Employees to receive credit under employee benefit plans, programs and arrangements established or maintained by the Parent or the Company, as applicable for the Employees of the Company (other than equity based compensation plans, programs or arrangements) for service performed for the Company and any of its Subsidiaries (or a predecessor to the Company’s or any of its Subsidiaries’ business or assets to the extent credited by the Company or any of its Subsidiaries) so that such service shall be treated as service with Parent or Company, as applicable, for purposes of determining eligibility to participate and vesting (but not for benefit accrual), subject to the application of any break-in-service rules under such employee benefit plans, programs and arrangements (“Service”); provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit. Such Service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations, and Parent shall credit towards co-payments, deductibles and out-of-pocket maximums under any employee welfare benefit plan maintained by the Parent or Company, as applicable, any analogous payments by any employee under a Company Benefit Plan in the plan year in which the Effective Time occurs, subject in each case to approval by any insurance company that insures the benefits provided under any such employee welfare benefit plan. Parent also shall honor all vacation, personal and sick days accrued by the employees under the plans, policies, programs and arrangements of the Company or any of its Subsidiaries immediately prior to the Effective Date. Nothing in this Agreement shall be interpreted as limiting the power of the Parent to amend or terminate any particular employee benefit plan, program, agreement or policy, or as requiring the Parent to offer to continue the employment of any employee of the Company or its Subsidiaries for any period of time or to offer to continue (other than as required by its written terms) any Company Benefit Plan.

b. Parent will provide to each employee of the Company terminated during the one year period beginning on the Closing Date (other than an employee of the Company terminated for cause) severance equal to not less than one (1) week’s pay for each year of Service completed by such employee as of their date of termination. Notwithstanding the foregoing, this Section 10.4 does not limit the rights of any employee listed in Schedule 8.8(b) of the Company Disclosure Schedule to receive severance pursuant to the terms of any employment agreement such employee has with the Company, nor do the provisions of this Section 10.4 apply to such employees.

c. Notwithstanding anything to the contrary in this Agreement, no provision of this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Company Benefit Plan.

10.5 Regulatory and Other Approvals; Consents.

a. As promptly as practicable after the Execution Date, Holdings and the Company, on the one hand, and Parent, on the other hand, shall make all filings with Governmental Bodies, and use Commercially Reasonable Efforts to obtain all permits, approvals, authorizations and consents of all third parties required to consummate the Transactions. Holdings and Parent shall furnish promptly to each other all information that is not otherwise available to the other party and that such party may reasonably request in connection with any such filing;

b. Prior to the Closing, the Company and its Subsidiaries covenant that the Company and/or its Subsidiaries, as appropriate, shall do the following:

(i) continue to be engaged in the preparation of a submission regarding the classification process for the Company’s graphite and use their Commercially Reasonable Efforts to pursue the classification process for the Company’s graphite as outlined in the Initial VSD to BIS, and to reach an economically efficient resolution of this matter in an expeditious manner. For purposes of this covenant, the “classification process for the Company’s graphite” means the preparation and submission to BIS and/or MARC by the Company of documents describing the capability and performance parameters of the Company’s graphite making, unless otherwise reasonably determined by the Member Representative Designees and Parent, including the following two arguments regarding the classification of the Company’s graphite. The first argument is substantially that the Company’s graphite is not “useable for rocket nozzles and reentry vehicle nose tips” as that term is used in ECCN 1C107 of the U.S. Commerce Control List of EAR, and the second argument is substantially that the Company’s graphite is not “recrystalized graphite” as that term was used in ECCN 1C107 prior to July 31, 2006;

(ii) with the Member Representative Designee’s prior written consent, which is hereby granted, permit the Parent and its counsel to participate jointly with the Company in meetings and communications with BIS and MARC regarding the classification of the Company’s graphite, and prepare and communicate submissions to BIS and MARC jointly with the Company; and

(iii) until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, diligently pursue, using its Commercially Reasonable Efforts, the gathering of information for and drafting of any documents necessary for BIS’ review of the final report with respect to the Initial VSD to BIS, with the mutual understanding of the Parent and Holdings that a classification of EAR99 for the Company’s graphite will cause the end of the BIS inquiry related to the EC Matter without a further submission.

c. During the period beginning on the Closing Date and ending on a date that is the last day of the thirtieth (30th) month following the Closing Date (the “Active

Participation Period”), the Member Representative Designees and the Parent shall manage the process relating to the EC Matter as follows:

(i) Lead counsel to represent the Company with respect to the EC Matter shall be Larry Christensen, Esq. of Miller & Chevalier or such other export counsel with not less than fifteen (15) years experience handling export compliance issues, as may be selected by the Member Representative Designees and reasonably acceptable to the Parent (“Company Export Counsel”);

(ii) With respect to issues arising out of the EC Matter relating to monetary penalties or which will otherwise result in any liability of the Escrow Beneficiaries, or the Member Representative, on behalf of the Escrow Beneficiary, Member Representative Designees shall, after consultation with the Parent, have final decision rights;

(iii) With respect to issues arising out of the EC Matter relating to denial of export privileges or other potential non-monetary penalties, Parent shall, after consultation with the Member Representative Designees, have final decision rights;

(iv) Mr. John Beasley and Mr. James Ashton (the “Poco Export Experts”) shall advise, consult and cooperate with Parent, Member Representative Designees, and Company Export Counsel with respect to the EC Matter;

(v) During the Active Participation Period the Parent and the Member Representative Designees shall have the following rights with respect to the EC Matter:

A) To participate in all meetings and telephonic conferences with the Company Export Counsel, the BIS, the MARC and any other government enforcement agency or Government Official related to the EC Matter;

B) To receive written notice of any meetings or telephone conference calls referenced in Section 10.5(c)(v)(A) at least two (2) Business Days prior to any such meeting or telephone call;

C) To promptly receive copies of all written communications and written summaries of oral communications between the Parent or any of its Affiliates, including without limitation, the Company and Holdings after the Closing, and the BIS, the MARC and any other Government Official related to the EC Matter or any other matter for which indemnification may be due and owing by the Member Representatives on behalf of the Escrow Beneficiaries;

D) To review, comment on and approve all proposed filings with the BIS or the MARC or any other government enforcement agency or other Government Official with respect to any matters which result in any liability of the Escrow Beneficiaries, or the Member Representative, on behalf of the Escrow Beneficiary, whether from the Warranty Escrow Fund, the EC Escrow Fund or otherwise;

E) To participate in decision making with respect to the EC Matter including the strategy, tactics and direction to be taken with respect to the EC Matter; and

F) To participate in all negotiations and settlements related to the EC Matter, and to approve in writing all settlements and/or negotiations with the BIS, the MARC or any other government enforcement agency or other Government Official, which approval shall not be unreasonably delayed or withheld.

d. After the expiration of the Active Participation Period, the Member Representative Designees and the Parent will have the following rights:

(i) Parent shall have full decision rights with respect to the entire EC Matter including the selection of Company Export Counsel and decision making concerning strategy, tactics and the direction to be taken with respect to the EC Matter as well as full decision rights with respect to the rights enumerated in clauses (c)(v)(A) through (F) above.

(ii) After the Active Participation Period the Poco Export Experts shall advise, consult and cooperate with Parent and Company Export Counsel with respect to the EC Matter;

(iii) After the Active Participation Period the Member Representative Designees shall have the following rights with respect to the EC Matter:

a) To receive written notice of, and, participate in as an observer, all meetings or telephone conference calls referenced in Section 10.5(c)(v)(A) at least two (2) Business Days prior to any such meeting;

b) To receive copies of all written communications and written summaries of oral communications between the Parent or any of its Affiliates, including without limitation, the Company and Holdings after the Closing and the BIS, the MARC and other Government Official related to the EC Matter or any other matter for which indemnification may be due and owing by the Member Representatives on behalf of the Escrow Beneficiaries;

c) To receive and review in advance all proposed filings with the BIS or the MARC or any other government enforcement agency or other Government Official with respect to any matters which result in any liability of the Escrow Beneficiaries, or the Member Representative,

on behalf of the Escrow Beneficiary, whether from the Warranty Escrow Funds, the EC Escrow Fund or otherwise;

d) To be consulted with respect to all negotiations related to monetary penalties arising out of the EC Matter, and to approve in writing all settlements or negotiations with the BIS, the MARC or any other government information agency which give rise to monetary penalties or other liability of the Escrow Beneficiaries, or the Member Representative, on behalf of the Escrow Beneficiary, whether from the Warranty Escrow Funds, the EC Escrow Fund or otherwise, which approval shall not be unreasonably delayed or withheld.

e. The Poco Export Experts shall be entitled to reasonable fees for services rendered in connection with the EC Matter and to reimbursement for any and all costs and expenses incurred by them in connection with the EC Matter, in all cases, with payment from the Expense Escrow Fund.

f. Notwithstanding any other provision in this Section 10.5, after the Closing Date, Parent shall have the right to take steps to establish an effective export control program, processes, and procedures in the business previously conducted by the Company and to do so without review, consultation or approval by the Member Representative Designees.

g. For purposes of clarity, during the Active Participation Period the Member Representative Designees, without full consent of the Parent, may not propose, negotiate or agree to a settlement of the EC Matter that would subject the Parent or any of its Affiliates to a denial of any export privileges, a BIS license application review policy more strict than the general standards of the EAR, and/or a fine in excess of the EC Matter Cap.

h. For purposes of clarity, during the Active Participation Period the Parent, without the consent of the Member Representative Designees, may not propose, negotiate or agree to a settlement of the EC Matter that would subject the Member Representative Designees, or any of the Escrow Beneficiaries to any fine or monetary penalty.

i. Neither Parent nor the Members Representative Designees shall unreasonably withhold, delay or condition approval to a settlement agreement with BIS. In the event of a dispute as to whether a proposed settlement agreement shall be entered into with BIS, the dispute shall be finally resolved by binding arbitration under the then current commercial arbitration rules of the American Arbitration Association (“AAA”). Arbitration will be initiated by filling a demand at the Dallas, Texas regional office of the AAA. Disputes will be heard and determined by one disinterested arbitrator who must be experienced in the areas of export compliance and licensing. Neither party will communicate separately with the arbitrator. All communications between a party and the arbitrator will be directed to the AAA for transmittal to the arbitrator. The proceedings and any award shall be kept confidential. The proceedings shall be held in

Dallas, Texas. The arbitrator shall have no authority to award relief to either party that in any way contradicts or disregards any of the provisions of this Agreement. Any party to an arbitration may petition the U.S. Federal District Court for the Northern District of Texas, to confirm, correct or vacate the award on the grounds stated in the Federal Arbitration Act. Any award may be entered and enforced as a judgment of any court of competent jurisdiction. Notwithstanding any other provisions of this Agreement, the EC Escrow Funds shall not be released until any such arbitration proceeding is finally determined and the time for all appeals have run.

10.6 Hart-Scott-Rodino Act.

a. The Parties shall make any filings required under the HSR Act on or prior to ten (10) days after the execution of this Agreement and provide such information to the FTC as is required in connection with the HSR Act as soon as practicable after a request therefore.

b. Notwithstanding any provision herein to the contrary, each of the parties will (i) use Commercially Reasonable Efforts to comply as expeditiously as possible with all lawful requests of Governmental Authorities for additional information and documents pursuant to the HSR Act, (ii) not (A) extend any waiting period under the HSR Act or (B) enter into any voluntary agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior consent of the other Party, and (iii) cooperate with each other and use reasonable efforts to obtain the requisite approval of the FTC and DOJ; provided, however, that the Parties are not obligated to accept any conditional approval or divest any assets or any of their properties.

c. Parent and Holdings will each pay one-half of the filing fees required with respect to any filing under the HSR Act.

10.7 Confidentiality. The parties acknowledge that the information being provided to one another in connection with the Transactions is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Holdings, the Company and the Subsidiaries will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and in the event that a Closing does not occur, Holdings, the Company and the Subsidiaries will deliver promptly to Parent or destroy, at the request and option of Parent, all tangible embodiments (and all copies) of the Confidential Information of the Parent that are in their possession. In the event that Holdings, the Company or any of the Subsidiaries is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information of the Parent or its Affiliates, such Person will notify Parent promptly of the request or requirement so that Parent may seek an appropriate protective order or waive compliance with the provisions of this Section 10.7. If, in the absence of a protective order or the receipt of a waiver hereunder, Holdings, the Company or any of the Subsidiaries is, on the advice of counsel, compelled to disclose any Confidential Information of Parent or its Affiliates to any tribunal or else stand liable for contempt, such Person may disclose the

Confidential Information to the tribunal; provided, however, that Holdings shall use its Commercially Reasonable Efforts at the sole cost and expense of Parent to obtain, at the request of Parent, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Parent shall designate. The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of Holdings, the Company or any of the Subsidiaries.

10.8 Exclusive Dealing. Until the earlier to occur of the Closing and the termination of this Agreement in accordance with Article 12, (a) neither Holdings nor the Company shall directly or indirectly (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition or other transfer of any interest in or rights to the capital stock or equity or voting interests, or any substantial portion of the assets of, the Company or any of the Subsidiaries (including without limitation any acquisition structured as a merger, consolidation, or share exchange), (ii) participate in any negotiations or discussions regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person in favor of, any such transaction or (iii) effect any such transaction; and (b) Holdings will, and shall cause the Company to, promptly notify the Parent in writing if any Person makes any proposal, offer, inquiry, or contact with Holdings, the Company or its Subsidiaries with respect to any of the foregoing and shall provide the Parent with a copy thereof, or, if such proposal, offer, inquiry or contact is not written, with a summary of the material terms of such proposal, offer, inquiry or contact, along with the name of the Party involved in such contact. Holdings will vote all of its stock in the Company against any such transaction with any Party other than Parent or its designee.

10.9 Transition. Neither the Poco Companies, nor any of the officers, directors or employees will take any action that is intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of any of the Poco Companies from maintaining the same business relationships with the Poco Companies after the Closing as it maintained with the Poco Companies prior to the Closing.

10.10 Further Assurances. At any time or from time to time after the Closing Date, Holdings and the Company shall, at the reasonable request of Parent, execute and deliver any further instruments or documents and take all such further action as Parent may reasonably request in order to consummate and make effective the transactions contemplated by this Agreement and the Transaction Documents.

10.11 Tax Returns.

a. Returns for Periods Ending on or Before the Closing Date.

(i) The Poco Companies shall have sole authority and responsibility to prepare or cause to be prepared and timely file, all Tax Returns of the Poco Companies that are due (taking into account timely extensions) on or before the Closing Date required to be filed before the Closing Date, and the Poco

Companies shall timely pay all Taxes that are due with respect to such Tax Returns on or before the Closing Date.

(ii) Parent shall prepare or cause to be prepared and shall file or cause to be filed all Tax Returns for any of the Poco Companies for all periods ending on or prior to the Closing Date that are filed after the Closing Date. At least 30 days prior to the due date (including extensions) of such Tax Return, Parent shall furnish a copy of such Tax Return to the Member Representative. The Member Representative shall have the ability to review and comment on each such Tax Return and provide input with respect to same. The Member Representative, without any personal liability, shall be responsible for the timely payment of all Taxes due with respect to such returns solely using funds in the Warranty Escrow Fund.

b. Straddle Returns.

(i) With respect to any Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date (“Straddle Period”) with respect to any of the Poco Companies, Parent shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax items required to be included therein, and at least thirty (30) days prior to the due date (including extensions) of such Tax Return shall furnish a copy of such Tax Return to the Member Representative. Parent shall permit the Member Representative to review and comment on each such Tax Return. Parent shall timely file such Tax Return with the appropriate Taxing Authority, and shall be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return. The Member Representative, using funds solely from the Warranty Escrow Fund, shall pay to Parent all Taxes owed by it with respect to the portion of such Straddle Period ending on the Closing Date in accordance with the procedures set forth in Section 10.11(b)(ii).

(ii) To the extent permitted by applicable Law or administrative practice, (A) a taxable year of a Poco Company that includes the Closing Date shall be treated as closing on (and including) the Closing Date and (B) all transactions occurring after the Closing Date shall be reported on Parent’s consolidated United States federal income tax return to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) and shall be similarly reported on other Tax Returns of the Poco Companies. In any case where applicable Law does not permit the Company to treat the Closing Date as the last day of the taxable year or period, the portion of any Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be:

a) in the case of Taxes that are imposed on a periodic basis or property Taxes or ad valorem Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on

(and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period; and

b) in the case of Taxes not described in clause (1) (such as taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property), deemed equal to the amount that would be payable if the taxable year or period ended on the Closing Date (and for this purpose, the Taxable period of any partnership, other pass-through entity or controlled foreign corporation in which a Poco Company has a beneficial interest will be deemed to terminate on the Closing Date); provided, however, that exemptions, allowances and deductions that are calculated on an annual basis (such as deductions for depreciation and real estate Taxes) will be apportioned between the Pre-Closing Tax Period and the remainder of the Taxable year or period on a daily basis.

10.12 Consistency. Any Tax Return to be prepared pursuant to the provisions of Section 10.11(a) or 10.11(b) shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in applicable Law or fact.

10.13 Access to Tax Records. Parent, Poco Companies and the Member Representative shall use Commercially Reasonable Efforts to cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation, examination, or other proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parent and the Member Representative agree (i) to retain all Books and Records with respect to Tax matters pertinent to the Poco Companies, relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or Holdings, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority. Parent, the Member Representative and Holdings further agree, upon request, to provide the other party or the Member Representative with all information that any party may be required to report pursuant to Sections 6043 or 6043A of the Code and Treasury Regulations promulgated thereunder. Holdings and the Member Representative shall cooperate fully in making appropriate persons available to the Parent to comply with its obligations under FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes.”

10.14 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions contemplated by this Agreement shall be borne (a) fifty percent (50%) by Parent and (b) fifty percent (50%) by the Member Representative, and with respect to (b) solely using funds from the Warranty Escrow Fund.

10.15 Export Controls. Holdings or the Company shall use Commercially Reasonable Efforts to transfer to Parent at Closing all permits, licenses, authorizations and other similar permissions required under the U.S. export controls and sanctions laws to sell, transfer, export, re-export, finance, order, buy, remove, store, use, loan, dispose of, transfer, transport, forward, or otherwise service, in whole or in part, any item subject to any U.S. export controls or sanctions laws. Holdings or the Company shall, prior to the Closing, provide to Parent all information and forms reasonably required to be completed and shall cooperate with Parent to ensure that all such authorizations referred to the in the preceding sentence remain in effect post-Closing. The date for providing such information and forms under this Section of the Agreement shall be sufficiently in advance of the Closing to permit both review and time for Holdings or the Company to make any needed voluntary disclosures to and to seek required authorizations from all relevant Governmental Bodies.

10.16 Title and Survey. Parent shall obtain, at Parent’s sole cost and expense, an owner’s policy of title insurance (the “Title Insurance Policy”), issued by a national title insurance company reasonably acceptable to Parent for the benefit of the Company (or applicable Subsidiary), insuring good and clear, record and marketable fee simple title in and to each parcel of Owned Real Property, to be owned by the Company (or applicable Subsidiary) after the Closing, with all endorsements deemed necessary or desirable by Parent, subject only to those title exceptions that constitute Permitted Liens and Permitted Exceptions hereunder and the standard printed exceptions in the Title Insurance Policy.

10.17 Disclosure Schedule Updates. Each party shall promptly supplement or amend its respective Disclosure Schedule with respect to any event occurring after the Execution Date which, if existing or known on the Execution Date would have been required to be set forth or described in the Disclosure Schedule, provided, however, that Schedules 5.13(a), (b), (c), (d), (f), (p) and (q) may be amended to reflect disclosures covering the period between November 1, 2000 and January 1, 2003, even if such disclosures relate to events occurring prior to the Execution Date. For all purposes of this Agreement, the Disclosure Schedules shall be deemed to include only that information contained therein on the Execution Date; provided, however, if the Closing shall occur, then all matters disclosed pursuant to any such supplement or amendment shall be deemed to modify the representations and warranties of the Parent or the Company, as applicable, set forth in this Agreement and no Party shall be entitled to make a claim with respect thereto, except as otherwise set forth herein.

ARTICLE 11

COVENANTS OF PARENT

Parent hereby covenants and agrees in favor of the Company and Holdings as follows:

11.1 Cooperation by Parent. Parent will use its Commercially Reasonable Efforts, and will cooperate with Company and Holdings, to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to enable Parent to effect the transactions contemplated on its part hereby, and Parent will otherwise use its Commercially Reasonable Efforts to cause the consummation of such transactions in accordance with the terms and conditions hereof and to cause all conditions contained in this Agreement over which it has control to be satisfied. Parent further agrees to deliver to Holdings prompt written notice of any event or condition known to or discovered by the Parent, which if it existed on the Execution Date or on the Closing Date, would result in any of the representations and warranties of Parent contained herein being untrue.

11.2 Books and Records; Personnel. At all times after the Closing Date, Parent shall allow the Member Representative, upon reasonable advance notice to Parent, access to all relevant Books and Records of the Poco Companies relating solely to any taxable period beginning before the Closing Date to the extent necessary for preparation for existing or potential litigation, preparation of Tax Returns, defense of or response to requests for audits, or reports to or filings with any Governmental Body, during normal business hours at Parent’s principal place of business or at any location where such Books and Records are stored, and Member Representative shall have the right, at Member Representative’s sole cost, using funds from the Expense Escrow Agreement, to make copies of any such Books and Records.

11.3 Further Assurances. At any time or from time to time after the Closing Date, Parent shall, at the request of Holdings and at Holdings’ expense, execute and deliver any further instruments or documents and take all such further action as Holdings may reasonably request in order to consummate and make effective the transactions contemplated by this Agreement.

11.4 Consents. Parent covenants to use its Commercially Reasonable Efforts to obtain as soon as practicable after the execution of this Agreement all governmental and third party consents and approvals necessary to permit the performance of its obligation to consummate the Transactions contemplated by this Agreement.

11.5 No Amended Returns. Parent shall not file or cause to be filed any amended Tax Returns with respect to the Poco Companies for periods ending on or prior to the Closing Date, except (i) to the extent required by Law or (ii) if there is no adverse effect on the Poco Companies, taken as a whole.

11.6 No Regular Section 338 Election. Parent will not make a regular Section 338 election with respect to the transaction contemplated by this Agreement.

ARTICLE 12

TERMINATION

12.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date as follows:

a. by the mutual written agreement of Parent and Holdings;

b. unilaterally by Parent, on one hand, or by Holdings, on the other hand, in writing, without liability on the part of the terminating party on account of such termination (provided the terminating party is not in material default or material breach of this Agreement and has not failed or refused to close without justification hereunder), if the Closing Date shall not have occurred on or before 5:00 p.m. Eastern Standard Time on December 31, 2008 (“Final Termination Date”);

c. by Holdings (i) upon a breach of any representation, warranty, covenant or agreement of Parent set forth in this Agreement such that the conditions set forth in Section 7.1 or 7.2 would not be satisfied; provided, however, that, if such breach is curable prior to the expiration of thirty (30) days from written notice to Parent of its occurrence through the exercise of Parent’s Commercially Reasonable Efforts, and for so long as Parent continues to exercise such Commercially Reasonable Efforts, Holdings may not terminate this Agreement under this Section 12.1(c) until the expiration of such 30-day period without such breach having been cured (but in no event shall the preceding proviso be deemed to extend the date set forth in Section 12.1(b)), or (ii) if satisfaction of any of the conditions set forth in Section 7.1 is or becomes impossible (other than through the failure of Holdings to comply with its obligations under this Agreement); provided further, however, that Holdings shall not be entitled to terminate this Agreement pursuant to this Section 12.1(c) at any time during which Holdings would be unable to satisfy the condition in Section 8.1 hereof; or

d. by Parent (i) upon a breach of any representation, warranty, covenant or agreement of Holdings set forth in this Agreement such that the conditions set forth in Section 8.1 or 8.2 would not be satisfied; provided, however, that, if such breach is curable prior to the expiration of thirty (30) days from notice to Holdings of its occurrence through the exercise of Holdings’ Commercially Reasonable Efforts, and for so long as Holdings continues to exercise such Commercially Reasonable Efforts, Parent may not terminate this Agreement under this Section 12.1(d) until the expiration of such 30-day period without such breach having been cured (but in no event shall the preceding proviso be deemed to extend the date set forth in Section 12.1(b)), or (ii) if satisfaction of any of the conditions set forth in Section 8.1 is or becomes impossible (other than through the failure of Parent to comply with its obligations under this Agreement); provided further, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 12.1(d) at any time during which Parent would be unable to satisfy the condition in Section 7.1 hereof or is in material default under the terms of the Agreement.

12.2 Effect on Obligations. Each party’s right of termination under Section 12.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Termination of this Agreement pursuant to this Article 12 shall terminate all obligations of the parties hereunder, except for (i) the obligations under Article 13 hereof, (ii) the obligations of the parties under Section 10.7 hereof, (iii) the obligations of the parties under Section 15.9 hereof , (iv) the obligations set forth in the last sentence of this Section 12.2, and (v) the terms and conditions set forth in Article 15 provided, however, that if this Agreement is terminated by a party because of a breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired. Upon any termination of this Agreement, each party hereto will redeliver all documents, work papers and other materials of any other party relating to the Transactions contemplated hereby, and all copies of such materials, whether so obtained before or after the execution hereof, to the party furnishing the same.

ARTICLE 13

SURVIVAL; INDEMNIFICATION; ESCROW FUND

13.1 Survival of Obligations of Holdings and the Company.

a. The representations and warranties of Holdings and the Company in this Agreement, the Transaction Documents, or any document delivered at the Closing pursuant hereto shall survive the Closing for a period beginning on the Closing Date and ending on the date that is on the last day of the eighteen (18) month period after the Closing Date and shall terminate and be of no further force or effect as of the day after such date (the “Claim Deadline Date”), provided, however, that (i) the representations and warranties set forth in Section 5.13 shall survive until the expiration of the applicable statute of limitations regarding such matters at which time the representations and warranties set forth therein shall terminate and be of no further force or effect as of the day after such date, (ii) the representations and warranties set forth in Section 5.20 shall survive for a period beginning on the Closing Date and ending on the date that is the six (6) year anniversary of the Closing Date, at which time the representations and warranties set forth therein shall terminate and be of no further force or effect as of the day after such date, and (iii) the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 5.1, 5.2, and 5.5 shall survive indefinitely.

b. The covenants and agreements of Holdings and the Company contained in this Agreement and the other Transaction Documents shall survive for the maximum period permitted by applicable Law.

13.2 Obligation to Indemnify by Member Representative and the Escrow Beneficiaries.

a. Subject to Section 13.3 hereof, the Member Representative, on behalf of the Escrow Beneficiaries, shall indemnify and hold harmless Parent and its directors, officers, employees, agents, affiliates and assigns (collectively, the “Parent Group Indemnified Persons”) from and against all losses, liabilities, damages, deficiencies, costs or expenses, including interest and penalties and reasonable attorneys’ fees, whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing (collectively, “Losses”) suffered or incurred by any Parent Group Indemnified Person, on or after the Closing Date, based upon, arising out of or otherwise in respect of:

(i) any breach or inaccuracy of any representation or warranty of any Poco Company in this Agreement, the Transaction Documents or any other document delivered at the Closing pursuant hereto; provided, however, that to the extent that such representations and warranties are qualified by the term “material” or contain the term “Material Adverse Effect,” such representations and warranties, except for representations or warranties relating exclusively to the Phase II Environmental Conditions, shall be read without such qualifications for purposes of determining the amount of Losses for such breach or inaccuracy, but shall be read with such qualifications for purposes of determining whether a breach or inaccuracy has occurred;

(ii) any breach of or nonfulfillment of any covenant or agreement of any Poco Company in this Agreement, the Transaction Documents or any other document delivered at the Closing pursuant hereto;

(iii) any Transaction Expenses;

(iv) (A) all Taxes (or the non-payment thereof) of the Poco Companies for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Taxable period that includes the Closing Date (and for this purpose, the taxable period of any partnership, other pass-through entity or controlled foreign corporation in which a Poco Company has a beneficial interest will be deemed to terminate on the Closing Date) (“Pre-Closing Tax Period”), (B) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Poco Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local or foreign law or regulation, and (C) any and all Taxes of any person (other than the Company and its Subsidiaries) imposed on any Poco Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, that relate to an event or transaction that occurred before the Closing; provided, however, that in the cases of (A), (B) and (C), Member Representative shall be liable only to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Company Latest Balance Sheet (rather than any notes thereto) and as adjusted for the passage of time through the Closing Date in accordance with the custom and practice of the Company and taken into account in determining the Final Statement (solely to the extent of the amount remaining in the Warranty Escrow Fund). For Taxes in respect of a Straddle Period, Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be determined as described in Section 10.11(b)(i);

(v) the remediation of the Phase II Environmental Conditions, and any other remediation activities related to the Underway Remediation Actions;

(vi) any fraud, willful misconduct or intentional misrepresentation by Holdings, the Company or any of their respective Subsidiaries related to the Transactions; and

(vii) any Claim by any holder of Units, Options or Warrants relating to the consideration due to or payments paid or payable to such Persons as a result of their ownership of such Units, Options and/or Warrants provided that Parent has paid or caused to be paid the payments due under Sections 9.3(c) and (e).

b. No indemnification shall be payable pursuant to Section 13.2(a) with respect to any inaccuracy or breach of any representation or warranty or breach of any covenant or agreement after termination thereof in accordance with Section 13.1, except with respect to claims made prior to such termination pursuant to Section 13.8 but not then resolved (such representation, warranty, covenant or agreement surviving with respect to such claim until resolution of such claim).

13.3 Limitations on Indemnification by Member Representative and the Escrow Beneficiaries.

a. Except with respect to any action based on allegations of fraud, willful misconduct or intentional misrepresentation, and except as set forth in Section 13.4, the Initial Warranty Escrow Fund Amount, together with the earnings thereon (the “Warranty Escrow Fund”) shall be the sole and exclusive remedy of the Parent Group Indemnified Persons with respect to any Losses incurred by any Parent Group Indemnified Person relating to or in connection with the transactions contemplated by this Agreement up through and including the Claim Deadline Date and, notwithstanding anything to the contrary contained herein, except as set forth in Section 13.4, the aggregate liability of the Escrow Beneficiaries and Member Representative, on behalf of the Escrow Beneficiaries, for the aggregate indemnification obligations in favor of the Parent Group Indemnified Persons prior to and including the Claim Deadline Date shall not exceed the then current balance of the Warranty Escrow Fund. A Parent Group Indemnified Person shall not be entitled to assert any claim for Losses against the Warranty Escrow Fund unless notice of such assertion is given to the Surviving Corporation and the Member Representative no later than the Claim Deadline Date; provided, however, notwithstanding the foregoing, the Parent Group Indemnified Persons may not provide a notice of any claim with respect to the EC Matter in order to cause the amount of the Warranty Escrow Fund to remain intact past the Claim Deadline Period to pay for the EC Matter unless a specific amount of the Claim for indemnification is known in good faith on the Claim Deadline Period. For clarification, the parties agree that the existence of the EC Matter, in and of itself, shall not prevent the Warranty Escrow Agent from disbursing the Warranty Escrow Fund. Within ten (10) Business Days after the Claim Deadline Date, the Warranty Escrow Agent shall distribute funds remaining in the Warranty Escrow Fund other than funds required to pay any and all Claims made against the Warranty Escrow Fund which have not been fully and finally resolved as of such disbursement date to the Escrow Beneficiaries.

b. Following the Claim Deadline Date, except as set forth in Section 13.4, the Escrow Beneficiaries shall have no further indemnification obligations pursuant to Section 13.2(a)(i), in favor of the Parent Group Indemnified Persons except for claims for losses properly asserted prior to the Claim Deadline Date in accordance with Section 13.3(a) and, subject to the limitations contained herein, the Escrow Beneficiaries shall be severally and not jointly liable to the Parent Group Indemnified Persons for any Losses incurred with respect to breaches of the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 5.1, 5.2, 5.5, 5.13, and 5.20, and any Losses incurred with respect to Section 13.2(a)(iv), which shall be subject to the applicable survival periods set forth in Section 13.1(a) and the other limitations contained herein (the “Post-Claim Deadline Date Obligations”). Following the Claim Deadline Date, the aggregate indemnification obligations in favor of the Parent Group Indemnified Persons, with respect to any Post-Claim Deadline Date Obligations shall initially be an amount (the “Post-Warranty Escrow Cap”) equal to the balance of the Warranty Escrow Fund on the Claim Deadline Date immediately prior to disbursement to the Escrow Beneficiaries pursuant to Section 13.12(c). No claim for Post-Claim Deadline Date Obligations shall be made against the Warranty Escrow Fund. The Post-Warranty Escrow Cap shall be reduced by the amount of any claims pursuant to this Article 13 that are paid by the Member Representative, on behalf of the Escrow Beneficiaries, or by the Escrow Beneficiaries, in the aggregate, on a several basis, after the Claim Deadline Date until the Post-Warranty Escrow Cap is reduced to zero. Once the Post-Warranty Escrow Cap equals zero, the Escrow Beneficiaries and the Member Representative, on behalf of the Escrow Beneficiaries, shall have no further indemnification obligations in favor of the Parent Group Indemnified Persons other than as set forth in Section 13.4.

c. Parent Group Indemnified Persons shall use Commercially Reasonable Efforts to mitigate any Losses incurred by them.

d. Notwithstanding anything to the contrary contained herein, except (i) with respect to any allegations of fraud or intentional misrepresentation, (ii) any Pre-Environmental Indemnification Threshold Obligations, (iii) with respect to representations and warranties in Section 5.13, and (iv) as otherwise set forth in Sections 13.2(a)(vi) and 13.4, the Member Representative, on behalf of the Escrow Beneficiaries and solely using the moneys held in the Warranty Escrow Fund, shall have no obligation to indemnify any Parent Group Indemnified Person pursuant to Sections 13.2(a)(i) and (ii) until the aggregate amount of the Losses subject thereto exceed Five Hundred Thousand Dollars ($500,000) (the “Claim Amount”), after which the obligation of the Member Representative, on behalf of the Escrow Beneficiaries, shall be to indemnify any Parent Group Indemnified Person only to the extent such Losses in the aggregate exceed the Claim Amount, subject to the other limitations set forth in this Agreement.

e. The obligations (the “Pre-Environmental Indemnification Threshold Obligations”) of the Member Representative, on behalf of the Escrow Beneficiaries, and the Escrow Beneficiaries, on a several basis, to indemnify any Parent Group Indemnified Person pursuant to Section 13.2(a)(v) shall not be subject to the Claim Amount until the aggregate amount of the Losses resulting therefrom equals Seven Hundred Fifty Thousand Dollars ($750,000) (the “Environmental Indemnification Threshold”). Thereafter, any obligations (the “Post-Environmental Indemnification

Threshold Obligations”) of the Member Representative, on behalf of the Escrow Beneficiaries, or the Escrow Beneficiaries, on a several basis, to indemnify any Parent Group Indemnified Person pursuant to Section 13.2(a)(v) shall be subject to the Claim Amount. Any Losses relating to the costs of performing the Underway Remediation Actions by or on behalf of Parent or the Poco Companies, which shall include the costs and expenses incurred by the Poco Companies in connection with such claims, shall count towards the Environmental Indemnification Threshold. Notwithstanding anything to the contrary contained herein, the maximum Losses for which the Parent Group Indemnified Person may recover against the Member Representative, on behalf of the Escrow Beneficiaries, or by the Escrow Beneficiaries, on a several basis, with respect to the following Phase II Environmental Conditions shall be as follows (the “Maximum Environmental Agreed Remediation Amounts”):

(i) with respect to the milled petroleum coke powder, as described in the Phase II Environmental Report, the maximum amount of Three Hundred Thousand Dollars ($300,000), which amounts must include reasonable costs and expenses and be related specifically to the named activity; and

(ii) with respect to the petroleum coke storage runoff, as described in the Phase ii Environmental Report, the maximum amount of Forty Thousand Dollars ($40,000), which amounts must include reasonable costs and expenses and be related specifically to the named activity.

f. With respect to the Underway Remediation Actions and the remediation activities that will occur after the Closing, the Member Representative Designees shall be entitled to participate in: (i) all meetings with the Parent and the environmental consultants in connection with the actions to be taken regarding the Underway Remediation Actions, and (ii) any meetings between Parent and any Governmental Body regarding the Underway Remediation Actions, (iii) review and consent to any written submissions to any Governmental Body regarding the Underway Remediation Actions, which consent shall not be unreasonably withheld and (iv) shall be entitled to receive a copy of all bills and invoices submitted by the environmental consultants or other parties involved in the remediation. The Member Representative Designee shall be entitled to be reimbursed, out of the Expense Escrow Fund, for all reasonable administrative costs and expenses incurred by the Member Representative Designee in connection with the Phase II Environmental Conditions, provided that such costs and expenses shall not include any costs or expenses related to the remediation efforts and any advisors or consultants retained with respect thereto, which shall be paid out of the Warranty Escrow Fund. The Underway Remediation Activities and the remediation activities that will occur after the Closing will be conducted in compliance with all applicable Environmental Laws.

g. No Parent Group Indemnified Person shall be entitled to recover against the Warranty Escrow Fund or the EC Escrow Fund established under this Agreement for any indirect, incidental, consequential, exemplary, punitive or special damages, including, without limitation, lost profits, unless such damages are payable to a third party in connection with any Third-Party Claim. No Parent Group Indemnified Person

shall be entitled to any indemnification under this Agreement based upon any multiple of earnings, revenues or any similar valuation methods.

h. All indemnification payments paid by the Member Representative on behalf of the Escrow Beneficiaries shall be net of (i) any insurance proceeds that Parent, Holdings, the Company or any of the Subsidiaries has actually received on account of such Loss and (ii) any other actual recoveries by the Parent, Holdings, the Company or any of their Subsidiaries from third parties related to the Loss.

i. Notwithstanding any of the foregoing, nothing set forth herein shall prevent Parent from bringing an action based upon allegations of fraud or intentional misrepresentation at any time in connection with this Agreement, the Transaction Documents or any of the Transactions contemplated thereby.

13.4 Indemnification for the EC Matter.

a. Notwithstanding anything set forth to the contrary contained in this Agreement, the Member Representative, on behalf of the Escrow Beneficiaries, shall indemnify and hold harmless the Parent Group Indemnified Persons from and against all Losses suffered or incurred by any Parent Group Indemnified Person, after the Closing, based upon, arising out of or otherwise in respect of any and all matters relating directly to or arising out of (i) the transactions disclosed in the Initial VSD to BIS regarding the shipments of so-called “billets” of the Company’s graphite outside of the U.S. together with other such shipments that may have required an export license or (ii) non-compliance with the terms of any export licenses that have been obtained by the Company (collectively, the “EC Matter”). Such indemnification is not subject to the Claim Amount. Notwithstanding the foregoing, neither the Member Representative, on behalf of the Escrow Beneficiaries or otherwise, nor the Escrow Beneficiaries shall have any obligation to indemnify any Parent Group Indemnified Person for any Losses that are not related to the EC Matter or that any Parent Group Indemnified Person incurred prior to the Closing; all other Losses incurred in accordance with this Agreement are to be handled pursuant to this Agreement, and subject to any and all limitations described in this Agreement. For purposes of this paragraph:

“Commodity Jurisdiction Request” means the request for advice regarding the jurisdiction of the Directorate of Defense Trade Controls over the Company’s graphite initiated on behalf of the Company by letter of April 3, 2008, from Bracewell & Giuliani LLP to the Directorate of Defense Trade Controls of the United States Department of State.

“Voluntary Disclosure to DDTC” means the disclosure made on behalf of the Company by letter of May 8, 2008 (Case No. 08-0000537), which resulted in the letter of June 16, 2008, indicating DDTC closed the investigation without action.

b. All indemnification payments with respect to the EC Matter shall be paid to the Parent Group Indemnified Persons first from the EC Escrow Fund and then, to the extent there are no longer funds available in the EC Escrow Fund, from the Warranty Escrow Fund, to the extent that it has not already been disbursed.

c. Subject to Section 13.4(d), the EC Escrow Fund shall remain in existence until the earlier of (i) the date on which the EC Matter has been fully and finally resolved as reasonably agreed upon by the parties, or (ii) the later of the five (5) year anniversary of the Closing Date or such later date on which any tolling agreement entered into with any Governmental Body with respect to the EC Matter expires, or at which point, the funds remaining in the EC Escrow Fund, if any, shall be disbursed in accordance with the provisions of Section 13.12. For purposes of this Article 13, the parties agree that the EC Matter shall be “fully and finally resolved” upon the earlier to occur of the following events: the appropriate Governmental Body has entered into a settlement or similar arrangement with the Poco Companies and Entegris, a final administrative order, or a final judicial order with respect to the EC Matter.

d. Notwithstanding anything to the contrary contained herein, in the event that the EC Escrow Fund has not been earlier disbursed pursuant to Section 13.4(c), the parties agree that the EC Escrow Agent shall disburse to the Member Representative, on behalf of the Escrow Beneficiaries, the funds in the EC Escrow Fund in an amount (the “Excess EC Amount”) in excess of Eight Million Dollars ($8,000,000), if any, within thirty (30) days after the date (the “Intermediate Distribution Date”) which is the last day of the thirtieth (30th) month following the Closing Date.

e. The aggregate indemnification obligations of the Member Representative, on behalf of the Escrow Beneficiaries, with respect to the matters described herein (but only to the extent of the Warranty Escrow Fund and the EC Escrow Fund), and then by the Escrow Beneficiaries, on a several basis, with respect to the EC Matter, shall be mutually agreed upon in writing by the Parent and Holdings (the “EC Matter Cap”). The EC Matter Cap shall be reduced, on a dollar for dollar basis, by the amount of any claims that are paid by the Member Representative, on behalf of the Escrow Beneficiaries, in the aggregate, out of the EC Escrow Fund or the Warranty Escrow Fund relating to the EC Matter.

f. On the Intermediate Distribution Date, the EC Matter Cap shall be reduced to an amount (the “New EC Matter Cap”) equal to the lesser of (i) Eight Million Dollars ($8,000,000), or (ii) the then current balance of the EC Escrow Fund. The New EC Matter Cap shall continue to be reduced by the amount of any claims that are paid by the Member Representative, on behalf of the Escrow Beneficiaries, or by the Escrow Beneficiaries, in the aggregate, relating to the EC Matter and the amount of any disbursement of the EC Escrow Fund pursuant to Section 13.12. Once the New EC Matter Cap equals zero, the Member Representative, on behalf of the Escrow Beneficiaries, and the Escrow Beneficiaries shall have no further indemnification obligations in favor of the Parent Group Indemnified Persons relating to the EC Matter.

13.5 Survival of Obligations of Parent and Acquisition Sub.

a. The representations and warranties of Parent and Acquisition Sub in this Agreement or any document delivered pursuant hereto shall survive the Closing until the expiration of the applicable statute of limitation.

b. The covenants and agreements of the Parent contained in this Agreement and the other Transaction Documents shall survive for the maximum period permitted by law.

13.6 Parent Obligation to Indemnify.

a. After the Closing, Parent shall indemnify and hold harmless the current officers, managers and directors of Holdings and the Company, the Company, the Member Representative and each of the Escrow Beneficiaries (each, a “Member Group Indemnified Person”) from and against all Losses suffered or incurred by any Member Group Indemnified Person based upon, arising out of or otherwise in respect of:

(i) any breach or inaccuracy of any representation or warranty of Parent or Acquisition Sub in this Agreement, the Transaction Documents, or any document delivered pursuant hereto, or

(ii) any breach or nonfulfillment of any covenant or agreement of the Parent or Acquisition Sub in this Agreement, the Transaction Documents or any document delivered pursuant hereto.

b. No indemnification shall be payable pursuant to Section 13.6(a) with respect to any inaccuracy or breach of any representation or warranty or breach of any covenant or agreement after termination thereof in accordance with Section 13.5, except with respect to claims made prior to such termination pursuant to Section 13.7(a) but not then resolved (such representation, warranty, covenant or agreement surviving with respect to such claim until resolution of such claim).

13.7 Limitations on Parent Indemnification; Obligations of Parent.

a. Parent shall have no obligation to indemnify any Member Group Indemnified Person pursuant to Section 13.6(a) until the aggregate amount of the Losses subject thereto exceed the Claim Amount, after which, subject to the following sentence, the obligation of Parent shall be to indemnify the Member Group Indemnified Person only to the extent such Losses exceed the Claim Amount. The indemnification obligations of Parent under Article 13 shall be the sole and exclusive remedy of the Member Group Indemnified Persons with respect to any Losses incurred by any Member Group Indemnified Person relating to or in connection with the transactions contemplated by this Agreement and, notwithstanding anything to the contrary contained herein, the aggregate liability of Parent for indemnification obligations under this Article 13 shall not exceed the aggregate amount of the Initial Warranty Escrow Fund Amount. A Member Group Indemnified Person shall not be entitled to assert any claim for Losses against Parent unless notice of such assertion is given to Parent no later than the Claim Deadline Date. Member Group Indemnified Persons shall use Commercially Reasonable Efforts to mitigate any Losses incurred by them. Notwithstanding anything to the contrary contained in this Agreement, nothing in this Section 13.7 will limit Parent’s obligations to indemnify each Member Group Indemnified Person for the full extent of any Losses incurred as a result of Parent’s breach of its obligation to make any payments required by this Agreement.

b. No Member Group Indemnified Person shall be entitled to recover against Parent under this Agreement for any indirect, incidental, consequential, exemplary, punitive, statutory or special damages, unless such damages are payable to a third party in connection with any Third-Party Claim.

13.8 Procedures Relating to Indemnification.

a. An indemnified Person under Sections 13.2(a) or 13.6(a) (the “Indemnified Party”) shall give prompt written notice (“Indemnity Claim Notice”) to the indemnifying party (the “Indemnifying Party”) of any Loss in respect of which such Indemnified Party is seeking indemnification under Sections 13.2(a) or 13.6(a), specifying in reasonable detail the nature of such Loss, the Section or Sections of this Agreement to which the Loss relates, and the amount of such Loss (or if not then determinable, its best good faith estimate of the amount of such Loss), except that any delay or failure to so notify the Indemnifying Party shall only relieve the Indemnifying Party of its obligations hereunder to the extent, if at all, that it is prejudiced by reason of such delay or failure. With respect to claims brought on behalf of the Member Group Indemnified Persons, the Member Representative or, following the distribution of the Warranty Escrow Fund and the EC Escrow Fund pursuant to Section 13.12(c), the Escrow Beneficiaries, shall have responsibility to pursue such claim or indemnification rights.

b. The Indemnifying Party may reply to any Indemnity Claim Notice made under Section 13.8(a) of this Agreement by giving written notice (the “Dispute Notice”) to the Indemnified Party, and to the extent that the Indemnified Party intends to seek indemnification from the Warranty Escrow Fund or the EC Escrow Fund, with a copy to the applicable Escrow Agent, which Dispute Notice shall state whether the Indemnifying Party agrees or disagrees that the claim asserted by Indemnified Party is a valid indemnification claim under the this Article 13 and agrees or disagrees with respect to the amount of the Claim. The Dispute Notice shall specify in reasonable detail the nature of and the underlying facts regarding such dispute and a good faith estimate of the dollar amount thereof in dispute. If, within ten (10) Business Days after the date of receipt by the Indemnifying Party of an Indemnity Claim Notice from the Indemnified Party, the Indemnifying Party does not give to the Indemnified Party, and, to the extent such Indemnified Party seeks to obtain indemnification from the Warranty Escrow Fund, the EC Escrow Fund, the Escrow Agent, a Dispute Notice, then the Indemnifying Party shall be deemed to have irrevocably agreed with such claim and the following shall occur: (1) if the Warranty Escrow Funds and/or the EC Escrow Fund have not been disbursed in accordance with this Agreement and the party has a right to seek indemnification against the Warranty Escrow Fund or the EC Escrow Fund, as applicable, then the Indemnifying Party or the Indemnified Party shall notify the Escrow Agent to disburse the funds specified in the Indemnity Claim Notice within two (2) Business Days after the expiration of such dispute period, to the Indemnified Party from either the Warranty Escrow Fund or the EC Escrow Fund, as applicable, and to the extent that the Indemnified Party intends to seek indemnification from the Warranty Escrow Fund or the EC Escrow Fund, the amount of the Claim set forth in the Indemnity Claim Notice and either the Warranty Escrow Fund or the EC Escrow Fund shall be reduced to the extent thereof. If the Dispute Notice admits that a portion of the Claim is a valid Claim, the Escrow Agent or the Indemnifying Party shall disburse to the Indemnified Person within two (2) Business Days after receipt of such Dispute Notice the amount so admitted as a valid claim.

c. Dispute Procedure. If a Dispute Notice is given in accordance with Section 13.8(b) with respect to any Claim, then the amount of the Claim less any amount admitted in the Dispute Notice as due Member Representative, on behalf of the Escrow Beneficiaries, or the Parent Group Indemnified Person, shall be treated as a disputed claim (“Disputed Claim”). The Escrow Agent shall not disburse any amount with respect to a Disputed Claim until the earlier to occur of (i) the receipt by Escrow Agent of a Joint Written Direction with respect to such amount describing how the amounts held with respect to such Disputed Claim shall be disbursed, or (ii) the receipt by the Escrow Agent of a final, non-appealable judgment, order or decree of a court or other judicial body of competent jurisdiction that decided the underlying Claim with respect to such amount (a “Final Judgment”). Upon the occurrence of either event set forth in clauses (i) and (ii) in this Section 13.8(c), the Warranty Escrow Agent shall disburse the Warranty Escrow Fund as provided in such Joint Written Direction or Final Judgment within two (2) Business Days of the date of such occurrence.

13.9 Defense of Third Party Claims.

a. Promptly after receipt by any Indemnified Party of a notice of the commencement of any demand, claim, suit, cause of action, investigation or inquiry by a Person not a party to this Agreement other than a Tax Claim (a “Third Party Claim”), such Indemnified Party will, if a claim is to be made against any Indemnifying Party under this Section 13.9 with respect to such Third Party Claim, give notice to the Indemnifying Party of such Third Party Claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of the Third Party Claim is prejudiced by the Indemnified Party’s failure to give such notice. For purposes of notifying an Escrow Beneficiary that is an Indemnifying Party, the applicable Parent Group Indemnified Person shall notify the Member Representative.

b. Except with respect to claims made by a Parent Group Indemnified Person resulting from Third-Party Claims, which is governed by Section 13.9(c), if any Third-Party Claim is brought against an Indemnified Party and it gives notice to the Indemnifying Party of such Third-Party Claim, the Indemnifying Party will be entitled to assume and control the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all expenses, if the Indemnifying Party gives notice of its intention to so assume and control the defense thereof to the Indemnified Party within twenty (20) Business Days of the receipt of the notice contemplated by Section 13.9(a).

(i) If the Indemnifying Party assumes the defense of a Third-Party Claim, it will conduct the defense actively and diligently, and in good faith, and the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party. After notice from the Indemnifying Party to the Indemnified Party of the Indemnifying Party’s election to assume the defense of a Third-Party Claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 13.9 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Third-Party Claim.

(ii) If the Indemnifying Party assumes the defense of a Third-Party Claim, (A) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Party without the Indemnified Party’s consent, which shall not be unreasonably withheld, delayed or conditioned, unless (xx) there is no finding or admission of any violation of law or any violation of the rights of any person and there is no adverse effect on any other claims that may be made against the Indemnified Party, and (yy) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (B) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. Notwithstanding anything to the contrary contained in this Section 13.9, the Indemnified Party will have the right to employ separate counsel in a Third-Party Claim and participate in such defense thereof at its own expense.

(iii) If the Indemnifying Party fails to assume the defense of any Third-Party Claim within twenty (20) Business Days after notice thereof, the Indemnified Party shall have the right to undertake the defense of such Third-Party Claim for the account of the Indemnifying Party. In such an event, the Indemnified Party shall conduct the defense of the Third-Party Claim actively and diligently, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably requested by the Indemnified Party. The Indemnifying Party shall not, without the Indemnified Party’s prior written consent (not to be unreasonably withheld, delayed or conditioned), settle or compromise any Third-Party Claim or consent to the entry of any judgment with respect to any Third-Party Claim. The Indemnifying Party shall have the right to employ separate counsel with respect to such Third-Party Claims and participate in such defense at its own expense.

c. If any Claim by a Parent Group Indemnified Person hereunder results from a Third-Party Claim, Parent shall give the Member Representative written notice thereof (together with a copy of such Third-Party Claim, process or other legal proceeding) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of Parent to give such notice shall not impair the rights of the Parent Group Indemnified Person, except to the extent that the Member Representatives or the Escrow Beneficiaries are actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail. The Member Representative, on behalf of the Escrow Beneficiaries, may elect to defend any Third-Party Claim through counsel chosen by it (which counsel shall be reasonably acceptable to the Parent Group Indemnified Person), and may instruct the Escrow Agent to disburse amounts from the Warranty Escrow Fund to pay any reasonable expenses incurred in connection with the defense of any such Third-Party Claim (or to reimburse the Member Representative for any such expenses paid by or on behalf of the Member Representative in connection with such defense). If the Member Representative elects to defend a Third-Party Claim, then, within twenty (20) Business Days after receiving notice of such Third-Party Claim, the Member Representative shall notify the Parent Group Indemnified Person in writing of its intent to do so, and Parent, the Surviving Corporation or the Parent Group Indemnified Person, as applicable, shall promptly make available to the Member Representative such books, records and other documents as well as access to officers and employees, as in each case are reasonably necessary, and shall otherwise cooperate and cause its officers, directors and employees to cooperate (including providing testimony) in the defense of such Third-Party Claim; provided that pending such notice and assumption of defense, the Parent Group Indemnified Person may take such steps to defend against such Third-Party Claim as, in such party’s good-faith judgment, are appropriate to protect its interests, and further provided that any and all expenses incurred by the Parent Group Indemnified Person as a result thereof shall be paid from the Warranty Escrow Fund. If the Member Representative elects to defend the Third-Party Claim, no compromise or settlement thereof may be effected by the Member Representative without the consent of the Parent Group Indemnified Person (which shall not be unreasonably withheld, delayed or conditioned) unless (1) there is no finding or admission of any violation of Law by the Parent Group Indemnified Person and no adverse effect on any other claims that may be made against the Parent Group Indemnified Person and (2) any portion of the relief provided is monetary damages that are to be paid in full from the Warranty Escrow Fund. If the Member Representative elects not to defend against a Third-Party Claim, then the Parent Group Indemnified Person may defend, compromise, and settle such Third-Party Claim and shall be entitled to recovery from the Warranty Escrow Fund; provided, however, that, the Parent Group Indemnified Person may not compromise or settle any such Third-Party Claim without the prior written consent of the Member Representative, which consent shall not be unreasonably withheld, delayed or conditioned.

13.10 Defense of Tax Claims. The Parent or its Affiliates shall promptly notify the Member Representative in writing of the commencement of any audit or examination of any Tax Return of Holdings or the Company for any Taxable year or period ending on or before the Closing Date and any other proposed change or adjustment, claim, dispute, arbitration or litigation that, if sustained, would reasonably be expected to give rise to a claim for indemnification in respect of Taxes by the Parent under this Agreement (a “Tax Claim”); provided that failure to notify the Member Representative will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Member Representative or the Indemnifying Party demonstrates that the defense of the Tax Claim is prejudiced by the failure to give such notice. Such notice shall describe the asserted Tax Claim in reasonable detail and shall include copies of any notices and other documents received from any Taxing Authority in respect of any such asserted Tax Claim. The Member Representative shall have the right to control any Tax Claims in the Tax audit or examination state; provided, however, that the Member Representative shall inform the Parent of the status and progress of such Tax audit or examination and shall allow the Parent to actively participate in the audit or examination at its own expense, including allowing the Parent and its representatives a reasonable opportunity to review and comment on any legal submissions before submission or other written legal responses in connection with such audit or examination. If a Tax Claim relating solely to a Taxable year or period ending on or before the Closing Date is not settled at the Tax audit or examination stage, the Member Representative shall have the right to control any further contest of such Tax Claim, and, if it exercises such right, shall bear the expenses relating thereto; provided, however, that the Parent will have the opportunity to participate in any such contest at its expense. Notwithstanding the foregoing, the Member Representative shall not have the right to control any Tax Claim if there is a reasonable likelihood that (i) the amount of such Tax Claim could exceed the remaining amount in the Warranty Escrow Fund or (ii) any issue raised by such Tax Claim could have a material effect on any Poco Company, in a post-Closing Tax period. The Member Representative may not settle any Tax Claim (either at the audit or examination stage or thereafter) without first obtaining the Parent’s written consent, which shall not be unreasonably withheld, conditioned or delayed. The Parent shall control any audit, examination or proceeding, or portion thereof, that is not otherwise covered by this Section 13.10.

13.11 Adjustment to Merger Consideration. All indemnification payments paid pursuant to this Article 13 shall be deemed adjustments to the consideration provided to the holders of Units Option Holders, and Warrant Holders pursuant to this Agreement.

13.12 Escrow Funds for Indemnification Purposes.

a. The Warranty Escrow Fund and the EC Escrow Fund shall be invested, maintained and disbursed in accordance with the terms and conditions of the Warranty Escrow Agreement and the EC Escrow Agreement, respectively and this Agreement. One hundred percent (100%) of the fees and expenses of the Escrow Agent with respect to the Warranty Escrow Agreement shall be paid out of the Warranty Escrow Fund, and one hundred percent (100%) of the fees and expenses of the Escrow Agent with respect to the EC Escrow Agreement shall be paid out of the EC Escrow Fund.

b. Each member of the Management Group shall hold that number of beneficial interests in the Warranty Escrow Fund and the EC Escrow Fund (“Escrow Units”) equal to the number of Common Units registered in the name of such member on the books of Holdings, on a fully diluted basis, immediately prior to the Effective Time. Each member of the Management Group who is either to receive payment or other consideration pursuant to Section 3.2(a) shall be deemed to own a number of Escrow Units equal to the number of Common Units issuable upon exercise of such Options immediately prior to the Effective Time. Each member of the Management Group who is either to receive payment or other consideration pursuant to Section 3.3(a) shall be deemed to own a number of Escrow Units equal to the number of Common Units issuable upon exercise of such Warrants immediately prior to the Effective Time. Each Person holding any Escrow Units following the Effective Time is referred to herein as an “Escrow Beneficiary.” No Person who is a Non-Management Member will be an Escrow Beneficiary. Escrow Units will not be represented by any form of certificate or other instrument and will not be transferable or assignable, other than by will, the laws of intestacy or other operation of applicable Law. The number of Escrow Units, on a fully diluted basis, will be fixed post-Closing.

c. To the extent the Warranty Escrow Fund and the EC Escrow Fund are not fully distributed pursuant to the preceding provisions of this Article 13, Parent (via the Surviving Corporation) and the Member Representative agree to deliver joint written instructions to the Escrow Agent to disburse (i) any remaining balance in the Warranty Escrow Fund (including earnings thereon) to the Paying Agent, for the benefit of the Escrow Beneficiaries, within ten (10) Business Days after the Claim Deadline Date, and (ii) to disburse to the Paying Agent, for the benefit of the Escrow Beneficiaries, on the Intermediate Distribution Date, any amount in the EC Escrow Fund (including earnings thereon) in excess of Eight Million Dollars ($8,000,000), if not earlier distributed on the date that the EC Matter has been fully and finally resolved, and (iii) any remaining amount in the EC Escrow Fund (including earnings thereon) on the earlier of the date that the EC Matter has been fully and finally resolved or on the fifth (5th) anniversary of the Closing Date; provided that, if there is any claim by a Parent Group Indemnified Person pending against the Warranty Escrow Fund as of the Claim Deadline Date, and such claim was timely asserted in accordance with this Agreement and is unresolved as of the Claim Deadline Date, the Escrow Agent shall retain in the Warranty Escrow Fund an amount equal to the aggregate amount so claimed and disburse any remaining balance in the Warranty Escrow Fund to the Paying Agent, on behalf of and for the benefit of the Escrow Beneficiaries. Upon final disposition of each such claim, and after payment thereof from the Warranty Escrow Fund, if any, Parent (via the Surviving Corporation) and the Member Representative shall instruct the Escrow Agent to disburse to the Paying Agent, on behalf of and for the benefit of the Escrow Beneficiaries, the amount so withheld (with all interest thereon) to the extent in excess of the allowed claim.

d. All distributions to the Paying Agent, for the benefit of or on behalf of the Escrow Beneficiaries pursuant to this Section 13.12 shall be allocated to the Escrow Beneficiaries proportionately, based upon the number of Escrow Units beneficially owned by each such Escrow Beneficiary in comparison to all of the Escrow Units held by all Escrow Beneficiaries.

e. The Parent shall be responsible for filing any Tax Returns, forms and documents required by the federal, state and local taxing authorities on behalf of the Warranty Escrow Fund and the EC Escrow Fund. The Parent shall maintain a separate and distinct account for the Escrow Fund and shall keep an accurate record of all transactions with respect thereto. The Parent shall be allocated any income earned on the Warranty Escrow Fund and the EC Escrow Fund for federal income tax purposes and shall be entitled to take an annual distribution of forty percent (40%) of such allocation plus any reasonable expenses incurred in connection with filing requirements from the Warranty Escrow Fund and the EC Escrow Fund, accordingly, to pay Taxes on such allocation.

13.13 Exclusive Remedy. Following the Closing, the provisions of this Article 13 will be the sole and exclusive remedy of the parties and their respective officers, directors, employers, controlled and controlling persons, successors and assigns for any breach of or inaccuracy in any representation or warranty or any breach, nonfulfillment or default in the performance of any covenants or agreements in this Agreement or any of the Transaction Documents (but not any such covenants or agreements to the extent they are by their terms to be performed after the Closing Date).

ARTICLE 14

MEMBER REPRESENTATIVE

14.1 Member Representative. The Company hereby designates Cowen as the Member Representative (the “Member Representative”), to represent the Escrow Beneficiaries following the Effective Time in all matters relating to this Agreement and the Merger. The Member Representative shall have the following powers and duties: (i) to serve as Member Representative under this Agreement, the Warranty Escrow Agreement, the Expense Escrow Agreement and the EC Escrow Agreement and, in such capacity, take such actions and to incur such costs and expenses as the Member Representative, in its sole discretion, deems necessary or advisable to safeguard the interests of the Escrow Beneficiaries in the Warranty Escrow Fund, Expense Escrow Fund and EC Escrow Fund, including, but not limited to, joining with the Surviving Corporation in giving instructions to the Escrow Agent pursuant to Section 13.12 hereof, contesting or agreeing with any claim by a Parent Group Indemnified Person for recovery from the Warranty Escrow Fund or the EC Escrow Fund and commencing or defending litigation with Parent, Acquisition Sub or the Surviving Corporation and settling any such claim or litigation; (ii) to compromise, modify, settle, waive, relinquish, exchange, liquidate or otherwise resolve the rights of the Escrow Beneficiaries in and to any amounts that are or may be payable after the Effective Time by the Escrow Beneficiaries hereunder, which compromise, modification, settlement, waiver, relinquishment, exchange, liquidation or resolution may include payment to the Escrow Beneficiaries of cash, property or any combination thereof; (iii) except as otherwise provided for in this Agreement, to employ accountants, attorneys and such other agents as the Member Representative may deem advisable and to pay from the Warranty Escrow Fund, as provided in this Agreement, or the

Expense Escrow Fund, reasonable compensation for their services; (iv) to maintain a register of the Escrow Beneficiaries; and (v) to take all actions which the Member Representative deems necessary or advisable in order to carry out the foregoing. The Member Representative shall serve without compensation, but shall be entitled to reimbursement from the Expense Escrow Fund for its reasonable costs and expenses including without limitation any Taxes with respect to the Expense Escrow Fund that the Member Representative is obligated to pay in such capacity. The Member Representative shall not be liable to any Escrow Beneficiaries for the performance of any act or failure to act so long as it acted (or failed to act) in good faith within what it reasonably believed to be the scope of its authority and for a purpose which it reasonably believed to be in the best interests of the Escrow Beneficiaries. The Member Representative shall be entitled to indemnity by the Escrow Beneficiaries from and against any and all Losses which may at any time be imposed on, incurred by or asserted against the Member Representative in any way relating to or arising out of this Agreement or any related agreement or instrument or any action taken or omitted to be taken by the Member Representative under or in connection therewith, unless such Losses resulted solely from the bad faith of the Member Representative. If an action or proceeding with respect to which the Member Representative is entitled to indemnification hereunder should be commenced or threatened against the Member Representative, the Member Representative shall be entitled to draw from the Expense Escrow Fund, as and when incurred by it, all expenses reasonably incurred in connection with the investigation and defense thereof, provided, however, that, the Member Representative shall repay to the Expense Escrow Fund or distribute to the Escrow Beneficiaries if the Expense Escrow Fund shall have been completely depleted, any expenses so advanced to the extent it is ultimately determined, by final judgment of a court of competent jurisdiction, that the Member Representative is not entitled to indemnification hereunder. The Escrow Beneficiaries may at any time, by majority vote (one vote for each Unit), remove or replace the Member Representative. No change in the Member Representative shall be effective as against Parent, Acquisition Sub or the Surviving Corporation until it has received notice thereof.

14.2 Expense Escrow Fund.

a. The Initial Expense Escrow Fund Amount, together with any earnings thereon and any additional amounts deposited therein (the “Expense Escrow Fund”), shall be available solely to the Member Representative to pay out-of-pocket expenses (including legal, accounting and financial advisory fees) incurred after the Closing and the out-of-pocket expenses (including legal, accounting and financial advisory fees) of the Member Representative, acting in such capacity, incurred in connection with this Agreement. The Expense Escrow Agent shall make disbursements from the Expense Escrow Fund solely in accordance with the instructions of the Member Representative. One hundred percent (100%) of the fees and expenses of the Expense Escrow Agent with respect to the Expense Escrow Agreement shall be paid out of the Expense Escrow Fund. Parent and the Surviving Corporation shall have no interest therein. The Expense Escrow Agent shall disburse any remaining balance (including earnings thereon) in the Expense Escrow Fund to the Paying Agent, on behalf of and for the benefit of the Expense Escrow Beneficiaries, at such time or times as may be determined by the Member Representative following the earlier of (i) the fifth anniversary of the Closing Date and (ii) the completion of the Member Representatives; obligations under the Transaction Documents.

b. Each member of the Management Group shall hold that number of beneficial interests in the Expense Escrow Fund (“Expense Escrow Units”) equal to the number of Common Units registered in the name of such member on the books of Holdings immediately prior to the Effective Time, on a fully diluted basis. Each member of the Management Group who is either to receive payment or other consideration pursuant to Section 3.2(a) shall be deemed to own a number of Expense Escrow Units equal to the number of Common Units issuable upon exercise of such Options immediately prior to the Effective Time. Each member of the Management Group who is either to receive payment or other consideration pursuant to Section 3.3(a) shall be deemed to own a number of Expense Escrow Units equal to the number of Common Units issuable upon exercise of such Warrants immediately prior to the Effective Time. Each Person holding any Expense Escrow Units following the Effective Time is referred to herein as an “Expense Escrow Beneficiary.” No Person who is a Non-Management Member will be an Expense Escrow Beneficiary. Expense Escrow Units will not be represented by any form of certificate or other instrument and will not be transferable or assignable, other than by will, the laws of intestacy or other operation of applicable Law.

ARTICLE 15

MISCELLANEOUS

15.1 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by either party to the other (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or mailed by certified mail, postage prepaid and return receipt requested, or by telecopier, as follows:

If to Holdings, addressed to:

Poco Graphite Holdings, LLC

c/o John Beasley

3808 Montecito Road

Denton, Texas 76205

Attention: John Beasley

Telephone: 940-387-7062

Email: rbeasley15@verizon.net

with a copy to (which shall not constitute notice):

the Member Representative:

Cowen Capital Partners, LLC

1221 Avenue of the Americas, 14th Floor

New York, New York 10020

Attention: Mr. Sengal M. G. Selassie

And to

Bracewell & Giuliani LLP

1445 Ross Avenue, Suite 3800

Dallas, TX 75202-2711

Attention: Janice Z. Davis

Telecopy: 214-758-8388

Telephone: 214-758-1088

E-mail: janice.davis@bgllp.com

If to Parent and the Surviving Corporation (after the Closing), addressed to:

Entegris, Inc.

129 Concord Road

Billerica, MA 01821

Attention: Peter W. Walcott, General Counsel

Telecopy: 978-436-6739

Telephone: 978-436-2600

E-mail: Peter_Walcott@Entegris.com

with a copy to (which shall not constitute notice):

Ropes & Gray LLP

One International Place

Boston, MA 02210

Attn: David Walek

Telecopy: (617) 235-0219

Telephone: (617) 951-7388

E-mail: David.Walek@RopesGray.com

Notice given by personal delivery, courier service or mail shall be effective upon actual receipt. Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after being sent if not sent during the recipient’s normal business hours. All Notices by telecopier shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

15.2 Governing Law; Jurisdiction and Venue. The provisions of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (excluding any conflicts-of-law rule or principle that might refer same to the laws of another jurisdiction). The Parties hereby irrevocably submit to the jurisdiction and venue of any state or federal court sitting in the Southern District of New York with respect to any action or proceeding arising out of or relating to this Agreement.

15.3 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 15.3.

15.4 Entire Agreement; Amendments and Waivers. This Agreement (including the exhibits and schedules hereto) and the Transaction Documents constitute the entire agreement among the parties with respect to the transactions contemplated by this Agreement and, except for the Confidentiality Agreement, supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

15.5 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other parties. Nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

15.6 Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the parties, as applicable, shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable so as to preserve as nearly as possible the contemplated economic effects of the transactions, but all of the remaining provisions of this Agreement shall remain in full force and effect.

15.7 Headings. The headings of the Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

15.8 No Rule of Construction. All of the parties have been represented by counsel in the negotiation and preparation of this Agreement and the other Transaction Documents; therefore, this Agreement and each of the other Transaction Documents shall be deemed to be drafted by each of the parties hereto, and no rule of construction will be invoked respecting the authorship of this Agreement.

15.9 Expenses. Except as provided in Section 10.6, each of the parties shall bear all of its respective expenses in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and the Transactions contemplated hereby; provided, that Holdings (and not the Company or the Subsidiaries) shall pay the fees and expenses of any brokers, legal counsel, accountants or other advisors engaged by Holdings, the Company or the Subsidiaries with respect to the Transactions, including, but not limited to the Transaction Expenses.

15.10 Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which together shall constitute one instrument.

15.11 Publicity. None of Holdings, Company or Parent will issue any public release or announcement concerning the Transactions without the prior written consent of the other parties (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by any Law or Order, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance, to the extent practicable under the circumstances.

15.12 Disclosure Schedules. Inclusion of information in a Schedule shall not be construed as an admission that such information is material to the Business, properties, financial condition or results of operations of the Poco Companies. Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected therein and the inclusion of such matters shall not be deemed an admission that such matters were required to be reflected on the Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself).

15.13 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, shall confer any rights upon any Person that is not a party or a successor or permitted assignee of a party to this Agreement; provided, however, that after the Effective Time, the Indemnified

Persons shall be third party beneficiaries of, and entitled to enforce, the provisions set forth in Article 13.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed on its or his behalf as of the date first above written.

PARENT:

ENTEGRIS, INC.

By:	/s/ Gideon Argov
Name:	Gideon Argov
Title:	President and Chief Executive Officer

SIGNATURE PAGE MERGER AGREEMENT

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed on its or his behalf as of the date first above written.

ACQUISITION SUB:

ENTEGRIS ACQUISITION CO. LLC

By:	ENTEGRIS, INC., its Sole Member
By:	/s/ Gideon Argov
Name:	Gideon Argov
Title:	President and Chief Executive Officer

SIGNATURE PAGE MERGER AGREEMENT

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed on its or his behalf as of the date first above written.

COMPANY:

POCO GRAPHITE, INC.

By:	/s/ John F. Beasley
Name:	John F. Beasley
Title:	Chief Executive Officer

HOLDINGS:

POCO GRAPHITE HOLDINGS, LLC

By:	/s/ John F. Beasley
Name:	John F. Beasley
Title:	President and Chief Executive Officer

SIGNATURE PAGE MERGER AGREEMENT

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed on its or his behalf as of the date first above written.

MEMBER REPRESENTATIVE:

COWEN CAPITAL PARTNERS, LLC

By:	/s/ Sengal M. G. Selassie
Name:	Sengal M. G. Selassie
Title:	Authorized Signatory

SIGNATURE PAGE MERGER AGREEMENT